As filed with the SEC on July 24, 2008

Registration No. 333-146206

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

Pre-Effective Amendment No. 5

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

PIEDMONT COMMUNITY BANK GROUP, INC.

(Name of Registrant as Specified in Its Charter)

6021

(Primary Standard Industrial Classification Code Number)

Georgia	110 Bill Conn Parkway Gray, Georgia 31032 (478) 986-5900	20-8264706
(State of Jurisdiction of Incorporation or Organization)	(Address, and Telephone Number of Principal Executive Offices and Principal Place of Business)	(I.R.S. Employer Identification Number)

R. Drew Hulsey

Chief Executive Officer

110 Bill Conn Parkway

Gray, Georgia 31032

(478) 986-5900

(Name, Address, and Telephone Number of Agent for Service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Michael P. Marshall, Jr., Esq. Miller & Martin PLLC 1170 Peachtree Street, N.E., Suite 800 Atlanta, Georgia 30309 (404) 962-6442	J. Brennan Ryan, Esq. Nelson Mullins Riley & Scarborough LLP Atlantic Station 201 17th Street, N.W., Suite 1700 Atlanta, Georgia 30363 (404) 322-6100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐             .

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐             .

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐             .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class Of Securities To Be Registered	Number of Shares To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	300,000	$10.00	$3,000,000	$92.10*

* Previously paid

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

On September 20, 2007 Piedmont Community Bank Group, Inc. (the “Company”) filed a registration statement on Form SB-2 (File No. 333-146206). The rules issued by the Securities and Exchange Commission (the “SEC”) no longer permit the Company to file a registration statement on Form SB-2. Pursuant to the guidelines set forth by the SEC in Release 33-8876 on December 19, 2007 (“Smaller Reporting Regulatory Relief and Simplification”), on March 10, 2008 the Company filed pre-effective amendment no. 1 to the registration statement on Form S-1, on May 6, 2008 the Company filed pre-effective amendment no. 2 to the registration statement, on June 11, 2008 the Company filed pre-effective amendment no. 3 to the registration statement, and on July 9, 2008 the Company filed pre-effective amendment no. 4 to the registration statement. This filing represents pre-effective amendment no. 5 to the registration statement. As allowed by Release 33-8876, the Company has maintained the disclosure format and content of Form SB-2 in this amendment on Form S-1.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PIEDMONT COMMUNITY BANK GROUP, INC.

Prospectus

Up To 300,000 Shares of

Common Stock

Piedmont Community Bank Group, Inc. is selling up to 300,000 shares of its common stock for $10,000 per share. Initially, we are offering the shares to our existing shareholders, who for 30 days will have the opportunity to purchase a pro rata number of shares in this offering based on their existing percentage ownership. Thereafter, we will offer any remaining shares to the general public. This offering will terminate 120 days following the date of this prospectus (i.e., [            ], 2008) or when all of the shares of common stock are sold, whichever occurs first. At our discretion, we may extend the offering to a subsequent date that we determine at the time of the extension, but in no event beyond [            ], 2008.

We will sell the shares through our directors and officers, who will be acting as uncompensated agents on our behalf, and through our sales agent, Commerce Street Capital, LLC. Commerce Street Capital has also agreed to serve as the qualifying broker-dealer in those states in which we elect to sell shares that require sales to be made through a registered broker-dealer. Commerce Street Capital will act on a “best efforts” basis and will not have any obligation or commitment to sell any specific dollar amount or number of shares or to acquire any shares for its own account or with a view to their distribution.

There is no minimum number of shares we must sell in this offering. The proceeds from this offering will be immediately available to us regardless of the number of shares we sell. There is no established market for our common stock and we do not expect an established market to develop following this offering.

	Per Share	Maximum Total 300,000 shares
Public Offering Price	$10.00	$3,000,000
Sales Agency Fee (1)	$0.60	$180,000
Proceeds to Piedmont Community Bank Group, Inc.(2)	$9.40	$2,820,000

(1)	We will pay a sales agency fee to Commerce Street Capital. We will not pay any sales agency fee to our directors and officers . The sales agency fee payable to Commerce Street Capital will be 4% of the gross offering proceeds with respect to sales to investors who are not introduced to us by Commerce Street Capital and 6% of the gross offering proceeds with respect to sales to investors who are introduced to us by Commerce Street Capital. The total sales agency fee in this table is calculated based on a 6% fee on the 300,000 shares that we are offering.

(2)	These amounts are net of the sales agency fee but before other offering expenses, which are not expected to exceed $200,000.

Investing in our common stock involves a high degree of risk which is described in the “Risk Factors” section beginning on page 5 of this prospectus.

These securities are not deposits, accounts or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2008

i

ii

Summary

The summary provides a brief overview of the key aspects of the offering. This summary may not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements, before making an investment decision.

Piedmont Community Bank Group, Inc.

Piedmont Community Bank Group, Inc. is a holding company for Piedmont Community Bank, a Georgia state-chartered bank. Piedmont Community Bank is a community-oriented commercial bank with four locations. Through our bank we offer checking, money market, savings, individual retirement and time deposit accounts. We also offer a variety of lending services including real estate, commercial, construction and consumer loans. As of March 31, 2008 approximately 95% of our loans were real estate related and approximately 41% of our loans were for the acquisition or development or construction of residential homes. Our loan portfolio, as of March 31, 2008, consisted of 54% real estate-commercial loans, 21% real estate-construction loans, 10% real estate-mortgage loans, 15% commercial loans and 1% consumer and other loans. None of our loans are subprime loans. Of our total loan portfolio, 66% consists of floating rate loans and 34% are fixed rate loans. Approximately 66% of our loan portfolio consists of loans that mature within one year and approximately 34% consists of loans that will mature after one year. Approximately 10% of our total deposits are attributable to three separate custodial accounts through which we accept deposits that are beneficially owned by customers of brokerage firms. Outside of these relationships no single depositor accounts for more than 1% of our total deposits. No single borrower accounts for more than 2.5% of our total loan portfolio. We seek to be the premier community bank servicing the greater middle Georgia region.

Piedmont Community Bank received its Georgia banking charter in 2002 and opened for business on July 22, 2002. Piedmont Community Bank Group, Inc. was incorporated in 2006 as a Georgia corporation to serve as the holding company for Piedmont Community Bank. On February 7, 2007 Piedmont Community Bank Group, Inc. became the sole shareholder of Piedmont Community Bank by virtue of a merger between Piedmont Community Bank and PCB Interim Corporation, a wholly-owned subsidiary of Piedmont Community Bank Group, Inc. that was created to facilitate the reorganization of Piedmont Community Bank into a holding company structure. Piedmont Community Bank Group, Inc. is a bank holding company within the meaning of the Bank Holding Company Act of 1956 and the Georgia Bank Holding Company Act. Piedmont Community Bank Group, Inc. owns 100% of the outstanding capital stock of Piedmont Community Bank.

Our executive office is located at 110 Bill Conn Parkway, Gray, Georgia 31032. Our telephone number is (478) 986-5900. The main office of our bank subsidiary is located at the same location. In 2006, we opened a full-service branch at 1611 Bass Road, Macon, Georgia 31210. We opened two additional branches during the second quarter of 2007. These branches are located at 4511 Forsyth Road in Macon, Georgia 31210 and at 1040 Founder’s Row, Suite C, in Greensboro, Georgia 30642. On July 1, 2008 we opened a branch located at 76 E. Johnston Street, Forsyth, Georgia, which is in Monroe County. Subject to regulatory approval, we intend to open a branch in Houston County during 2009. The proposed Houston County location is 401 S. Houston Lake Rd., Warner Robbins, Georgia 31088. Our bank’s website address is www.piedmontcommunitybank.com. Information on the website does not constitute part of this prospectus. You should rely only on information contained in this prospectus in deciding whether to invest in our common stock.

Market and Competition

We define our service area to include those counties in which we conduct our business. Presently, our service area consists of the following counties located in the middle and eastern part of Georgia: Baldwin; Bibb; Greene; Houston; Jones; Monroe; and Putnam Counties. We encounter vigorous competition from other commercial banks, savings and loan associations and other financial institutions and intermediaries in our service area. We compete with other banks in our primary service area in obtaining new deposits and accounts, making loans, obtaining branch banking locations and providing other banking services. Based on statistical data published by the FDIC, we held only 0.08% of the total deposits in the State of Georgia as of June 30, 2007. Many of the interstate financial organizations that compete in our market engage in regional, national or international operations and have substantially greater financial resources than we do. We believe that the rates that we offer on loans and deposits are competitive with those offered by our larger competitors. However, these institutions have competitive advantages over us because they have higher legal lending limits and usually offer a wider array of financial products. For example, our larger competitors offer a more exclusive and established branch network and trust services, which we do not provide. Despite these advantages, we believe that our personalized service enables us to compete favorably with larger financial institutions in our target market of small- to medium-sized businesses and individuals. We expect that competition will remain intense in the future.

Growth Strategy

        It is our vision to be the community bank for middle Georgia. Through careful planning and research, we have identified growth markets in middle Georgia where we believe that we can introduce our philosophy of excellent customer care and provide a better banking alternative for these markets. In addition to our main office in Gray, we have opened two branch offices in Macon and one at Lake Oconee just outside of Greensboro. We purchased land in Forsyth and Warner Robins for future branch locations which we intend to open during 2008 and 2009, respectively. Our ability to open these branches, however, will depend upon our receipt of regulatory approval and our ability to sell a substantial amount of the shares that we are offering. We have also identified the need for a downtown Macon presence and the possibility of another branch office within middle Georgia. If we are successful in implementing our branch expansion plans, we should have a network of seven to eight offices within the next 18 to 24 months.

Management

We have assembled an experienced team of bankers who have all developed their careers in middle Georgia. Our executive management team consists of the following individuals:

•

R. Drew Hulsey, our CEO, has over 20 years of banking experience which includes service in Valdosta, Tifton, Savannah and Macon, Georgia. Before joining the Bank as CEO in 2003, Mr. Hulsey served as Regional Business Banking Manager at BB&T in Macon. He graduated with a BBA in Finance from Georgia Southern University in Statesboro, Georgia. He is also an alumnus of the Graduate School of Banking at Louisiana State University.

•

Mickey Parker, our president, began his banking career in 1973 with Citizens & Southern National Bank in Macon, Georgia. In 1997, Mr. Parker was hired by the Bank of Eastman as City President of their new branch, Magnolia State Bank of Gray, Georgia. Mr. Parker resigned from Magnolia State Bank in 2001 and joined us as President in 2002. He graduated from Mercer University in Macon, Georgia with degrees in Political Science and Business Administration.

•

Julie Simmons, our CFO, began her banking career in 1983. She has worked in the banking industry in Milledgeville, Macon, and Dawsonville, Georgia. Prior to joining us in 2001 Ms. Simmons had most recently served as internal audit director for Century South Banks from 1996 to 2001. She graduated from Georgia College in Milledgeville, Georgia.

•

Cole Davis, our EVP of Retail Banking, has over 25 years of banking experience which includes service in Forsyth and Macon, Georgia. Prior to joining us in 2005 he had most recently served as Regional Retail Banking Manager of BB&T in Macon, Georgia since 1997. He graduated with a BBA in Business Management from Georgia College in Milledgeville, Georgia.

Our directors and executive officers beneficially own 756,923 shares of our common stock (including unexercised options), which represents approximately 40.03% of the total number of outstanding shares (see “Security Ownership of Management” at page [    ]). These individuals intend to purchase 50,000 shares in this offering. Assuming they do in fact purchase 50,000 shares, our directors and executive officers would beneficially own 806,923 shares of our common stock, which would represent approximately 36.83% of the total number of outstanding shares if the maximum offering were sold.

Lending Policy

Our lending business consists principally of making loans to small- and medium-sized businesses and to their owners, officers and employees; loans to independent single-family residential contractors; and loans to individual consumers. As of March 31, 2008, our loan portfolio consisted of 54% commercial real estate loans, 21% construction real estate loans, 10% real estate mortgage loans, 15% commercial loans and 1% consumer installment and other loans.

Deposits

Our primary sources of local deposits are residents of, and businesses located in Baldwin, Bibb, Greene, Houston, Jones, Monroe, and Putnam Counties. As of March 31, 2008, our deposit mix consisted of 66% time deposits, 32% interest-bearing demand and savings, and 2% non interest-bearing demand deposits.

Reasons for the Offering

The purpose of this offering is to raise the capital that is needed to carry out our growth strategy. We intend to use approximately $1.7 million of the net proceeds to fund the growth of our new branch in Monroe County, which opened on July 1, 2008. We may also use a portion of these proceeds, together with other sources of working capital, to fund the opening of a new branch in Houston County during 2009. We estimate that the cost of opening our proposed Houston County branch will be between approximately $1.7 million and $2.0 million. Any remaining net proceeds will be used for general working capital purposes, including the origination of new loans at all of our locations. Our ability to expand our branch network will depend, in large part, upon our ability to sell a substantial amount of the 300,000 shares that we are offering. If we only sell a small number of shares in this offering, then we may have to abandon our plans to open one or both of our proposed new branches. However, we would still be able to grow our business through loan originations at our existing locations if even a small number of shares were sold. Therefore, we decided not to require any minimum number of shares to be sold in this offering.

Terms of the Offering

Common stock offered by us	Up to 300,000 shares at a price of $10.00 per share. Shares will initially be offered to our existing shareholders on a pro rata basis. Any shares that remain unsold after 30 days will be offered to the general public.

Common stock outstanding after this offering*	Up to 1,930,734 shares (based on the number of shares outstanding as of the date of this prospectus).

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including the opening of new branches and working capital to expand our business. See “Use of Proceeds” (page [__]). Because there is no minimum number of shares that must be sold in this offering, all funds collected will be immediately available to us.

*	The number of shares that will be outstanding after the offering is based on the actual number of shares outstanding as of the date of this prospectus and assumes that we will sell 300,000 shares in this offering. It excludes outstanding options to purchase 380,705 shares of common stock at a weighted-average exercise price of $11.68 per share.

Establishment of Offering Price

The offering price of $10.00 per share was determined arbitrarily by the board of directors and therefore may not be indicative of resale value. The board’s determination was based on a review of several factors that the board considered relevant, including our financial condition and earnings, our book value, and existing conditions in the equity markets in our industry. The board considered our common stock’s recent trading activity. However, because our common stock has experienced only thin trading, this factor was not given special emphasis over the other factors that were considered. Based on all of the relevant information, the board concluded that $10.00, which represents approximately 94% of our book value as of March 31, 2008, was a fair value for our common stock.

Minimum Purchase Amount

Any investor must purchase at least 1,000 shares of common stock to participate in this offering. However, we may, in our sole discretion, accept a subscription for a lesser number of shares.

Selected Consolidated Financial Information

The following summary presents selected financial information as of and for the years ended December 31, 2007 and 2006 and for the quarters ended March 31, 2008 and 2007. We have derived the financial information from our financial statements and the notes to those financial statements. We reorganized into a holding company structure on February 7, 2007. All financial information prior to our reorganization represents the financial position and results of operations of our bank. The summary selected financial data should be read in conjunction with our financial statements and the related notes.

	AS OF AND FOR THE QUARTERS ENDED		AS OF AND FOR THE YEARS ENDED
	MARCH 31,		DECEMBER 31,
	2008	2007	2007	2006
STATEMENT OF OPERATIONS:
Net interest income	$1,223,385	$1,217,143	$5,633,470	$4,065,304
Provision for loan losses	274,500	137,000	614,000	356,092
Non-interest income	237,590	94,828	329,603	404,699
Non-interest expense	1,160,458	934,078	4,195,399	2,967,877
Income before taxes and minority interest	26,017	240,893	1,153,674	1,146,034
Income tax expense (benefit)	(3,649)	128,131	484,733	410,581
Income before minority interest	29,666	112,762	668,941	735,453
Minority interest in net income of subsidiary	—	—	—	(3,894)
Net income	29,666	112,762	668,941	731,559
COMMON SHARE SUMMARY:
Basic earnings per share	$0.02	$0.07	$0.41	$0.45
Diluted earning per share	$0.02	$0.07	$0.40	$0.44
Book value per share	$10.59	$10.02	$10.53	$9.90
Weighted average shares - basic	1,630,734	1,630,762	1,630,742	1,630,866
Weighted average shares - diluted	1,630,734	1,663,498	1,655,893	1,660,535
BALANCE SHEET SUMMARY:
Total assets	$224,947,089	$163,357,710	$213,040,941	$141,044,039
Loans, net of allowance for loan losses	185,054,250	131,072,755	176,185,526	117,692,476
Securities	11,515,461	11,166,020	12,398,611	7,574,881
Non interest-bearing deposits	4,614,173	6,195,935	5,663,482	5,187,150
Total deposits	188,499,281	133,633,414	180,435,599	112,084,842
Shareholders’ equity	17,264,517	16,334,610	17,170,467	16,150,924
CAPITAL RATIOS:
Total risk-based capital ratio (Bank only)	10.1%	11.9%	10.1%	12.8%
Tier 1 risk-based capital ratio (Bank only)	9.2%	11.0%	9.2%	11.9%
Tier 1 leverage ratio (Bank only)	9.0%	10.3%	9.2%	12.8%
Shareholders’ equity to total assets	7.7%	8.1%	8.1%	11.5%

The following summary presents selected asset quality data and selected financial ratios as of, and for the years ended, December 31, 2007 and 2006 and as of, and for the quarters ended, March 31, 2008 and 2007. The summary selected asset quality data and selected financial ratios should be read in conjunction with our financial statements and the related notes.

AS OF AND FOR THE YEAR/PERIOD ENDED

	MARCH 31,		DECEMBER 31,
	2008	2007	2007	2006
SELECTED ASSET QUALITY DATA:
Loans past due 90 days or more and still accruing interest	$752,000	—	$200,253	—
Non-accrual loans	535,000	—	128,113	—
Total non-performing loans	1,287,000	—	328,366	—
Other real estate owned and other foreclosed assets	1,666,172	—	241,821	—
SELECTED FINANCIAL RATIOS:
Return on average assets (1)	0.05%	0.28%	0.37%	0.65%
Return on average shareholders’ equity (1)	0.67%	2.81%	4.01%	4.66%
Efficiency ratio	83.06%	71.20%	70.36%	66.45%
Net interest margin	2.44%	3.47%	3.38%	3.83%
Allowance for loan losses as a percentage of:
total loans	1.04%	1.04%	1.04%	1.04%
total non-performing loans	151.0%	—	563.1%	—
Non-performing loans to total loans	0.7%	—	0.18%	—
Non-performing assets to total assets	1.3%	—	0.27%	—
Net charge-offs to average loans (1)	0.39%	—	—	—

(1)	Annualized for the three-month periods ended March 31, 2008 and 2007.

Risks

An investment in our common stock involves a significant degree of risk due to factors such as:

•	our heavy concentration in real estate related loans and acquisition, construction and development loans;

•	our ability to successfully implement our growth strategy;

•	our limited operating history;

•	our establishment of the offering price of $10.00 per share;

•	our common stock not being actively traded; and

•	our never declaring or paying cash dividends on our common stock and our lack of assurance that we will be able to declare and pay cash dividends in the foreseeable future.

Prior to making an investment decision, you should read carefully the “Risk Factors” section that follows for a discussion of specific risks related to an investment in our common stock.

Risk Factors

An investment in our common stock involves a significant degree of risk. In determining whether to make an investment, you should consider carefully all of the information set forth in this prospectus and, in particular, the following “risk factors.” Our business, financial condition and results of operations could be harmed by any of the following risks, or other risks which have not been identified or which we believe are immaterial or unlikely.

Because a significant portion of our loan portfolio is secured by real estate, including the current economic slowdown that has affected some of our markets, could impair the value of our collateral and therefore our ability to collect our laws.

A significant portion of our loan portfolio consists of commercial loans that are secured by various types of real estate as collateral, as well as real estate loans on commercial properties. Because these loans rely on real estate as collateral, either totally in the case of real estate loans or partially in the case of commercial loans secured by real estate, they are sensitive to economic conditions and interest rates. Real estate lending also presents additional credit related risks, including a borrower’s inability to pay and deterioration in the value of real estate held as collateral. The national economy has recently been affected by a general downturn in the residential housing market and the collapse of subprime lending. The downturn in the residential housing market has been particularly severe in larger metropolitan areas. By comparison, the real estate market in the communities that we serve has so far shown only moderate signs of weakness. Real estate prices in our market areas have declined only marginally, although sales volumes and new housing starts have slowed more significantly. The following chart provides certain real estate data for Jones, Bibb and Houston Counties, where most of our loans are originated. The information was gathered from county agencies and MLS databases. While these statistics provide some insight, their usefulness is limited due to the relative lower volume of transactions in our markets compared to larger metropolitan areas.

	Housing Starts			Median Home Sales Price			Average Home Sales Price
	1Q 2007	IQ 2008	% Change	1Q 2007	1Q 2008	% Change	1Q 2007	1Q 2007	% Change
Jones County	110	20	(82%)	$157,075	$146,816	(6.5%)	$153,699	$156,505	1.8%
Bibb County	102	51	(50%)	$115,116	$104,068	(9.6%)	$141,630	$130,661	(7.7%)
Houston County	399	209	(48%)	$135,000	$134,000	(0.7%)	$146,708	$149,660	2.0%

In our own portfolio we have experienced an increase in other real estate owned, which consists of foreclosed properties, from approximately $242,000 at December 31, 2007 to approximately $1.7 million at March 31, 2008. The majority of this increase is attributable to one lending relationship. During the second quarter of 2008 our other real estate owned increased further to approximately $5.0 million at June 30, 2008. On July 8, 2008 we received a payment that reduced our balance of our other real estate by $2.6 million. However, we placed a $2.3 million loan participation on nonaccrual status in July 2008 and have been advised that the lead bank may initiate foreclosure proceedings on the underlying real estate collateral. If this occurs then we will move this loan into other real estate, which would increase our other real estate to approximately $4.7 million. The number and amount of our delinquent loans greater than 30 days dropped from 17 with an aggregate balance of approximately $2.8 million at December 31, 2007 to 13 with an aggregate balance of approximately $2.0 million at March 31, 2008. At June 30, 2008 we had eight delinquent loans greater than 30 days with an aggregate balance of approximately $1.6 million. These declines, however, were caused by our foreclosures in the first and second quarters, which explain the increase in other real estate.

While we have seen some softening, we do not currently anticipate any widespread deterioration in our overall loan portfolio. If the real estate downturn that has affected many of the larger metropolitan areas spreads further to our markets, however, we could experience more significant deterioration in our loan portfolio. If there is a significant decline in real estate values, the collateral for our loans will provide less security. As a result, our ability to recover on defaulted loans by selling the underlying real estate would be diminished, and we would be more likely to suffer losses on defaulted loans.

We have a significant amount of construction loans. These loans are subject to additional risks unique to the building industry and therefore pose more credit risk than other types of loans that are typically made by financial institutions.

Historically, our loan portfolio has included a significant number of construction loans consisting of one-to-four family residential construction loans, commercial construction loans and land loans for residential and commercial development. As of March 31, 2008, approximately 41% of our total loan portfolio was in acquisition and development and construction loans. In addition to the risk of nonpayment by borrowers, construction lending poses additional risks in that:

•	land values may decline;

•	developers or builders may fail to complete or develop projects;

•	municipalities may place moratoriums on building;

•	developers may fail to sell the improved real estate;

•	there may be construction delays and cost overruns;

•	collateral may prove insufficient; or

•	permanent financing may not be obtained in a timely manner.

While real estate values have significantly declined in certain larger metropolitan markets, prices have declined only marginally in our markets. However, sales volumes and new housing starts have slowed more significantly. As noted above, housing starts in Jones, Bibb and Houston Counties have dropped by 82%, 50% and 48% respectively, from the first quarter of 2007 to the first quarter of 2008. As a result, we have experienced a moderate increase in the number of developer borrowers who are unable to sell their completed projects in a timely manner, which has in turn led to increases in delinquencies and foreclosures. To date we have not experienced any significant negative trends regarding the other identified risks. However, because we have a concentration in construction loans, any of these occurrences could have a more substantial negative effect on our net income and financial condition than another bank with a more diversified loan portfolio.

Additionally, construction loans are generally paid off once the project is completed and the property is sold. For this reason, we must continue to generate new loans in this market at a growing rate in order to grow the size of our construction loan portfolio. If we are unable to do this, our construction loan portfolio could decrease in size and our net income could be negatively affected. Loan demand has continued into 2008 although the pace of growth has slowed marginally compared to 2007. During the first quarter of 2008 our loan portfolio grew from approximately $178 million to approximately $187 million.

We have devoted and intend to continue to devote substantial resources toward expansion into new markets, and our financial results will suffer if these new branches are unable to generate sufficient returns on investment.

We have opened or are in process of opening several new branches. Specifically, since July 2006 we have opened two branches in Macon, a branch in the Lake Oconee area, and a branch in Monroe County. Subject to regulatory approval, we intend to open a branch in Houston County during 2009. Expansion into new markets requires significant investments in fixed assets and personnel. Our ability to open our proposed new branch, therefore, depends in large part upon our ability to sell a substantial amount of the 300,000 shares that we are offering. In addition, we may not be able to successfully manage this growth with sufficient human resources, training and operational, financial and technological resources. If these new branches are not able to increase their loan and deposit portfolios to a point where their net interest income covers their start-up and operating costs then our investment in new markets will generate unsatisfactory or even negative returns.

You may lose all or part of your investment if we are unable to reverse our trend of declining profits.

2004 was the first year in which we earned a profit. Through March 31, 2008 we had incurred a cumulative profit of approximately $1.1 million. New banks generally incur substantial start-up expenses and are rarely profitable in the early stages of their existence. We are no exception. Although we started to earn profits in 2004, we may not be able to continue this trend. In fact, our income declined from $1,045,608 in 2005 to $731,559 in 2006 and to $668,941 in 2007. Furthermore, net income was only approximately $30,000 in the first quarter of 2008. Any failure on our part to reverse this trend and maintain profitability on a sustained basis would erode our book value and therefore have a material and adverse effect on the value of your investment.

We have experienced declining capital ratios and returns on assets and equity since December 31, 2005 and may face liquidity constraints and higher costs of funding if we are unable to reverse these trends.

Our risk-based capital ratios, which generally measure the adequacy of our capital position for regulatory purposes, have declined since December 31, 2005. Specifically, our bank’s total capital ratio has declined from 18.4% at December 31, 2005 to 10.10% at March 31, 2008 and our bank’s tier one capital ratio has declined from 17.4% at December 31, 2005 to 9.20% at March 31, 2008. Our returns on assets and equity have also declined during this period. For the year ended December 31, 2005 our return on assets was 1.38% and our return on equity was 10.07%. These ratios declined to 0.37% and 4.01%, respectively, for the year ended December 31, 2007.

The decline in our capital ratios has resulted in large part from our rapid growth. We have grown from approximately $93 million in assets as of December 31, 2005 to approximately $225 million in assets as of March 31, 2008. This growth has outpaced our projections, which has strained our capital ratios. At the same time, we have embarked upon a plan to expand our branch network and have opened three new branches since June 2006. Personnel and non-recurring start up costs associated with the opening of these new offices resulted in reduced profits while our asset and equity levels increased. This combination produced declines in our returns on assets and equity. We expect that these new offices will become profitable as they increase their loan portfolios and deposit bases. However, we cannot be assured that this objective will be met. Furthermore, continued branch expansion may further strain our capital and return ratios as we incur personnel and start up costs with respect to these new locations. If we are unable to reverse the trend of declining capital ratios we may face liquidity constraints and higher costs of funding. For example, a bank that loses its “well capitalized” status could lose its ability to acquire needed funding through sources such as brokered deposits, Federal Home Loan Bank advances and unsecured federal funds credit lines, and could experience tightened liquidity issues through reputational damages in its deposit service areas.

The markets for our services are highly competitive and we face substantial competition, which may adversely affect our net interest income by forcing us to offer lower rates on our loans and higher rates on our deposits.

The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms primarily soliciting business from residents of and businesses located in Baldwin, Bibb, Greene, Houston, Jones, Monroe, and Putnam Counties in Georgia. Many of these competing institutions have greater resources than we have. Specifically, many of our competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, more favorable pricing alternatives and lower origination and operating costs. We are also subject to lower lending limits than our larger competitors. Increased competitive pressures has been one effect of the Gramm-Leach-Bliley Act described below under “Business-Supervision and Regulation” (page [__]). This competition could result in a decrease in loans we originate. To the extent we are unable to generate new loans we will be forced to invest our funds in lower yielding assets such as securities. This, in turn, would adversely affect our net interest income and our profitability.

In attracting deposits, we compete with insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Traditional banking institutions, as well as entities intending to transact business solely online, are increasingly using the Internet to attract deposits without geographic or physical limitations. In addition, many non-bank competitors are not subject to the same extensive regulations that govern us. These competitors may offer higher interest rates than we offer, which could result in a loss of deposits or an increase in the interest rates we must pay to attract and retain deposits. A loss of deposits would negatively affect our ability to generate the funds necessary for our lending operations. An increase in the interest rates we pay on deposits, on the other hand, would reduce our net interest income and profitability.

Our net interest income has been and could continue to be negatively affected by the Federal Reserve’s recent interest rate reductions.

Our profitability depends to a large extent upon our net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Our net interest income will be adversely affected if market interest rates change so that the interest we pay on deposits and borrowings increases faster than the interest we earn on loans and investments. Changes in interest rates can also affect the value of our loans. An increase in interest rates could adversely affect our borrowers’ ability to pay the principal or interest on our loans. This may lead to an increase in our non-performing assets and could have a material and negative effect on our results of operations.

In response to the dramatic deterioration of the subprime, mortgage, credit and liquidity markets, the Federal Reserve has taken action on six occasions to reduce the target federal funds rate by a total of 300 basis points since September 2007. Our loans generally reprice at a faster rate than our deposits. As a result, the effect of the interest rate reductions has been that the rates we earn on our loans have declined more quickly than the rates we pay on our deposits, which has lowered our net interest income. We expect continued margin pressure throughout 2008 as a result of the recent interest rate reductions.

        Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply and other factors beyond our control may also affect interest rates. Fluctuations in market interest rates are neither predictable nor controllable and may have a material and negative effect on our business, financial condition and results of operations.

Our net interest income, liquidity and ability to grow could be negatively affected if we are unable to retain maturing time deposits at competitive rates.

We rely heavily on time deposits. As of March 31, 2008 we had approximately $114 million in time deposits scheduled to mature within one year, which represented approximately 61% of our total deposits. We expect to continue to rely on short-term time deposits as a primary source of funding for the foreseeable future. Time deposits are generally not as stable as other types of deposits and therefore may be lost if we are unable to offer competitive interest rates upon their renewal. Consequently, we may be forced to increase the rates of interest that we pay on these deposits to avoid liquidity issues that would arise if a large amount of time deposits were not rolled over. This action would negatively affect our interest rate spread and our profitability. In addition, the cost of time deposits can be volatile, and if we are unable to access the market for time deposits, or if our costs related to these deposits increase, our liquidity and ability to support demand for loans could be adversely affected.

We occasionally purchase non-recourse loan participations from other banks based on information provided by the selling bank and therefore face an increased risk of loss due to our lack of familiarity with the borrower and the underlying collateral.

From time to time we will purchase loan participations from other banks in the ordinary course of business, usually without recourse to the selling bank. This may occur during times when we are experiencing excess liquidity in an effort to improve our profitability. As of March 31, 2008, we had purchased $21 million in loan participations. The total principal amount of these participations comprised approximately 11% of our loan portfolio. All of these participations constitute real estate loans. None of them are subprime loans. When we do purchase loan participations we apply the same underwriting standards as we would to loans that we directly originate and seek to purchase only loans that would satisfy these standards. In applying these standards, however, we rely to some extent on information provided to us by the selling bank. This is required in large part because we lack familiarity with the borrower and market-specific factors relating to the loan. Therefore, to the extent this information understates the value of any collateral or the financial status of the borrower, we may fail to detect weaknesses in these loans in a timely manner. This could prevent us from taking remedial actions as early as we would when we have more knowledge about the borrower and the project, thus resulting in larger losses. In addition, our loan participations are generally secured by real estate that lies outside of our market areas. This real estate collateral may be more negatively affected by the current economic slowdown than the real estate collateral in the markets we typically serve, which could produce greater loss.

Our net income will decrease if our allowance for loan losses is not adequate to cover actual losses.

We are exposed to the risk that our customers will be unable to repay their loans in a timely fashion and that collateral securing the payment of loans may be insufficient to assure repayment. Borrowers’ inability to repay their loans could erode our bank’s earnings and capital. We maintain an allowance for loan losses to cover loan defaults. We base our allowance for loan losses on various assumptions and judgments regarding the collectability of loans, including our prior experience with loan losses, as well as an evaluation of the risks in our loan portfolio. We maintain this allowance at a level we consider adequate to absorb anticipated losses. The amount of future loan losses, however, is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control. As of March 31, 2008 we set our allowance for loan losses at $1,943,536, which represents 1.04% of our total loans. In June 2008, however, we charged off approximately $284,000 in loans, which reduced our allowance. To bring our allowance back to an adequate level, therefore, we expect to increase our provision for loan loss for the second quarter of 2008 by an additional $284,000, which will increase our provision and cause us to incur a net loss for the quarter and for the year to date.

We set our allowance at an amount that we believe is adequate based on known circumstances and therefore, except as described above, we do not anticipate any material increase in the allowance over the remainder of the year. However, our markets have experienced a slowdown in real estate sales and in some cases a decline in real estate values. Any further slowdown or decline may result in unanticipated levels of loans that exceed our allowance. If actual losses exceed our estimates we will have to increase our allowance, which would decrease our net income. Further, state and federal regulatory agencies, as an integral part of their examination process, review our loans and our allowance for loan losses. Regulators, when reviewing our loan portfolio, may require us to increase our allowance for loan losses, which would negatively affect our net income. There may be unidentified risk present in our loan portfolio due to its rapid growth and relatively young age.

Since opening, our bank’s net loan portfolio has grown from zero to $185.1 million as of March 31, 2008. Continued rapid growth in the loan portfolio of this magnitude has the potential to strain our bank’s administrative capabilities, which may result in losses that are, at present, unidentified. Also, given the relatively young age of our loan portfolio, there may be unidentified risk since problems related to loan collections typically do not become evident until some degree of seasoning occurs.

If economic conditions in Baldwin, Bibb, Green, Houston, Jones, Monroe, and Putnam Counties in Georgia deteriorate, our business may be hurt due to the associated deterioration in our borrowers’ ability to repay loans and decline in value of the underlying collateral.

Our success depends on the general economic conditions of the markets we serve. Our operations are concentrated in Baldwin, Bibb, Green, Houston, Jones, Monroe, and Putnam Counties in Georgia. If economic conditions in our market area are unfavorable or deteriorate, the number of borrowers that are unable to repay their loans on a timely basis could increase. This is particularly true for us because a number of our borrowers are small businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers. Consequently, their ability to repay loans may be especially adversely affected during economic downturns. This could lead to higher rates of loss and loan payment delinquencies. Moreover, the value of the real estate or other collateral that may secure our loans could be adversely affected if economic conditions deteriorate. If a borrower is unable to repay its loan and the value of the underlying real estate collateral declines to a point that is below the amount of our loan then we will suffer a loss.

The national economy has recently been affected by a general downturn in the residential housing market and the collapse of subprime lending. The downturn in the residential housing market has been particularly severe in larger metropolitan areas. By comparison, the real estate markets in the communities that we serve have so far shown only moderate signs of weakness. Real estate prices in our market areas have declined only marginally, although sales volumes and new housing starts have slowed more significantly. We believe that the relative stability of real estate prices in our markets is largely attributable to the fact that our markets did not experience the large amount of over-building that plagued some other markets such as the Metropolitan Atlanta market. However, it is possible that the more severe downturn experienced by certain other markets spreads to the communities we serve.

We rely heavily on our executive management team, so losing key personnel will negatively affect us.

Competition for personnel is stronger in the banking industry than in many other industries, and we may not be able to attract or retain the personnel we require to compete successfully. We currently depend heavily on the services of our chief executive officer, R. Drew Hulsey, Jr., and our president, Mickey C. Parker. Messrs. Hulsey and Parker are bound by employment agreements that have remaining terms of two years with automatic extensions of one day for each day that passes during the term unless either party gives notice otherwise. However, nothing in these contracts prevent either executive from leaving us. As a community bank we rely heavily on the relationships that our management maintains with customers. Therefore, losing the services of either Mr. Hulsey or Mr. Parker or any other member of senior management could seriously disrupt our operations. Furthermore, we cannot be assured that we would be able to find qualified replacements at a reasonable level of compensation. Our success will also depend on attracting and retaining additional qualified management personnel.

You may be unable to sell your shares since our stock is only thinly traded and there is no assurance that our stock will continue to be traded on the OTC Bulletin Board.

In March 2006, our sales agent’s predecessor, SAMCO Capital Markets, began as the market maker for our common stock, which is traded on the OTC Bulletin Board under the symbol “PCBN.” We currently have 1,630,734 shares outstanding held by approximately 760 record shareholders. Prior to March 2006 there was no established public trading market for our common stock. Therefore, management was furnished with only limited information concerning trades of our stock. Our common stock is thinly traded and there is no assurance that our common stock will continue to be traded on the OTC Bulletin Board. Therefore, an active trading market is not likely to develop after the offering. For this reason, you may be unable to sell your shares at any given time or may be forced to sell your shares at a price that is below their fair value if you have to sell them within a short period of time. It may also be more difficult to sell a substantial number of shares for the same price at which you could sell a smaller number of shares. You should carefully consider the limited liquidity of your investment before purchasing any shares of common stock in this offering. An investment in our shares is only suitable for someone who has the ability to hold the shares for a long period of time.

The liquidity of our common stock may be limited during the offering period since Commerce Street Capital, which is our sales agent in this offering, is also our sole market maker and therefore faces conflicts of interest.

Commerce Street Capital, LLC serves as our sales agent in this offering. We will pay our sales agent fees of between 4% and 6% of the gross proceeds of this offering for its service as sales agent. Commerce Street Capital also serves as the sole market maker for our common stock. In that capacity, Commerce Street Capital makes a market for our stock by buying and selling our stock on the open market. It earns a profit by buying stock at a “bid” price and selling stock at a higher “ask” price. During the pendency of this offering Commerce Street Capital faces conflicts of interest between its role as our sales agent and its role as our market maker. Specifically, Commerce Street Capital may limit its activities as a market maker if the fees it earns as a sales agent from the sale of shares in this offering exceed the spread that it earns between the bid and ask prices on the open market. Commerce Street Capital may also reduce its “bid” price to avoid building up a large inventory of our common stock during the time it is seeking to sell shares in this offering. Any such limitation or reduction would restrict our stock’s liquidity and price during the pendency of this offering, which could run for up to [                    ] months. As a result, you may be unable to sell your shares during this period or you may be forced to sell shares at a reduced price.

The offering price was arbitrarily determined and therefore may not be indicative of resale value.

The offering price of $10.00 was arbitrarily determined by the board of directors based on a number of factors including current information regarding our financial conditions and prospects, and may not be indicative of resale value. Our common stock’s recent trading prices were considered. However, because our common stock has only been thinly traded, this was only one of several factors that the board of directors considered in establishing the offering price. Because the price was not set based upon established market prices you may be unable to sell your shares at or above the offering price.

This offering may negatively affect our return on equity, which could cause our stock to underperform.

Our 2008 return on equity will likely be inversely related to the size of this offering. This is primarily caused by the delay between the time that we receive capital through the sale of common stock and the time that our bank can successfully deploy the capital into earning assets such as loans. Because stock prices depend in large part upon financial measures such as return on equity, the price of our common stock could suffer if our return declines.

We have not paid cash dividends on our common stock and do not expect to pay dividends in the foreseeable future.

We have never declared or paid cash dividends on our common stock. Instead, we have applied all earnings to developing and expanding our business. We intend to continue to apply our earnings toward growth for the foreseeable future. We cannot assure that we will be able to pay cash dividends in the future. In addition, our ability to pay cash dividends is subject to regulatory limitations. Our bank’s ability to pay us dividends depends in part upon its level of retained earnings and profitability. Therefore, unless we are able to increase our profitability the ability of our bank to pay dividends to us, and therefore our ability to pay dividends to our shareholders, will suffer.

We have a limited operating history and therefore may be more difficult to analyze than more established financial institutions.

We opened for business in July 2002. Although we have grown very rapidly, we have a relatively short operating history. As a result, we do not have a long track record that you can study in determining whether to purchase our shares. This makes an analysis of an investment in our common stock more difficult than an analysis of an alternative investment in a more established institution. We may not continue to perform as well in the future as we have in the past.

We encounter technological change continually and have fewer resources than many of our competitors to invest in technological improvements, which could result in customers leaving in favor of larger financial institutions.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to serving customers better, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our success will depend in part on our ability to address our customers’ needs by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements than we have. We may not be able to implement new technology-driven products and services effectively or be successful in marketing these products and services to our customers. If we are unable to offer the same level of technological products and services as our competitors, we could lose business, which would adversely affect our profitability.

Our directors and executive officers own a significant amount of our common stock, which limits the ability of other shareholders to influence the election of directors .

As of April 25, 2008 our directors and executive officers beneficially owned 756,923 shares (approximately 40.03% of our outstanding common stock), including unexercised options. Our directors and executive officers intend to purchase approximately 50,000 shares in this offering. Therefore, we expect that our directors and executive officers will beneficially own approximately 36.83% of our outstanding stock if we sell all of the shares we are offering. As a result of such ownership, the ability of other subscribers as a group to effectively exercise control over the election of directors and thereby exercise control over the supervision of the management or our business is limited. If you are unsatisfied with your investment your only recourse may be to attempt to sell your shares.

We are subject to significant government regulations, including new legislation, that affect our operations and may result in higher operating costs or increased competition for us.

Our success will depend not only on competitive factors, but also on state and federal regulations affecting banks and bank holding companies generally. Regulations now affecting us may change at any time, and these changes may adversely affect our business. We are subject to extensive regulation by the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation, and the Georgia Department of Banking and Finance. Supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders. These agencies examine bank holding companies and commercial banks, establish capital and other financial requirements and approve new branches, acquisitions or other changes of control. Our ability to establish new branches or make acquisitions is conditioned on receiving required regulatory approvals from the applicable regulators.

        We are also subject to various federal securities laws, including corporate governance and financial reporting requirements under the Sarbanes-Oxley Act of 2002. In particular, we will be required to include an attestation report on internal controls as part of our annual report for the year ending December 31, 2008 pursuant to Section 404 of the Sarbanes-Oxley Act. We expect to spend significant amounts of time and money on compliance with these rules. Our auditors may not be able to complete their assessment of our internal controls in a timely manner. Our failure to comply with these rules may materially and adversely affect our ability to obtain the necessary certifications to our financial statements, and the values of our securities. In addition, because we are smaller than many of our public company competitors, our costs of compliance may have a disproportionately effect on our financial results.

We believe that changes in legislation and regulations will continue to have a significant impact on the banking industry. Although some of the legislative and regulatory changes may benefit us and our bank, others will increase our costs of doing business and could assist our competitors, some of which are not subject to similar regulation.

Our directors and employees may exercise their options to purchase common stock, which would dilute your proportionate ownership interest.

We have a stock option plan pursuant to which we may grant options to acquire an additional 383,502 shares of our common stock on a discretionary basis at an exercise price at least equal to the market price on the date of the grant. As of March 31, 2008, there have been 380,705 options granted under the plan to purchase our common stock at a weighted average exercise price of $11.68. The exercise of existing and future stock options will dilute your proportionate ownership interest. In addition, holders of the stock options will be able to profit, at the expense of other shareholders, from any rise in the market value of our common stock or any increase in our net worth. The existence of the stock options could also adversely affect the terms on which we are able to obtain additional capital. For example, option holders could exercise their options when we could have obtained capital by offering additional securities on terms more favorable to us than those provided by the options.

We may not be able to raise additional capital on terms favorable to us.

In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price at which we are selling shares in this offering. In addition, the holders of options could exercise them at a time when we could otherwise obtain capital by offering additional securities on terms more favorable to us than those provided by the options.

Our board of directors is authorized to issue additional shares of common stock which, if issued, may dilute your ownership interest and reduce the market price of our common stock.

Our board of directors is authorized by our articles of incorporation to issue additional shares of common stock without the consent of our shareholders and without first offering these shares to our existing shareholders. If we issue additional shares of common stock after the close of the offering, your percentage interest would be diluted and the market price of the common stock might be reduced. Other than the issuance of common stock subject to options, we do not have any current plans to issue shares of common stock after the close of the offering.

Cautionary Statement about Forward-Looking Statements

This prospectus contains certain forward-looking statements, including or related to our future results, including certain projections and business trends. Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words “estimate,” “project,” “intend,” “believe” and “expect” and similar expressions identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate, and we may not realize the results contemplated by the forward-looking statement. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy that may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, you should not regard the inclusion of this information as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover and we have no obligation to update or revise any of these forward-looking statements.

These and other statements, which are not historical facts, are based largely on management’s current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by forward-looking statements. These risks and uncertainties include, among other things, the risks and uncertainties described in “Risk Factors” (page 3).

The Offering

Maximum Offering/Minimum and Maximum Investment

We will offer a maximum of 300,000 shares of common stock in this offering. The minimum purchase for any investor is 1,000 shares of common stock, unless we, in our sole discretion, accept a subscription for a lesser number of shares. The maximum purchase for any investor is [            ] shares of common stock, unless we, in our sole discretion, accept a subscription for a greater number of shares. We intend to allow subscriptions for a lesser or greater number of shares than the stated minimum and maximum in order to permit our existing shareholders to purchase a pro rata number of the shares in this offering if they choose to do so.

Offering Price

The shares are being sold at $10.00 per share. This offering price was determined by the board of directors based on a review of several factors that the board considered relevant, including our financial condition and earnings, our book value, and existing conditions in the equity markets in our industry. The board considered our common stock’s recent trading activity. However, because our common stock has experienced only thin trading, this factor was not given special emphasis over the other factors that were considered. Based on all of the relevant information, the board concluded that $10.00, which represents approximately 94% of our book value as of March 31, 2008, was a fair value for our common stock.

Purchases by Directors and Officers

Our directors and officers intend to purchase approximately 50,000 shares in this offering. Our directors and officers have represented to us that their purchases will be for investment intent.

Subscription

As indicated below under “How to Subscribe,” upon execution and delivery of a subscription agreement for shares of the common stock, subscribers will be required to deliver to us a check in an amount equal to $10.00 times the number of shares subscribed for. All subscriptions are subject to immediate acceptance in our discretion.

Company Discretion

We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part. Initially we will offer the common stock to our existing shareholders. Any shares that remain unsold after 30 days will be offered to the general public. In determining which subscriptions to accept, we intend to give preference to investors who have indicated an interest in becoming bank customers. We also reserve the right to accept subscriptions on a pro rata basis if we receive subscriptions for more than 300,000 shares. We will notify all subscribers whether their subscriptions have been accepted. With respect to any subscriptions that we do not accept in whole or in part, the notification will be accompanied by the unaccepted portion of the subscription funds, without interest.

Offering Period

The offering period for the shares will terminate 120 days following the date of this prospectus (i.e., [            ], 2008) or when all of the shares of common stock are sold, whichever occurs first. At our discretion, we may extend the offering to a subsequent date that we determine at the time of the extension, but in no event beyond [            ], 2008. The date on which this offering ends is referred to in this prospectus as the “expiration date.” We also reserve the right to end the offering at any time if we determine that the total amount of subscriptions will provide adequate capitalization for us and our banking subsidiary.

Plan of Distribution

        Offers and sales of the common stock will be made by our directors and officers and by Commerce Street Capital, LLC as our placement agent. Our directors and officers will offer and sell the common stock on a “best efforts” basis without compensation. Initially, we will offer the shares to our existing shareholders, who for 30 days will have the opportunity to purchase a pro rata number of shares in this offering based on their existing percentage ownership. Thereafter, our officers and directors intend to market the shares directly to customers of our subsidiary bank and personal contacts. Our officers and directors plan to market these parties through personal and telephonic contact and by delivering offering information through the mail. We may also place a so-called “tombstone” advertisement in one or more local newspapers.

        We believe these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1 because they will not receive compensation for these efforts, their activities in connection with the offering will be in addition to their other duties, and they will satisfy the other requirements of Rule 3a4-1. We also believe that these officers and directors will not be deemed to be statutory underwriters under Section 2(a)(11) of the Securities Act of 1933.

We have also entered into an agreement with Commerce Street Capital to act as our sales agent for this offering. Commerce Street Capital is a registered broker-dealer and a member of the Financial Industry Regulatory Authority, Inc. Commerce Street Capital, which also serves as the only market maker for our common stock, will act on a “best efforts” basis and will not have any obligation or commitment to sell any specific dollar amount or number of shares or to acquire any shares for its own account or with a view to their distribution. We have agreed to pay Commerce Street Capital a sales commission fee equal to 4% of the gross proceeds of all sales to investors who are not introduced to us by Commerce Street Capital, and 6% of the gross offering proceeds of all sales to investors who are introduced to us by Commerce Street Capital. We will pay no sales commission fees to Commerce Street Capital for sales made to our current directors and officers. We have also agreed to pay Commerce Street Capital consulting fees during the offering on a monthly basis, which we estimate to be $100,000. Upon completion of the offering, these consulting fees will be offset against the fees paid at closing. In addition, we will reimburse our sales agent for reasonable expenses.

Commerce Street Capital has also agreed to serve as the qualifying broker-dealer in those states in which we elect to sell shares that require all sales to be made through a registered broker-dealer. We have agreed to pay Commerce Street Capital $10,000 for the first state and $2,500 for each additional state.

Commerce Street Capital has not prepared any report or opinion constituting a recommendation to us or to any subscribers for our common stock. However, it did prepare a valuation of our common stock in August 2007 to assist in our determination of our offering price. We paid Commerce Street Capital $7,500 for the valuation.

We have agreed to indemnify Commerce Street Capital, and persons who control Commerce Street Capital, against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that Commerce Street Capital may be required to make in respect of these liabilities.

How to Subscribe

Each prospective investor who desires to purchase at least 1,000 shares must:

1.	Complete, date and execute the subscription agreement that is attached as Exhibit “A” to this prospectus (a loose form is also provided for your convenience).

2.	Make a check payable to “Piedmont Community Bank Group, Inc.” in an amount equal to $10.00 multiplied by the number of shares subscribed for.

3.	Return the completed subscription agreement and check as follows:

By U.S. Mail to:

Piedmont Community Bank Group, Inc.

P.O. Box 1669

Gray, Georgia 31032

Attention: R. Drew Hulsey, Chief Executive Officer

By hand or overnight delivery to:

Piedmont Community Bank Group, Inc.

110 Bill Conn Parkway

Gray, Georgia 31032

Attention: R. Drew Hulsey, Chief Executive Officer

4.	Upon our receipt and acceptance of payment for the shares subscribed for, the subscription agreement will become final, binding and irrevocable.

Use of Proceeds

We will use the proceeds from the sale of shares of the common stock offered by this prospectus to pay the sales agent’s fee, which we estimate to be $180,000 (assuming the maximum number of shares are sold to investors introduced to us by SAMCO), and to pay other expenses of this offering, which are not expected to exceed $200,000. The remaining proceeds of this offering will be used for working capital to expand our business. Expansion covers the growth of our assets at our existing locations and the building of new branch offices to serve existing and new markets. We opened two new branch offices in the second quarter of 2007 and a branch in Monroe County on July 1, 2008. Subject to regulatory approval, we intend to open a branch in Houston County during 2009. The proposed Houston County location is 401 S. Houston Lake Rd., Warner Robbins, Georgia 31088. We have purchased the land for this proposed branch. We intend to use approximately $1.7 million of the net proceeds of this offering to fund the growth of our new Monroe County branch. We may also use a portion of the net proceeds, together with other sources of working capital, to fund the opening of our proposed Houston County branch. We estimate that the cost of opening this branch will be between approximately $1.7 million and $2.0 million. We may also explore the possibility of opening new offices in other areas in eastern and middle Georgia, although no further plans have been established at this time.

Capitalization

The following table sets forth our capitalization as of March 31, 2008. The table also sets forth our pro forma capitalization as of the completion of the offering assuming that 300,000 shares are sold (100% of the total offering), 225,000 shares are sold (75% of the total offering), 150,000 shares are sold (50% of the total offering), and 75,000 shares are sold (25% of the total offering).

	Actual as of March 31, 2008	100% As Adjusted	75% As Adjusted	50% As Adjusted	25% As Adjusted
Total debt (1)	$17,411,933	$17,411,933	$17,411,933	$17,411,933	$17,411,933
Shareholders’ equity:
Common stock, no par value 10,000,000 shares authorized (1,630,734 shares issued and outstanding as of 3/31/08; 1,930,734; 1,855,734; 1,780,734 and 1,705,734 shares would be issued and outstanding assuming 100%, 75%, 50% and 25% of the offering is sold, respectfully) (2)	$16,158,520	$18,778,520	$18,073,520	$17,368,520	$16,663,520
Undivided profits	$1,103,245	$1,103,245	$1,103,245	$1,103,245	$1,103,245
Accumulated other comprehensive income	$2,752	$2,752	$2,752	$2,752	$2,752

Total shareholders’ equity	$17,264,517	$19,884,517	$19,179,517	$18,474,517	$17,769,517

(1)	Consists of Federal Home Loan Bank advances and advances on a line of credit. All other liabilities, including deposit liabilities, have been excluded.

(2)	Proceeds reduced by estimated sales agent fee of $180,000 if 100% of the shares are sold, $135,000 if 75% of the shares are sold, $90,000 if 50% of the shares are sold and $45,000 if 25% of the shares are sold. Proceeds are also reduced by estimated other offering expenses of $200,000.

Market for our Common Equity and Related Shareholder Matters

Market Information

In March 2006, Samco Capital Markets became the market maker for Piedmont Community Bank listing it on the OTC Bulletin Board under the symbol “PCBN.” From March 2006 through February 6, 2007, the market prices disclosed below reflect the prices of the common stock of Piedmont Community Bank. On February 7, 2007 Piedmont Community Bank Group, Inc. became the sole shareholder of Piedmont Community Bank by virtue of a merger to facilitate the reorganization of Piedmont Community Bank into a holding company structure. Beginning on February 7, 2007, the market prices disclosed reflect the prices of the common stock of Piedmont Community Bank Group, Inc.

Prior to March 2006 there was no established public trading market for the common stock of Piedmont Community Bank. Therefore, management was furnished with only limited information concerning trades of Piedmont Community Bank’s stock.

The following table sets forth the number of shares traded and the high and low per share sales prices for each quarter during 2006 and 2007 and for the first quarter of 2008, to the extent that this information is known to management. Since quotation on the OTC Bulletin Board in March 2006, the high and low per share sales prices reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. Because of the thin trading, the following data regarding our common stock is provided for information purposes only and should not be viewed as indicative of the actual or market value of the common stock. All figures in the table, as well as all other per share data in this prospectus, have been adjusted to reflect a 1.2-for-one stock split paid on May 10, 2007.

	Number of shares traded	High selling price	Low selling price
2008
First Quarter	17,820	$10.00	$8.50
2007
First Quarter	30,126	$15.63	$15.13
Second Quarter	22,062	$15.50	$15.01
Third Quarter	14,823	$15.00	$12.00
Fourth Quarter	81,877	$12.15	$9.00
2006
First Quarter	—	—	—
Second Quarter	26,230	$13.33	$11.67
Third Quarter	38,909	$13.75	$13.33
Fourth Quarter	8,754	$15.83	$13.75

At [                    ], 2008, we had 1,630,734 shares of common stock outstanding held by approximately 760 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage houses). We also had outstanding options to purchase 380,705 shares of common stock at a weighted average exercise price of $11.68.

Equity Compensation Plan Information

The following table sets forth information relating to our outstanding options as of December 31, 2007. These options were originally granted by our bank subsidiary and assumed by us when the bank reorganized into a holding company structure in February 2007.

	Number of common shares to be issued upon the exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of common shares remaining available for future issuance
Equity compensation plans approved by security holders	380,705	$11.68	2,797
Equity compensation plans not approved by security holders	—	—	—
Total	380,705	$11.68	2,797

Dividend Policy

We have never declared or paid cash dividends and cannot assure that we will be able to pay dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our board of directors and will depend on, among other things, our results of operations, capital requirements, general business conditions, regulatory restrictions on the payment of dividends and other factors our board of directors deems relevant. As a Georgia state bank, Piedmont Community Bank is subject to Georgia banking laws and regulations that limit or otherwise restrict the ability of the bank to pay cash dividends. For example, the approval of the Georgia Department of Banking and Finance must be obtained before the bank can pay cash dividends out of retained earnings if (i) the total classified assets at the most recent examination of the bank exceeded 80% of the equity capital, (ii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of the net profits, after tax but before dividends for the previous calendar year, or (iii) the ratio of equity capital to adjusted assets is less than 6%. In addition, under Federal Reserve policy, we are required to maintain adequate regulatory capital and are expected to act as a source of financial strength to our bank subsidiary and to commit resources to support this subsidiary in circumstances where we might not otherwise do so.

Management’s Discussion and Analysis of Financial

Condition and Results of Operations

The following is a discussion of our financial condition at March 31, 2008 and 2007 and at December 31, 2007 and 2006 and the results of operations for the periods then ended. The purpose of this discussion is to focus on information about our financial condition and results of operations that is not otherwise apparent from the financial statements.

Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits and borrowings. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

In the following sections we have included a number of tables to assist in our description of these measures. For example, the “Average Balances” table shows the average balances during 2007 and 2006 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to channel a substantial percentage of our earning assets into our loan portfolio. Similarly, the “Rate/Volume Analysis” table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a tabular illustration of our asset/liability management to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits.

Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section we have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses and the allocation of this allowance among our various categories of loans.

In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

Overview and Outlook

Our 2007 results were highlighted by continued growth in our primary market areas of Jones, Baldwin, Bibb, Monroe, Putnam, Houston and Greene counties. From December 31, 2006 to December 31, 2007 our total assets grew by approximately 51%. Net income, however, declined from 2007 to 2008. The following is a summary of our 2007 financial performance:

•

Total loans, net of deferred fees, increased significantly to approximately $178 million, up from approximately $119 million at December 31, 2006. This represents a nearly 50% increase and was driven in large part by our expansion as we have opened three new branches since July 2006.

•	Total deposits were approximately $180.4 million at December 31, 2007, an increase of approximately 61% from $112.1 million at December 31, 2006.

•	Our provision for loan losses increased to $614,000 in 2007 from $356,000 in 2006, representing a 72.5% increase. We had no charge offs or recoveries during 2007.

•

Nonaccrual loans increased to $128,000 at December 31, 2007 from zero at December 31, 2006. Potential problem loans increased to $4.3 million at December 31, 2007 from zero at December 31, 2006. Approximately $105,000 of the $614,000 provision for loan losses in 2007 was specifically related to these potential problem loans.

•

Net interest income increased $1,568,000, or 39%. Net interest margin, however, declined 45 basis points to 3.38%, reflecting compression attributable to the declining rate environment in the latter part of 2007.

•	Noninterest income was $330,000, a $75,000 decrease as compared to 2006. The decrease is attributable to a decline in mortgage origination income.

•

Noninterest expense increased to $4.2 million compared to $3.0 million in 2006, which represents a 41% increase. The increase was largely attributable to our overall growth, which included the opening of two new branches during the year. Specifically, the most significant components of the increase were increases in salaries and employee benefits of $574,867 and increases in other operating expenses, such as accounting and data processing fees, of $573,318. We expect that our noninterest expenses will continue to increase with our growth. We anticipate, however, that our growth will eventually produce increases in net interest income that more than offset our increase in noninterest expenses.

•

Net income was $668,941. This represents an 8.6% decrease from our 2006 net income of $731,559. Although our net interest income increased by approximately $1.6 million, or approximately 39%, this increase was offset by higher provisions for loan losses, higher noninterest expenses and a higher income tax expense. Essentially, the increased net interest income that our loan growth produced was more than offset by the expenses that were associated with our growth. We expect, however, that this trend will reverse as our new branches mature.

•

Shareholders’ equity increased to approximately $17.2 million from approximately $16.2 million. The increase was attributable to $669,000 in earnings, $277,000 in stock-based compensation costs and $74,000 in other comprehensive income.

Our loan and deposit growth has continued into 2008. However, our net income for the first quarter of 2008 dropped significantly from our net income for the first quarter of 2007. Specifically, our net income decreased from $112,762 for the first quarter of 2007 to $29,666 for the first quarter of 2008, which represents a 74% decline. We believe that the most significant factor contributing to the drop in our net income was the compression that we experienced in our net interest margin, which dropped from 3.47% for the first quarter of 2007 to 2.44% for the first quarter of 2008. This compression was a direct result of the interest rate reductions that were initiated by the Federal Reserve in the latter part of 2007 and the early part of 2008. Because our loans generally reprice more quickly than our deposits, the declining interest rate environment has significantly reduced our net interest margins. We would generally expect to see a larger loan portfolio produce higher levels of net interest income. However, our net interest income has remained relatively stable from the first quarter of 2007 to the first quarter of 2008 at approximately $1.2 million even though our average loans increased from $124 million for the first quarter of 2007 to $186 million for the first quarter of 2008. In short, the increase in the volume of our loans has been completely offset by compressed interest margins. It is true that our provision for loan losses and noninterest expenses both increased from the first quarter of 2007 to the first quarter of 2008. However, most of these increases were expected given the increase in the size of our loan portfolio and number of our branch locations.

We currently expect that our loan growth will remain steady throughout 2008 due to the continued growth of the four new branches that we have opened since July 2006. Our growth, however, may be tempered somewhat if the economic slowdown that has affected certain larger metropolitan areas spreads further to our markets. So far, the real estate market in the communities that we serve has shown only moderate signs of weakness, which we believe is attributable to the fact that our markets did not experience the large amount of over-building that plagued some other markets such as the Metropolitan Atlanta market. Real estate prices in our market areas have declined only marginally, although sales volumes and new housing starts have slowed more significantly. In our own portfolio we have experienced an increase in other real estate owned, which consists of foreclosed properties, from approximately $242,000 at December 31, 2007 to approximately $1.7 million at March 31, 2008. The majority of this increase is attributable to one lending relationship. During the second quarter of 2008 our other real estate owned increased to approximately $5.0 million at June 30, 2008. The number and amount of our delinquent loans greater than 30 days dropped from 17 with an aggregate balance of approximately $2.8 million at December 31, 2007 to 13 with an aggregate balance of approximately $2.0 million at March 31, 2008. At June 30, 2008 we had eight delinquent loans greater than 30 days with an aggregate balance of approximately $1.6 million. These declines, however, were caused by our foreclosures in the first and second quarters, which explain the increase in other real estate. While we have seen some softening, we have not experienced, and currently do not anticipate, any widespread deterioration in our overall loan portfolio.

In light of the current market conditions, our primary operational focus has been and continues to be on efforts to improve our net interest margins. Along those lines, we expect that our net interest margin will improve over the next several months as we have approximately $53 million in maturing deposits over this period that should reprice at lower rates. We are also focused on carrying out our growth strategy, which involves the expansion of our branch network and the origination of new loans. In fact, the purpose of this offering is to provide the capital that is necessary for our growth.

Recent Developments

Increase in Other Real Estate

During the second quarter of 2008 our other real estate, consisting of foreclosed properties, increased significantly from approximately $1.7 million at March 31, 2008 to approximately $5.0 million as of June 30, 2008. Of the total increase, $2.6 million represented a loan participation that was purchased from another financial institution. On July 8, 2008, however, our outstanding principal balance on this loan was paid off in full. As a result, we will remove this asset from our other real estate portfolio in our financial statements for the third quarter of 2008. We reversed approximately $42,000 in previously recognized interest income for this loan, but otherwise we did not sustain any loss. The remaining portion of the increase in other real estate represents the net effect of $1.6 million in additional foreclosed properties offset by $911,000 in other real estate that was sold during the period.

In July 2008 we placed a $2.3 million loan participation on nonaccrual status. We have been advised that the lead bank may initiate foreclosure proceedings on the underlying real estate collateral. If this occurs then we will move this loan into other real estate owned, which would increase our other real estate to approximately $4.7 million.

Increase in Loan Loss Allowance

In June 2008 we charged off approximately $284,000 of a loan participation that is unrelated to the participations described above. This charge off represented 75% of the balance of our participation. Although the charge off, by itself, does not directly affect our net income, it does reduce the balance of our allowance for loan loss. To bring our allowance back to an adequate level, therefore, we expect to increase our provision for loan loss for the second quarter of 2008 by an additional $284,000, which will increase our provision and cause us to incur a net loss for the quarter and for the year to date.

Critical Accounting Policies

We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in Note 1 of the December 31, 2007 consolidated financial statements.

Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates, which could have a material impact on our carrying values of assets and liabilities and our results of operations.

We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in the preparation of our financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

Results of Operations for the Three Months Ended March 31, 2008 and 2007

The following is management’s discussion and analysis of certain significant factors that have affected our financial position and operating results for the three month periods ended March 31, 2008 and 2007.

Financial condition

Our total assets grew by 5.59% during the first three months of 2008. Deposit growth of $8.1 million and additional Federal Home Loan Bank borrowings of $1.8 million were used to fund net loan growth of almost $8.9 million. Loan demand continues to be relatively strong in our primary market areas of Jones, Baldwin, Bibb, Monroe, Houston, Greene, and Putnam counties. Our loan to deposit ratio increased slightly from 98.7% as of December 31, 2007 to approximately 99.2% as of March 31, 2008 as our loan growth marginally outpaced our deposit growth during the first three months of the year. Stockholders’ equity increased during the first three months of 2008 by approximately $94,000 due to net income of approximately $30,000, recognition of stock-based employee compensation cost, which is credited to stockholders’ equity, of approximately $69,000 and decreases in unrealized losses on investment securities of approximately $5,000.

Liquidity

Liquidity management involves the matching of the cash flow requirements of customers, who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs, and our ability to meet those needs. We strive to maintain an adequate liquidity position by managing the balances and maturities of interest-earning assets and interest-bearing liabilities so that the balance we have in short-term investments at any given time will adequately cover any reasonably anticipated immediate need for funds. Additionally, we maintain relationships with correspondent banks, which could provide funds to us on short notice, if needed.

Our liquidity and capital resources are monitored daily by management and on a periodic basis by state and federal regulatory authorities. As determined under guidelines established by these regulatory authorities, our liquidity ratios at March 31, 2008 were considered satisfactory. At that date, our short-term investments and available federal funding were adequate to cover any reasonably anticipated immediate need for funds. At March 31, 2008, we had unused available Federal Fund lines of $12.5 million and unused Federal Home Loan Bank borrowing capacity of approximately $1.975 million.

As of March 31, 2008 we had an increased liquidity position compared to year end 2007 as total cash and due from banks amounted to $2.5 million, representing 1.11% of total assets as compared to 0.74% as of December 31, 2007. Investment securities available-for-sale amounted to $8.2 million and interest-bearing deposits in banks amounted to $3.6 million, representing 3.65% and 1.62% of total assets, respectively. These securities provide a secondary source of liquidity since they can be converted into cash in a timely manner.

Our ability to maintain and expand our deposit base and borrowing capabilities is a source of liquidity. For the three-month period ended March 31, 2008, total deposits increased from $180.4 million at December 31, 2007 to $188.5 million at March 31, 2008. Of this total, however, approximately $114.5 million, or 60.7%, represent time deposits that are scheduled to mature within one year. Furthermore, we intend to continue to rely heavily on short-term time deposits as a primary source of funding for the foreseeable future. If we are unable to offer a competitive rate as these deposits mature, we could lose a substantial amount of deposits within a short period of time, which would strain our liquidity. While we consider this scenario to be unlikely, our net interest income and profitability would be negatively affected if we have to increase rates to maintain deposits.

Management is committed to maintaining capital at a level sufficient to protect depositors, provide for reasonable growth, and fully comply with all regulatory requirements. Our capital ratios have declined over the last couple of years largely because of our rapid growth. We expect that our capital ratios will improve as proceeds from this offering are collected and will then decline as these proceeds are invested in loans or used to expand our branch network. If we are successful in implementing our expansion program, we expect our profitability to increase, which would improve our capital position. The table below illustrates our bank’s regulatory capital ratios at March 31, 2008.

	Piedmont Community Bank	Regulatory Minimum Requirement (well capitalized)
Leverage capital ratios	9.03%	5.00%
Risk-based capital ratios:
Tier one capital	9.20%	6.00%
Total capital	10.11%	10.00%

During the first quarter of 2008 we obtained a $5 million revolving line of credit at the holding company level. The purpose of this line of credit is to provide support to our bank subsidiary as needed. In March 2008 we made a draw of approximately $2.5 million on this line, using approximately $1 million to pay off the outstanding balance on a previous line of credit and injecting $1.5 million into the bank as capital. We could draw the remaining $2.5 million on this line of credit as circumstances warrant.

Net interest income

Our profitability is determined by our ability to effectively manage interest income and expense, to minimize loan and security losses, to generate non-interest income, and to control operating expenses. Because interest rates are largely determined by market forces and economic conditions beyond our control, our ability to generate net interest income depends upon our ability to obtain an adequate net interest spread between the rate paid on interest-bearing liabilities and the rate earned on interest-earning assets. Our net interest margin was 2.44% for the three months ended March 31, 2008 compared to 3.47% for the same period in 2007, a decrease of 103 basis points. The decreased was caused by the recent interest rate reductions initiated by the Federal Reserve and the fact that our loans generally reprice more quickly than our deposits. Our yield on interest-earning assets was 6.83% for the first three months of 2008 as compared to 8.11% for the first three months of 2007, a decrease of 128 basis points. Our cost of funds, however, only decreased to 4.59% for the first three months of 2008 as compared to 5.18% for the same period in 2007. Despite the decline in net interest margin we still produced higher net interest income due to the increase in the average volume of our outstanding loans. We continue to experience growth in loans and deposits while maintaining our competitive pricing.

Provision for loan losses

The provision for loan losses is based on management’s evaluation of the economic environment, the history of charged-off loans and recoveries, size and composition of the loan portfolio, non-performing and past due loans, and other aspects of the loan portfolio. Management reviews the allowance for loan loss on a quarterly basis and makes provisions as necessary. The allowance for loan losses increased by $95,000 from $1,849,044 as of December 31, 2007 to $1,943,536 as of March 31, 2008. The increase is due to provisions of $275,000 recorded during the quarter as a result of the increase in loan volume, increased net charge-offs and increases in problem loans as compared to December 31, 2007. Due to a $284,000 loan charge off made in June 2008 we anticipate taking an additional provision of approximately $284,000 to bring our allowance for loan loss to adequate levels (see “Recent Developments” at page 16).

At March 31, 2008 and 2007, non-accrual, past due and restructured loans were as follows:

	March 31,
	2008	2007
	(Dollars in thousands)
Total non-accruing loans	$535	—
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	752	—
Loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower	—	—
Loans now current about which there are serious doubts as to the ability of the borrower to comply with present loan repayment terms	$2,583	$12

Information regarding the allowance for loan losses data through March 31, 2008 and 2007 is set forth in the following table.

	Three Months Ended March 31,
	2008	2007
	(Dollars in thousands)
Average amount of loans outstanding	$185,871	$124,451

Balance of allowance for loan losses at beginning of period	1,849	1,235

Loans charged off
Commercial and financial	(180)	—
Real estate	—	—
Installment	—	—

	(180)	—

Loans recovered
Commercial and financial	—	—
Real estate	—	—
Installment	—	—

	—	—

Net (charge-offs) recoveries	(180)	—

Additions to allowance charged to operating expense during period	275	137

Balance of allowance for loan losses at end of period	$1,944	$1,372

Ratio of net loan (charge-offs) recoveries during the period to average loans outstanding	0.10%	0.00%

Non-interest income

Non-interest income consists of services charges on deposit accounts, mortgage origination income and other miscellaneous income. We have a mortgage origination department that generates fee income from the origination and processing of conventional residential mortgages. These loans are funded by investors in the secondary market and therefore are never recorded on our books. We record fee income on an accrual basis in the month in which the income is earned.

Non-interest income increased by approximately $143,000 for the first quarter of 2008 as compared to the same period in 2007. Increases in gains on foreclosure of $58,000, bank owned life insurance income of $43,000, and gains on sale of securities of $64,000 accounted for the majority of the first quarter’s increase in non-interest income. The increase in other components of non-interest income is attributable to our overall growth in deposits and branch expansion.

Non-interest expense

Noninterest expenses increased by approximately $226,000 or 24.2% for the three months ended March 31, 2008 compared to the same period in 2007. The increase is due largely to an increase in salaries and employee benefits expense of $149,000 associated with the opening of our Bass Road, Forsyth Road and Lake Oconee locations and normal increases in salaries and benefits. Net equipment and occupancy expenses and other operating expenses increased by $14,000 and $64,000, respectively, for the first quarter of 2008 due to our opening of new branches.

Income Taxes

We recorded an income tax benefit of $3,649 for the first quarter of 2008. This represents (14.0)% of income before income tax benefits for the quarter. The comparable effective tax rate for the first quarter of 2007 was 53.2%, which included an adjustment of $32,945 related to the prior year. The decrease in our effective tax rate as compared to the first quarter of 2007 is primarily due to the nontaxable income related to bank owned life insurance.

Net income

Net income was $29,666 for the first quarter of 2008, which represents a decrease of $83,096 compared to the first quarter of 2007, or approximately 74%. The decrease in net income is primarily due to a decline in net interest income, which was caused by an increase in the provision for loan losses and compressed margins, and an increase

Financial Condition at December 31, 2007 and 2006

The following is a summary of our balance sheets as of the dates indicated:

	December 31
	2007	2006
	(Dollars in Thousands)
Cash and due from banks	$1,570	$1,660
Interest-bearing deposits in banks	2,764	1,584
Federal funds sold	6,113	3,762
Securities available for sale	9,283	6,163
Securities held to maturity	2,000	645
Restricted equity securities	1,116	767
Loans, net	176,186	117,693
Accrued interest receivable	1,921	1,376
Premises and equipment	7,541	6,832
Other real estate owned	242	—
Bank owned life insurance	3,512	—
Other assets	793	562

	$213,041	$141,044

Total deposits	$180,436	$112,085
Other borrowings	14,100	9,100
Accrued interest payable	948	941
Other liabilities	387	790
Federal funds purchased	—	1,977
Shareholders’ equity	17,170	16,151

	$213,041	$141,044

As of December 31, 2007, we had total assets of $213 million. Growth of deposits and other borrowings of $68.4 million and $5 million, respectively, were primarily used to fund net loan growth of $58.5 million. The remaining funds were used to increase securities by $4.8 million and purchase bank owned life insurance totaling $3.5 million. Three municipal bonds in our portfolio are classified as held to maturity. All other securities are classified as available for sale for liquidity purposes to support our expected loan growth.

We have 88% of our loan portfolio collateralized by real estate and consists of real estate mortgages (12%), real estate construction loans (24%) and commercial real estate loans (64%). We generally require that loans collateralized by real estate not exceed the collateral values by the following percentages for each type of real estate loan:

One-to-four-family residential properties	80%
Construction loans on one-to-four-family residential properties	80%
Nonresidential property	90%

The remaining 12% of the loan portfolio consists of commercial, consumer and other loans.

We require collateral commensurate with the repayment ability and creditworthiness of the borrower. The specific economic and credit risks associated with our loan portfolio, especially the real estate portfolio, include, but are not limited to, a general downturn in the economy which could affect unemployment rates in our market area, general real estate market deterioration, interest rate fluctuations, deteriorated or non-existing collateral, title defects, inaccurate appraisals, financial deterioration of borrowers, fraud, and any violation of banking protection laws. Construction lending can also present other specific risks to the lender such as whether developers can find builders to buy lots for home construction, whether the builders can obtain financing for the construction, whether the builders can sell the home to a buyer, and whether the buyer can obtain permanent financing.

We attempt to reduce these economic and credit risks not only by adhering to loan to value guidelines, but also by investigating the creditworthiness of the borrower and monitoring the borrower’s financial position. Also, we establish and periodically review our lending policies and procedures. Georgia banking regulations limit exposure by prohibiting loan relationships that exceed 25% of the Bank’s statutory capital, as defined by the state law. Our legal lending limit, as of December 31, 2007 was approximately $4,272,000.

Liquidity and Capital Resources

Liquidity management involves the matching of the cash flow requirements of customers, who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs, and our ability to meet those needs. We strive to maintain an adequate liquidity position by managing the balances and maturities of interest-earning assets and interest-bearing liabilities so that the balance we have in short-term investments at any given time will adequately cover any reasonably anticipated immediate need for funds. Additionally, we maintain relationships with correspondent banks, which could provide funds to the Bank on short notice, if needed.

Our liquidity and capital resources are monitored daily by management and on a periodic basis by state and federal regulatory authorities. As determined under guidelines established by these regulatory authorities, our liquidity ratio at December 31, 2007 was considered satisfactory. At that date, our short-term investments and available Federal Funding were adequate to cover any reasonably anticipated immediate need for funds. At December 31, 2007, we had unused available Federal Fund lines of $12,500,000 and unused Federal Home Loan Bank borrowing capacity of approximately $1,850,000.

As of December 31, 2007 we had a decreased liquidity position as total cash and due from banks amounted to $1.6 million, representing 0.74% of total assets as compared to 1.18% as of December 31, 2006. Investment securities available-for-sale amounted to $9.3 million and interest-bearing deposits in banks amounted to $2.8 million, representing 4.36% and 1.30% of total assets, respectively. These securities provide a secondary source of liquidity since they can be converted into cash in a timely manner.

Our ability to maintain and expand our deposit base and borrowing capabilities is a source of liquidity. For the year ended December 31, 2007, total deposits increased from $112.1 million at December 31, 2006 to $180.4 million at December 31, 2007. Of this total, however, approximately $102.1 million, or 56.6%, represent time deposits that are scheduled to mature within one year. Furthermore, we intend to continue to rely heavily on short-term time deposits as a primary source of funding for the foreseeable future. If we are unable to offer a competitive rate as these deposits mature, we could lose a substantial amount of deposits within a short period of time, which would strain our liquidity. While we consider this scenario to be unlikely, our net interest income and profitability would be negatively affected if we have to increase rates to maintain deposits.

Management is committed to maintaining capital at a level sufficient to protect depositors, provide for reasonable growth, and fully comply with all regulatory requirements. Our capital ratios have declined over the last couple of years largely because of our rapid growth. We expect that our capital ratios will improve as proceeds from this offering are collected and will then decline as these proceeds are invested in loans or used to expand our branch network. If we are successful in implementing our expansion program, we expect our profitability to increase, which would improve our capital position. The table below illustrates our bank’s regulatory capital ratios at December 31, 2007.

	Piedmont Community Bank	Regulatory Minimum Requirements (Well Capitalized)
Leverage capital ratios	9.17%	5.00%
Risk-based capital ratios:
Tier 1 capital	9.17	6.00
Total capital	10.10	10.00

Off-Balance Sheet Arrangements

We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments. A summary of our commitments is as follows:

December 31, 2007
Commitments to extend credit	$33,158,000
Letters of credit	20,000

$33,178,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral is required in instances which we deem necessary.

Contractual Obligations

We have various contractual obligations that we must fund as part of our normal operations. The following table shows aggregate information about our contractual obligations and the periods in which payments are due. The amounts and time periods are measured from December 31, 2007.

	Payments due by period (in thousands)
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Other borrowings	$14,100	$1,000	$—	$4,000	$9,100
Operating lease obligations	39	29	10	—	—
Time deposits	116,546	102,147	12,107	2,193	99
Construction commitments	1,700	1,700	—	—	—

Total	$132,385	$104,876	$12,117	$6,193	$9,199

Effects of Inflation

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets that are primarily monetary in nature and that tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our Asset/Liability Committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see “Asset/Liability Management.”

Results of Operations For The Years Ended December 31, 2007 and 2006

The following is a summary of our operations for the years indicated:

	Year Ended December 31,
	2007	2006
	(Dollars in Thousands)
Interest and dividend income	$13,458	$8,385
Interest expense	(7,825)	(4,320)

Net interest income	5,633	4,065
Provision for loan losses	(614)	(356)
Other income	330	405
Other expenses	(4,195)	(2,968)

Pretax income	1,154	1,146
Income tax expense	(485)	(410)
Minority interest	—	(4)

Net income	$669	$732

Net Interest Income

Our results of operations are determined by our ability to manage interest income and expense effectively, to minimize loan and investment losses, to generate non-interest income, and to control operating expenses. Because interest rates are determined by market forces and economic conditions beyond our control, our ability to generate net interest income is dependent upon our ability to obtain an adequate net interest spread between the rate we pay on interest-bearing liabilities and the rate we earn on interest-earning assets.

During 2007, average loans were $148.9 million, average securities were $11.4 million and average Federal funds sold were $2.8 million. Average interest-bearing liabilities total $152.4 million. The rate earned on average interest-earning assets was 8.08%. The rate paid on average interest-bearing liabilities was 5.13% which resulted in a net interest spread of 2.95%. The net interest margin, which is net interest income divided by average interest-earning assets, was 3.38%.

During 2006, average loans were $96.4 million, average securities were $7.1 million and average Federal funds sold were $1.0 million. Average interest-bearing liabilities total $90.6 million. The rate earned on average interest-earning assets was 7.91%. The rate paid on average interest-bearing liabilities was 4.77% which resulted in a net interest spread of 3.14%. The net interest margin was 3.83%.

The decrease in our net yield on average interest earning assets is primarily the result of the higher costs of funding which increased 36 basis points in 2007. The increases in yield on average interest-earning assets and rate paid on average interest-bearing liabilities is directly related to the increase in rates over the past year as the actual impact in yields lags behind the actual changes in rates.

Provisions for Loan Losses

Our management assesses the adequacy of the allowance for loan losses quarterly. This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance. The allowance for loan loss consists of two components: (1) a specific amount representative of identified credit exposures that are readily predictable by the current performance of the borrower and underlying collateral; and (2) a general amount based upon historical losses that is then adjusted for various stress factors representative of various economic factors and characteristics of the loan portfolio. Even though the allowance for loan losses is composed of two components, the entire allowance is available to absorb any credit losses.

We establish the specific amount by examining impaired loans which are defined as containing one or more of the following characteristics: collectability of principal and interest from the borrower is in questions, the loan is on non-accrual or the loan has been restructured. Under generally accepted accounting principles, we may measure the loss either by (1) the observable market price of the loan; or (2) the present value of expected future cash flows discounted at the loan’s effective interest rate; or (3) the fair value of the collateral if the loan is collateral dependent. Because the majority of our impaired loans are collateral dependent, nearly all of our specific allowances are calculated based on the fair value of the collateral. As of December 31, 2007, we had $105,000 in specific loss allocations against specific loans in our evaluation of the allowance for loan losses.

We establish the general amount by taking the remaining loan portfolio (excluding those loans discussed above) with allocations based on historical losses in the total portfolio. The calculation of the general amount is then subjected to stress factors that are particularly subjective. The amount due to stress testing takes into consideration factors such as (1) the current economic condition and its impact on the industry; (2) the depth or experience in the lending staff; (3) any concentrations of credit (such as commercial real estate) in any particular industry group; (4) new banking laws or regulations; (5) past due trends; and (6) changes in lending policy or the quality of loan review. Risk ratings are applied to these factors to determine the amount of loan loss reserve necessary to adequately cover the potential losses which the bank could incur. The calculation is then reviewed and evaluated by management, who will use their best judgment to ensure the appropriateness of the reserve.

In assessing the adequacy of the allowance for loan losses, we also rely on an ongoing independent credit administration review process. We undertake this process both to ascertain whether there are loans in the portfolio whose credit quality has weakened over time and to assist in our overall evaluation of the risk characteristics of the entire loan portfolio. Our credit administration review process includes the judgment of management, the input of our internal loan review function, and reviews that may have been conducted by bank regulatory agencies as part of their usual examination process.

Our provision for loan losses was $614,000 and $356,000 in 2007 and 2006, respectively. The amounts provided were due primarily to increased growth of the loan portfolio and to our assessment of the inherent risk in the portfolio. There were no net charge-offs in either 2007 or 2006. We had $570,000 in nonperforming loans (nonaccrual loans and loans past due 90 days or more) and other real estate owned at December 31, 2007. We did not have any nonperforming loans or other real estate owned at December 31, 2006. Due to a $284,000 loan charge off made in June 2008 we anticipate taking an additional provision of approximately $284,000 to bring our allowance for loan loss to adequate levels (see “Recent Developments” at page 16).

Non-interest Income

Non-interest income consists of service charges on deposit accounts, mortgage origination income and other miscellaneous income. We have a mortgage origination unit that generates fee income from the origination and processing of conventional residential mortgages. These loans are funded by investors in the secondary market and therefore are never recorded on our books. We record fee income on an accrual basis in the month in which the income is earned.

Non-interest income decreased $75,000 to $330,000 in 2007 as compared to $405,000 in 2006. The decrease is primarily due to a decrease of $124,000 in mortgage origination income from $281,000 in 2006 to $157,000 in 2007. This decrease was due to an overall decline in market conditions and a decrease in the number of applicants.

Non-interest Expense

Non-interest expenses for 2007 and 2006 consist of salaries and employee benefits of $2,252,000 and $1,677,000, equipment and occupancy expenses of $441,000 and $362,000, and other operating expenses of $1,502,000 and $929,000, respectively. The increase in salaries and employee benefits of $575,000 over 2006 is primarily due to the addition of ten full time employees. The increase in equipment and occupancy expenses of $79,000 over 2006 is due primarily to increased depreciation of $99,000, decreased service contract expense of $14,000, and increased utilities expense of $20,000. The increase in other operating expenses of $573,000 over 2006 is due primarily to increased data processing expense of $14,000, increased postage and courier services of $35,000, increase in network support expense of $35,000, increased director committee expense of $43,000, increased shareholder communications of $35,000, increased accounting and auditing expenses of $123,000, increase in regulatory fees of $53,000 and increased phone service of $37,000. The increase in non-interest expenses is directly related to our overall growth and the opening of two additional branch offices during 2007.

Income Tax

Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” requires the asset and liability approach for financial accounting and reporting for deferred income taxes. We use the asset and liability method of accounting for deferred income taxes and provide deferred income taxes for all significant income tax temporary differences. See Note 7 to the Notes to Consolidated Financial Statements for additional detail.

As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation and the provision for loan losses, for tax and financial reporting purposes. These differences result in deferred tax assets and liabilities that are included in our consolidated balance sheet.

We must also assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. To the extent we establish a valuation allowance or adjust this allowance in a period, we must include an expense or benefit within the tax provision in the consolidated statement of income.

We have recorded on our consolidated balance sheet net deferred tax assets of $635,000. We believe there will be sufficient taxable income in the future to allow us to recover these deferred tax assets.

For the years ended December 31, 2007 and 2006, we recorded a provision for income tax expense of $485,000 and $411,000, respectively. This represented 42.0 % and 35.8% of our income before provision for income taxes 2007 and 2006, respectively. The increase in the effective tax rate and provision for income taxes in 2007 includes an adjustment of $33,000 related to the prior year.

Asset/Liability Management

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2007, the interest rate-sensitivity gap, the cumulative interest rate-sensitivity gap, the interest rate-sensitivity gap ratio and the cumulative interest rate-sensitivity gap ratio. The table also sets forth the periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin as the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within this period and at different rates.

	Within Three Months	After Three Months but Within One Year	After One Year but Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Interest-earning assets:
Federal funds sold	$6,113	$—	$—	$—	$6,113
Interest bearing deposits in banks	1,086	490	1,188	—	2,764
Securities	—	997	3,531	7,871	12,399
Loans	135,326	16,116	24,868	1,743	178,053

	142,525	17,603	29,587	9,614	199,329

Interest-bearing liabilities:
Interest-bearing demand and savings	58,226	—	—	—	58,226
Time deposits	15,088	84,975	16,384	99	116,546
Other borrowings	1,000	—	4,000	9,100	14,100

	74,314	84,975	20,384	9,199	188,872

Interest rate sensitivity gap	$68,211	$(67,372)	$9,203	$415	$10,457

Cumulative interest rate sensitivity gap	$68,211	$839	$10,042	$10,457

Interest rate sensitivity gap ratio	1.92	0.21	1.45	1.05

Cumulative interest rate sensitivity gap ratio	1.92	1.01	1.06	1.06

Selected Financial Information and Statistical Data

The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to the distribution of assets, liabilities and shareholders’ equity, the interest rates we experienced; our investment portfolio; our loan portfolio, including types of loans, maturities, and sensitivities of loans to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and allowance for loan losses; types of deposits and the return on equity and assets.

Distribution of Assets, Liabilities, and Shareholders’ Equity: Interest Rates and Interest Differentials

Average Balance Sheet:

The condensed average balance sheet for the years indicated is presented below in thousands:

	2007	2006
Assets
Cash and due from banks	$1,273	$1,086
Interest-bearing deposits in banks	3,359	1,584
Securities	10,487	6,508
Securities valuation account	(110)	(174)
Federal funds sold	2,820	967
Restricted equity securities	960	612
Loans (1)	148,881	96,390
Allowance for loan losses	(1,520)	(1,042)
Other assets	9,913	6,100

	$176,063	$112,031

Total interest-earning assets	166,507	106,061

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing demand	$5,700	$4,889
Interest-bearing demand and savings	50,294	12,407
Time deposits	89,619	69,472

	145,613	86,768
Other borrowings	12,499	8,744
Other liabilities	1,281	804

	159,393	96,316
Shareholders’ equity	16,670	15,715

	$176,063	$112,031

Total interest-earning assets	$152,412	$90,623

(1)	Nonaccrual loans included in average loans were $29,000 and $0 in 2007 and 2006, respectively.

Interest Income and Interest Expense

The following tables set forth the amount of our interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	Years Ended December 31,
	2007		2006
	Interest	Average Rate	Interest	Average Rate
INTEREST INCOME:
Interest and fees on loans (1)	$12,617	8.47%	$7,959	8.26%
Interest on taxable securities	492	4.69%	270	4.15%
Interest on federal funds sold	141	5.00%	48	4.96%
Interest on deposits in banks	160	4.76%	77	4.86%
Interest on other securities	48	5.00%	31	5.07%

Total Interest income	13,458	8.08%	8,385	7.91%

INTEREST EXPENSE:
Interest on interest-bearing demand and savings	2,456	4.88%	529	4.26%
Interest on time deposits	4,823	5.38%	3,355	4.83%
Interest on other borrowings	546	4.37%	436	4.99%

Total interest expense	7,825	5.13%	4,320	4.77%
NET INTEREST INCOME	$5,633		4,065

Net interest spread		2.95%		3.14%
Net yield on average interest-earning assets		3.38%		3.83%

(1)

Interest and fees on loans include $330,000 and $227,000 of loan fee income for the year ended December 31, 2007 and 2006, respectively. Interest income recognized on nonaccrual loans during 2007 and 2006 was insignificant.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately on a consistent basis to the change due to volume and the change due to rate.

	Year Ended December 31, 2007 vs. 2006 Changes Due to:
	Rate	Volume	Net
	(Dollars in Thousands)
Increase (decrease) in:
Income from interest-earning assets:
Interest and fees on loans	$207	$4,451	$4,658
Interest on taxable securities	39	183	222
Interest on federal funds sold	—	93	93
Interest on deposits in banks and other	(2)	85	83
Interest on other securities	—	17	17

Total Interest income	244	4,829	5,073

Expense from interest-bearing liabilities:
Interest on interest-bearing demand and savings	88	1,839	1,927
Interest on time deposits	414	1,054	1,468
Interest on other borrowings	(59)	169	110

Total interest expense	443	3,062	3,505

Net interest income	$(199)	$1,767	$1,568

Investment Portfolio

Types of Investments

The carrying amounts of securities held to maturity at December 31, 2007 and 2006 are summarized as follows:

	December 31,
	2007	2006
	(Dollars in Thousands)
State and county municipal bonds	$2,000	$645

The carrying amounts of securities available for sale at December 31, 2007 and 2006 are summarized as follows:

	December 31,
	2007	2006
	(Dollars in Thousands)
Government sponsored agencies	$7,425	$4,486
Mortgage backed securities	$1,858	$1,677

	$9,283	$6,163

Maturities

The amounts of debt securities, including the weighted average yield in each category as of December 31, 2007, are shown in the following table according to contractual maturity classifications (1) one year or less, (2) after one through five years, (3) after five through ten years and (4) after ten years. Restricted equity securities are not included in the table because they have no contractual maturity.

	One Year or Less		After One Year through Five Years		After Five Years through Ten Years		After Ten Years		Total
	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
Government sponsored agencies	$997	3.85%	$3,058	4.94%	$1,359	5.28%	$2,011	6.00%	$7,425	5.14%
State and county municipal	0	—	173	3.38%	201	4.00%	1,625	4.48%	1,999	4.34%
Mortgage-backed securities	0	—	300	4.50%	185	4.50%	1,374	5.02%	1,859	4.89%

	$997		$3,531		$1,745		5,010		$11,283

(1)	The weighted average yield were computed using coupon interest, adding discount accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security.

Loan Portfolio

Types of Loans

The amount of loans outstanding at March 31, 2008 and at December 31, 2007 and 2006 is shown in the following table according to the type of loan.

	March 31, 2008	December 31,
		2007	2006
	(Dollars in Thousands)
Commercial	$27,337	$19,032	$6,946
Real estate-construction	39,029	37,310	25,002
Real estate-mortgage	17,881	19,213	12,847
Real estate-commercial	100,689	100,505	72,088
Consumer installment and other	2,093	1,993	2,109

	187,029	178,053	118,992
Deferred loan fees	(31)	(18)	(65)
Allowance for loan losses	(1,944)	(1,849)	(1,235)

Loans, net	$185,054	$176,186	$117,692

Maturities and Sensitivities of Loans to Changes in Interest Rates

Total loans as of December 31, 2007 are shown in the following table according to contractual maturity classification one year or less, after one year through five years, and after five years.

(Dollars in Thousands)
Revolving, Open-end 1-4 family
One year or less	$2,448
After one year through five years	292
After five years	—

2,740

Closed-end 1-4 family
One year or less	10,363
After one year through five years	7,691
After five years	7,054

25,108

Construction and Land Development
One year or less	87,046
After one year through five years	21,494
After five years	27

108,567

Nonfarm, Nonresidential
One year or less	9,568
After one year through five years	20,273
After five years	2,868

32,709

Commercial and Industrial
One year or less	4,453
After one year through five years	2,945
After five years	—

7,398

Other
One year or less	908
After one year through five years	605
After five years	—

1,513

$178,035

The following table summarizes loans at December 31, 2007 with due dates after one year that have predetermined and floating or adjustable interest rates.

December 31, 2007
(Dollars in Thousands)
Predetermined interest rates	$27,705
Floating or adjustable interest rates	35,544

$63,249

Risk Elements

Information with respect to nonaccrual, past due, and restructured loans is as follows:

	March 31, 2008	December 31,
		2007	2006
	(Dollars in Thousands)
Nonaccrual loans	$535	$128	$—
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	752	200	—
Restructured loans	—	—	—
Potential problem loans	2,583	4,345	—
Interest income that would have been recorded on nonaccrual and restructured loans under original terms	24	5	—
Interest income that was recorded on nonaccrual and restructured loans	12	1	—

Potential problem loans are defined as loans about which we have serious doubts as to the ability of the borrower to comply with the present loan repayment terms and which may cause the loan to be placed on nonaccrual status, to become past due more than ninety days, or to be restructured. The increase in potential problem loans at December 31, 2007 as compared to 2006 consists of seven loan relationship of which we have determined that a specific allowance of approximately $105,000 is required at December 31, 2007.

It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of interest becomes doubtful. The collection of interest becomes doubtful when there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected unless the loan is both well-secured and in the process of collection.

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties that management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which we are aware of any information that causes us to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

Summary of Loan Loss Experience

The following table summarizes average loan balances for the periods indicated determined using the daily average balances during the period; changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense and the ratio of net charge-offs during the period to average loans.

	Three Months Ended March 31, 2008	Year Ended December 31,
		2007	2006
	(Dollars in Thousands)
Average amount of loans outstanding	$185,871	$148,881	$96,390

Balance of allowance for loan losses at beginning of year	$1,849	$1,235	$879

Loans charged off
Commercial loans	(180)	—	—
Installment loans	—	—	(2)
Loans recovered
Commercial loans	—	—	—
Installment loans	—	—	2

Net charge-offs	(180)	—	—

Additions to allowance charged to operating expense during year	275	614	356

Balance of allowance for loan losses at end of year	1,994	$1,849	$1,235

Ratio of net loans charged off during the year to average loans outstanding	0.10%	.00%	.00%

The allowance for loan losses is maintained at a level that is deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Our evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions that may affect the borrower’s ability to pay and the underlying collateral value of the loans. In making this evaluation we rely to some extent on information provided to us by selling banks with respect to loan participations that we purchase. As of December 31, 2007 we had purchased a total of $19.2 million in loan participations, which constituted approximately 10.8% of our total loan portfolio. While we generally apply the same underwriting standards to loan participations as we do to loans we originate, we may experience a loss if we are unable to detect inaccuracies in the information provided by the selling bank. Please see a further discussion of our evaluation of the allowance for loan losses under the caption “Provision for Loan Losses” included in this discussion.

As of March 31, 2008 and December 31, 2007 and 2006, our allocation of the allowance for loan losses does not specifically correspond to the categories of loans listed below. Based on our best estimate, the allocation for loan losses to type of loans, as of the indicated dates, is as follows:

	March 31, 2008		December 31, 2007		December 31, 2006
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in Thousands)
Commercial	$292	15%	$203	11%	$74	6%
Real estate – construction	408	21	388	21	259	21
Real estate – mortgage	175	9	203	11	136	11
Real estate – commercial	1,050	54	1,036	56	741	60
Consumer installment	19	1	19	1	25	2

	1,944	100%	$1,849	100%	$1,235	100%

Deposits

The average amount of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand deposits and savings deposits, and time deposits, for the period of operations is presented below.

	Three Months Ended March 31, 2008(1)		Years Ended December 31,
			2007 (1)		2006 (1)
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in Thousands)
Noninterest-bearing demand deposits	$4,786	—%	$5,700	—%	$4,889	—%
Interest-bearing demand deposits and savings	59,901	3.49	50,294	4.88	12,407	4.26
Time deposits	119,889	5.18	89,619	5.38	69,472	4.83

	$184,576		$145,613		$86,768

(1)	Average balances were determined using the daily average balances during the period.

The aggregate amount of time deposits issued in denominations of $100,000 or more as of March 31, 2008 and December 31, 2007 are shown below by category, which is based on time remaining until maturity of (1) three months or less, (2) over three through six months, (3) over six through twelve months, and (4) over twelve months.

	March 31, 2008	December 31, 2008

	(Dollars in Thousands)
Three months or less	$8,852	$3,089
Over three months through six months	5,920	8,229
Over six months through twelve months	30,567	22,344
Over twelve months	2,815	7,121

Total	$48,154	$40,783

We had brokered deposits of $16,495,000 and $9,354,000 at December 31, 2007 and 2006, respectively.

Return on Assets and Shareholders’ Equity

The following rate of return information for the year indicated is presented below.

	Year Ended December 31,
	2007	2006
	(Dollars in Thousands)
Return on assets (1)	0.37%	0.65%
Return on equity (2)	4.01%	4.66%
Dividend payout ratio (3)	—%	—%
Equity to assets ratio (4)	9.47%	14.03%

(1)	Net income divided by average total assets.

(2)	Net income divided by average equity.

(3)	Dividends declared per share of common stock divided by net income per share.

(4)	Average equity divided by average total assets.

Business

Piedmont Community Bank Group, Inc.

We were organized in 2006 as a Georgia corporation for the purpose of acquiring all of the common stock of Piedmont Community Bank, a Georgia bank which opened for business on July 22, 2002. On February 7, 2007 we became the sole shareholder of Piedmont Community Bank by virtue of a merger between Piedmont Community Bank and PCB Interim Corporation, a wholly-owned subsidiary of ours that was created to facilitate the reorganization of the bank into a holding company structure. We are a bank holding company within the meaning of the Bank Holding Company Act of 1956 and the Georgia Bank Holding Company Act.

We were organized to facilitate our ability to serve our customers’ requirements for financial services. The holding company structure provides flexibility for expansion of our banking business through the possible acquisition of other financial institutions and the provision of additional banking-related services which a traditional commercial bank may not provide under present laws. We have no current plans to acquire any operating subsidiaries other than our existing bank. However, we may make acquisitions in the future if such acquisitions are deemed to be in the best interest of our shareholders. Any acquisitions will be subject to certain regulatory approvals and requirements.

Piedmont Community Bank

Piedmont Community Bank is a community-oriented full service commercial bank headquartered at 110 Bill Conn Parkway, Gray, Georgia 31032. We seek to be the premier community bank servicing the greater middle Georgia region. The bank received its Georgia banking charter in 2002 and opened for business on July 22, 2002. It currently has four locations. Its telephone number is (478) 986-5900. In 2006, we opened a full-service branch at 1611 Bass Road, Macon, Georgia 31210. We opened two additional branches during the second quarter of 2007. These branches are located at 4511 Forsyth Road in Macon, Georgia 31210 and at 1040 Founder’s Row, Suite C, in Greensboro, Georgia 30642. On July 1, 2008 we opened a branch located at 76 E. Johnston Street, Forsyth, Georgia, which is in Monroe County. Subject to regulatory approval, we intend to open a branch in Houston County during 2009. The proposed Houston County location is 401 S. Houston Lake Rd., Warner Robbins, Georgia 31088.

Our bank is a community oriented, full-service commercial bank that emphasizes its status as a community owned bank with local decision making responsibilities and a high level of personal service. The bank offers checking, money market, savings, individual retirement and time deposit accounts; issues ATM and debit cards, travelers checks and official checks; conducts wire transfer services, internet banking and provides safe deposit and telephone banking services. The bank offers a variety of lending services including commercial, construction, real estate, consumer purpose as well as home equity, overdraft protection and personal lines of credit. The bank operated a mortgage origination office through a limited liability company. Effective November 1, 2006, Piedmont Community Mortgage, LLC discontinued operations. The mortgage operation is now operated as a division of the bank.

Market Area

Our primary service area consists of various counties generally located in the middle part of Georgia including Baldwin, Bibb, Greene, Houston, Jones, Monroe, and Putnam Counties.

Growth Strategy

It is our vision to be the community bank for middle Georgia. Through careful planning and research, we have identified growth markets in middle Georgia where we believe that we can introduce our philosophy of excellent customer care and provide a better banking alternative for these markets. In addition to our main office in Gray, we have opened two branch offices in Macon and one at Lake Oconee just outside of Greensboro. We purchased land in Forsyth and Warner Robins for future branch locations which we intend to open during 2008 and 2009, pending regulatory approval. We have also identified the need for a downtown Macon presence and the possibility of another branch office within middle Georgia, although no specific plans have been developed for these potential branches. If we are successful in implementing our branch expansion plans, we should have a network of seven to eight offices within the next 18 to 24 months.

Management

We have assembled an experienced team of bankers who have all developed their careers in middle Georgia. Our executive management team consists of the following individuals:

•

R. Drew Hulsey, our CEO, has over 20 years of banking experience which includes service in Valdosta, Tifton, Savannah and Macon, Georgia. Before joining the Bank as CEO in 2003, Mr. Hulsey served as Regional Business Banking Manager at BB&T in Macon. He graduated with a BBA in Finance from Georgia Southern University in Statesboro, Georgia. He is also an alumnus of the Graduate School of Banking at Louisiana State University.

•

Mickey Parker, our President, began his banking career in 1973 with Citizens & Southern National Bank in Macon, Georgia. In 1997, Mr. Parker was hired by the Bank of Eastman as City President of their new branch, Magnolia State Bank of Gray, Georgia. Mr. Parker resigned from Magnolia State Bank in 2001 to organize our bank subsidiary. He graduated from Mercer University in Macon, Georgia with degrees in Political Science and Business Administration.

•

Julie Simmons, our CFO, began her banking career in 1983. She has worked in the banking industry in Milledgeville, Macon, and Dawsonville, Georgia. Prior to joining us in 2001 Ms. Simmons had most recently served as internal audit director for Century South Banks from 1996 to 2001. She graduated from Georgia College in Milledgeville, Georgia.

•

Cole Davis, our EVP of Retail Banking, has over 25 years of banking experience which includes service in Forsyth and Macon, Georgia. Prior to joining us in 2005 he had most recently served as Regional Retail Banking Manager of BB&T in Macon, Georgia since 1997. He graduated with a BBA in Business Management from Georgia College in Milledgeville, Georgia.

Industry and Competition

We encounter vigorous competition from other commercial banks, savings and loan associations and other financial institutions and intermediaries in our service areas. Our bank competes with other banks in its primary service area in obtaining new deposits and accounts, making loans, obtaining branch banking locations and providing other banking services. Our bank also competes with savings and loan associations and credit unions for savings and transaction deposits, time deposits and various types of retail and commercial loans. Based on statistical data published by the FDIC, there were a total of 71 banking offices in the three counties where we currently have branches. According to these same statistics, we held only 0.08% of the total deposits in the state of Georgia as of June 30, 2007.

Our bank must also compete with other financial intermediaries, including mortgage banking firms and real estate investment trusts, small loan and finance companies, insurance companies, credit unions, leasing companies and certain government agencies. Competition exists for time deposits and, to a more limited extent, demand and transaction deposits offered by a number of other financial intermediaries and investment alternatives, including money market mutual funds, brokerage firms, government and corporate bonds and other securities.

Competition for banking services in the State of Georgia is not limited to institutions headquartered in the State. A number of large interstate banks, bank holding companies and other financial institutions and intermediaries have established loan production offices, small loan companies and other offices and affiliates in the State of Georgia. Many of the interstate financial organizations that compete in the Georgia market engage in regional, national or international operations and have substantially greater financial resources than we do.

Our larger competitors offer various services that we do not provide, including a more extensive and established branch network and trust services. Furthermore, we have a lower legal lending limit than many of our competitors, which precludes us from making large loans. Despite these advantages, we believe that we can compete effectively with our larger competitors by offering local access, competitive products and services and more responsive customer service. Our rates on loans and deposits are competitive with other financial institutions in our market. To distinguish ourselves, however, we strive to respond to credit requests more quickly than our competitors based on our personal knowledge of the customer and the collateral. We feel that our larger competitors often lack the consistency of local leadership and decision-making authority necessary to provide efficient service to individuals and small to medium-sized business customers. While our locally-based competitors may also possess some of these qualities, we believe that we can effectively compete with these institutions through our experienced banking staff.

We expect that competition will remain intense in the future due to state and federal laws and regulations, and the entry of additional bank and non-bank competitors in our markets.

Internet Website

We maintain a website at www.piedmontcommunitybank.com. The information contained on that website is not included as part of, or incorporated by reference into, this prospectus.

Types of Loans

Below is a description of the principal categories of loans we make through our banking subsidiary and the relative risks involved with each category.

Commercial Real Estate

We make loans to borrowers secured by commercial real estate located in our market area. In underwriting these type loans we consider the historic and projected future cash flows of the real estate. We make an assessment of the physical condition and general location of the property and the effect these factors will have on its future desirability from a tenant standpoint. We will lend up to a maximum 90% loan to value ratio and require a minimum debt coverage ratio or other compensating factors.

Commercial real estate lending offers some risks not found in traditional residential real estate lending. Repayment is dependent upon successful management and marketing of properties and on the level of expense necessary to maintain the property. Repayment of these loans may be adversely affected by conditions in the real estate market or the general economy. Also, commercial real estate loans typically involve relatively large loan balances to single borrowers. To mitigate these risks, we monitor our loan concentration and loans are audited by a third party auditor. This type loan generally has a shorter maturity than other loan types, which gives us an opportunity to reprice, restructure or decline to renew the credit. As with other loans, all commercial real estate loans are graded depending upon strength of credit and performance. A lower grade will bring increased scrutiny by management and the board of directors.

Commercial real estate loans constituted approximately 54% of our total loan portfolio at March 31, 2008. This percentage is down from approximately 56% of our total loan portfolio at December 31, 2007 and from approximately 60% at December 31, 2006.

Construction and Development Loans

We make construction and development loans to customers in our market area. Loans are granted for both speculative projects and those being built with end buyers and lessees already secured. We will only lend money to finance speculative projects when we are confident, based on all of the particular facts and circumstances, that the borrower will be able to repay the loan without relying on the real estate collateral. In other words, while we will take a security interest in the project in an abundance of caution, we will only extend credit to fund speculative projects if the financial strength of the borrower supports repayment outside of the collateral. Loans for speculative projects, which includes commercial properties without identified tenants, make up approximately 73% of our construction and development loans.

Construction and development loans are subject primarily to market and general economic risk caused by inventory build-up in periods of economic prosperity. During times of economic stress this type of loan has typically had a greater degree of risk than other loan types. Unlike other types of loans, these loans are also subject to risks related to construction delays that may be caused by weather or other factors. To mitigate that risk, the board of directors and management reviews the entire portfolio on a monthly basis. The percentage of our portfolio being built on a speculative basis is tracked very closely. On a quarterly basis the portfolio is segmented by market area to allow analysis of exposure and a comparison to current inventory levels in these areas. Loan policy also provides for limits on speculative lending by borrower and by real estate project.

Construction and development loans constituted approximately 21% of our total loan portfolio at March 31, 2008. This percentage is unchanged from both December 31, 2007 and December 31, 2006.

Commercial and Industrial Loans

We make loans to small- and medium-sized businesses in our primary trade area for purposes such as new or upgrades to plant and equipment, inventory acquisition and various working capital purposes. Commercial loans are granted to borrowers based on cash flow, ability to repay and degree of management expertise. This type of loan may be subject to many different types of risk, which will differ depending on the particular industry a borrower is engaged in. General risks to an industry, or segment of an industry, are monitored by senior management on an ongoing basis. When warranted, individual borrowers who may be at risk due to an industry condition may be more closely analyzed and reviewed at a loan committee or board of directors level. On a regular basis, commercial and industrial borrowers are required to submit statements of financial condition relative to their business to us for review. These statements are analyzed for trends and the loan is assigned a credit grade accordingly. Based on this grade, the loan may receive an increased degree of scrutiny by management up to and including additional loss reserves being required.

Commercial and industrial loans will usually be collateralized. Generally, business assets are used and may consist of general intangibles, inventory, equipment or real estate. Collateral is subject to risk relative to conversion to a liquid asset if necessary as well as risks associated with degree of specialization, mobility and general collectability in a default situation. To mitigate this risk, collateral is underwritten to strict standards including valuations and general acceptability based on our ability to monitor its ongoing health and value.

Commercial and industrial loans constituted approximately 15% of our total loan portfolio at March 31, 2008. This percentage is up from approximately 11% of our total loan portfolio at December 31, 2007 and from approximately 6% at December 31, 2006. As we grow we intend to place more emphasis on commercial lending in order to diversify our portfolio, although we anticipate that it will continue to constitute a relatively small part of our portfolio over the foreseeable future.

Consumer Loans

We offer a variety of loans to retail customers in the communities we serve. Consumer loans in general carry a moderate degree of risk compared to other loans. They are generally more risky than traditional residential real estate loans but less risky than commercial loans. Risk of default is usually determined by the well being of the national and local economies. During times of economic stress there is usually some level of job loss both nationally and locally, which directly affects the ability of the consumer to repay debt. Risk on consumer loans is generally managed though policy limitations on debt levels consumer borrowers may carry and limitations on loan terms and amounts depending upon collateral type.

Various types of consumer loans include the following:

•	home equity loans – open and closed end;

•	automobile, RV and boat financing;

•	loans secured by deposits;

•	overdraft protection lines; and

•	secured and unsecured personal loans.

The various types of consumer loans all carry varying degrees of risk. Loans secured by deposits carry little or no risk and in our experience have had a zero default rate. Home equity lines carry additional risk because of the increased difficulty of converting real estate to cash in the event of a default. However, underwriting policy provides mitigation to this risk in the form of a maximum loan to value ratio of 90% on a collateral type that has historically appreciated in value. We also require the customer to carry adequate insurance coverage to pay all mortgage debt in full if the collateral is destroyed. Vehicle financing carries additional risks over loans secured by real estate in that the collateral is declining in value over the life of the loan and is mobile. Risks inherent in vehicle financing are managed by matching the loan term with the age and remaining useful life of the collateral to ensure the customer has an equity position and is not “upside down.” Collateral is protected by requiring the customer to carry insurance showing the bank as loss payee. We also have a blanket policy that covers us in the event of a lapse in the borrower’s coverage and also provides assistance in locating collateral when necessary. Secured personal loans carry additional risks over the previous types in that they are generally smaller and made to borrowers with somewhat limited financial resources and credit histories. These loans are secured by a variety of collateral with varying degrees of marketability in the event of default. Risk on these types of loans is managed primarily at the underwriting level with strict adherence to debt to income ratio limitations and conservative collateral valuations. Overdraft protection lines and other unsecured personal loans carry the greatest degree of risk in the consumer portfolio. Without collateral, we are completely dependent on the commitment of the borrower to repay and the stability of the borrower’s income stream. Again, primary risk management occurs at the underwriting stage with strict adherence to debt to income ratios, time in present job and in industry and policy guidelines relative to loan size as a percentage of net worth and liquid assets.

Consumer loans represent only a small portion of our overall loan portfolio. As of March 31, 2008, they constituted only 1% of our total loan portfolio. The percentage is relatively unchanged from 1.0% of our total loan portfolio at December 31, 2007 and down from approximately 2% of our total loan portfolio at December 31, 2006. We expect that consumer loans will continue to represent an insignificant portion of our loan portfolio.

Unsecured Loans

The vast majority of our loans are secured by assets of the borrower. Occasionally, however, we will make commercial or consumer loans on an unsecured basis. These loans may be made when we believe that the financial strength of the borrower supports repayment without the need to look toward the collateral. As of March 31, 2008, we had approximately $3.5 million in unsecured loans, which represented 2% of our total loan portfolio. As of December 31, 2007, we had approximately $3.4 million in unsecured loans, which represented 1.9% of our total loan portfolio.

Loan Participations

We sell loan participations in the ordinary course of business when an originated loan exceeds our legal lending limit as defined by state banking laws. These loan participations are sold to other financial institutions without recourse. As of March 31, 2008 we had sold a total of $34 million in loan participations for an amount that equaled 18% of the total loans on that date.

We also purchase loan participations from time to time from other banks in the ordinary course of business, usually without recourse. Purchased loan participations are underwritten in accordance with our loan policy and represent a source of loan growth to us. Although the originating financial institution provides much of the initial underwriting documentation, management is responsible for the appropriate underwriting, approval and the on-going evaluation of the loan. One risk associated with purchasing loan participations is that we often rely on information provided by the selling bank regarding collateral value and the borrower’s capacity to pay. To the extent this information is not accurate, we may experience a loss on these participations. Otherwise, we believe that the risk related to purchased loan participations is consistent with other similar type loans in the loan portfolio. If a purchased loan participation defaults, we usually have no recourse against the selling bank but will take other commercially reasonable steps to minimize our loss. As of March 31, 2008, we had purchased $21 million in loan participations. The total principal amount of these participations comprised 11% of our total loan portfolio on March 31, 2008.

Management’s Policy for Determining the Loan Loss Allowance

The allowance for loan losses represents management’s assessment of the risk associated with extending credit and its evaluation of the quality of the loan portfolio. In calculating the adequacy of the loan loss allowance, management evaluates the following factors:

•	the asset quality of individual loans;

•	changes in the national and local economy and business conditions/development, including underwriting standards, collections, charge off and recovery practices;

•	changes in the nature and volume of the loan portfolio;

•	changes in the experience, ability and depth of the lending staff and management;

•	changes in the trend of the volume and severity of past dues and classified loans; and trends in the volume of non-accrual loans, troubled debt restructurings and other modifications;

•	possible deterioration in collateral segments or other portfolio concentrations;

•	historical loss experience used for pools of loans (i.e. collateral types, borrowers, purposes, etc.);

•	changes in the quality of our loan review system and the degree of oversight by the bank’s board of directors;

•	the effect of external factors such as competition and the legal and regulatory requirement on the level of estimated credit losses in our current loan portfolio; and

•	off-balance sheet credit risks.

These factors are evaluated at least quarterly and changes in the asset quality of individual loans are evaluated more frequently and as needed.

After a loan is underwritten and booked, loans are monitored or reviewed by the account officer, management, and external loan review personnel during the life of the loan. Payment performance is monitored monthly for the entire loan portfolio, account officers contact customers during the course of business and may be able to ascertain if weaknesses are developing with the borrower, external loan personnel perform an independent review annually, and federal and state banking regulators perform periodic reviews of the loan portfolio. If weaknesses develop in an individual loan relationship and are detected then the loan is downgraded and higher reserves are assigned based upon management’s assessment of the weaknesses in the loan that may affect full collection of the debt. If a loan does not appear to be fully collectible as to principal and interest then the loan is recorded as a non-accruing loan and further accrual of interest is discontinued while previously accrued but uncollected interest is reserved against income. If a loan will not be collected in full then the allowance for loan losses is increased to reflect management’s estimate of potential exposure of loss.

We had no net losses in 2007 or in 2006. Historical performance, however, is not an indicator of future performance and future results could differ materially. However, management believes that based upon historical performance, known factors, management’s judgment, and regulatory methodologies, that the current methodology used to determine the adequacy of the allowance for loan losses is reasonable.

Our allowance for loan losses is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance for loan losses and the size of the allowance for loan losses in comparison to a group of peer banks identified by the regulators. During their routine examinations of banks regulatory agencies may require a bank to make additional provisions to its allowance for loan losses when, in the opinion of the regulators, credit evaluations and allowance for loan loss methodology differ materially from those of management.

While it is our policy to charge off in the current period loans for which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management’s judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

Management’s Policy for Investing in Securities

Funds that are not otherwise needed to meet our loan demand may be invested in accordance with our investment policy. The purpose of the investment policy is to provide a guideline by which these funds can best be invested to earn the maximum return, yet still maintain sufficient liquidity to meet fluctuations in our loan demand and deposit structure. Our investment policy adheres to the following objectives:

•	provide an investment medium for funds which are not needed to meet loan demand, or deposit withdrawal;

•	optimize income generated from the investment account consistent with the stated objectives for liquidity and quality standards;

•	meet regulatory standards;

•	provide collateral which the financial institution is required to pledge against public monies;

•	provide an investment medium for funds which may be needed for liquidity purposes; and

•	provide an investment medium which will balance market and credit risk for other assets and our liability structure.

Our investment securities consist primarily of obligations of the United States or its agencies.

Deposit Services

We seek to establish and maintain solid core deposits, including checking accounts, money market accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, we employ a comprehensive marketing plan for our market, and feature a broad product line and competitive services. The primary sources of deposits are residents of, and businesses and their employees located within our market. We obtain these deposits primarily through personal solicitation by our officers and directors, direct mail solicitations, and limited advertisements published in the local media. We generate deposits by offering a broad array of competitively priced deposit services, including demand deposits, regular savings accounts, money market deposits, certificates of deposit, retirement accounts and other legally permitted deposit or funds transfer services that may be offered to remain competitive in the market.

Other Banking Services

We provide traveler’s checks, direct deposit of payroll and social security checks, and automatic transfers for various accounts. We are also associated with a shared network of automated teller machines that our customers are able to use throughout Georgia and other regions. We offer MasterCard® and VISA® credit card services through a correspondent bank.

Marketing and Advertising

Our target customers are the residents and the small businesses and their employees located within our market area. We emphasize our local ownership and management in providing banking services to these customers. We use a comprehensive marketing approach including logo, brochures, advertising in various media such as newspapers, and a website. Additionally, we sponsor community activities on an active, ongoing basis.

Properties

The table and text below provides certain information about the properties that we own or lease.

Property Description	Property Location	Own or Lease?	Mortgage or Liens	Date Built
Main Office	110 Bill Conn Parkway Gray, Georgia 31032	Own	None	2003

Branch Office	1611 Bass Road Macon, Georgia 31210	Own	None	2006

Branch Office	4511 Forsyth Road Macon, Georgia 31210	Own	None	2006

Branch Office	1040 Founder’s Row, Suite C Greensboro, Georgia 30642	Lease	None	N/A

Branch Office	76 E. Johnston Street Forsyth, Georgia 31029	Own	None	2008

Land for Branch Office (branch opening subject to regulatory approval)	401 S. Houston Lake Rd. Warner Robbins, Georgia 31088	Own	None	Pending

Our main office, located at 110 Bill Conn Parkway, Gray, Georgia 31032, was built in 2003, has approximately 9,000 square feet of interior space and three drive-thru lanes, and presently houses the administrative functions of both the holding company and our bank subsidiary. We own the furniture, fixtures and equipment located at this location.

Our branch office, located at 1611 Bass Road, Macon, Georgia 31210, was built in 2006, has approximately 3,600 square feet of interior space and three drive-thru lanes. We own the furniture, fixtures and equipment located at this location.

We acquired the building and real estate for a branch office located at 4511 Forsyth Road, Macon, Georgia 31210 in 2006. It has approximately 2,900 square feet of interior space and opened in the second quarter of 2007.

We lease office space for our branch office at 1040 Founder’s Row, Suite C, Greensboro, Greene County, Georgia 30642. We opened this branch in the second quarter of 2007. It has approximately 1,400 square feet of interior space.

Our branch office, located at 76 E. Johnston Street, Forsyth, Georgia 31029, was completed and opened July 2008, with approximately 3,600 square feet of interior space and three drive-thru lanes. We own the furniture, fixtures and equipment located at this location.

We have purchased real estate in Houston County with a view toward constructing a branch on this property. The property is located at 401 S. Houston Lake Rd., Warner Robbins, Georgia 31088. We intend to open our proposed Houston County branch in 2009. Our opening of this additional branch, however is subject to regulatory approval.

Employees

As of March 31, 2008, we had 45 total employees including 42 full-time equivalent employees. We are not a party to any collective bargaining agreement.

Legal Proceedings

We are subject to claims and litigation in the ordinary course of business. We believe that any pending claims and litigation will not have a material adverse effect on our consolidated position. As of December 31, 2007, we are not a party to any proceeding to which any director, officer or affiliate of the issuer, any owner of more than 5% of its voting securities is a party adverse to us.

Supervision and Regulation

Both Piedmont Community Bank Group, Inc. and Piedmont Community Bank are subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of their operations. These laws generally are intended to protect depositors and not shareholders. The following discussions describes the material elements of the regulatory framework that applies to us.

Piedmont Community Bank Group, Inc.

Since we own all of the capital stock of the Piedmont Community Bank, we are a bank holding company under the federal Bank Holding Company Act of 1956 (the “BHC Act”). As a result, we are primarily subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). As a bank holding company located in Georgia, the Georgia Department of Banking and Finance (the “GDBF”) also regulates and monitors all significant aspects of our operations.

Acquisition of Banks

The BHC Act requires every bank holding company to obtain the Federal Reserve’s prior approval before:

•

acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank’s voting shares;

•	acquiring all or substantially all of the assets of any bank; or

•	merging or consolidating with any other bank holding company.

Additionally, the BHC Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve’s consideration of financial resources generally focuses on capital adequacy, which is discussed below.

Under the BHC Act, if adequately capitalized and adequately managed, we or any other bank holding company located in Georgia may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. Currently, Georgia law prohibits acquisitions of banks that have been chartered for less than three years. Because the bank has been chartered for more than three years, this limitation would not limit our ability to sell.

Change in Bank Control

Subject to various exceptions, the BHC Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is presumed to exist if an individual or company acquires 10% or more of any class of voting securities and either:

•	the bank holding company has registered securities under Section 12 of the Exchange Act; or

•	no other person owns a greater percentage of that class of voting securities immediately after the transaction.

Our common stock is registered under Section 12 of the Exchange Act. The regulations also provide a procedure for challenging the rebuttable presumption of control.

Permitted Activities

A bank holding company is generally permitted under the BHC Act to engage in or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in the following activities:

•	banking or managing or controlling banks; and

•	any activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking includes:

•	factoring accounts receivable;

•	making, acquiring, brokering or servicing loans and usual related activities;

•	leasing personal or real property;

•	operating a non-bank depository institution, such as a savings association;

•	trust company functions;

•	financial and investment advisory activities;

•	conducting discount securities brokerage activities;

•	underwriting and dealing in government obligations and money market instruments;

•	providing specified management consulting and counseling activities;

•	performing selected data processing services and support services;

•	acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

•	performing selected insurance underwriting activities.

Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness, or stability of it or any of its bank subsidiaries.

In addition to the permissible bank holding company activities listed above, a bank holding company may qualify and elect to become a financial holding company, permitting the bank holding company to engage in activities that are financial in nature or incidental or complementary to financial activity. The BHC Act expressly lists the following activities as financial in nature:

•	lending, trust and other banking activities;

•	insuring, guaranteeing, or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent, or broker for these purposes, in any state;

•	providing financial, investment, or advisory services;

•	issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

•	underwriting, dealing in or making a market in securities;

•	other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

•	foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

•	merchant banking through securities or insurance affiliates; and

•	insurance company portfolio investments.

To qualify to become a financial holding company, our bank and any other depository institution subsidiary of ours must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least “satisfactory.” Additionally, we must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve within 30 days’ written notice prior to engaging in a permitted financial activity. While we meet the qualification standards applicable to financial holding companies, we have not elected to become a financial holding company at this time, although we may do so in the future.

Support of Subsidiary Institutions

Under Federal Reserve policy, we are expected to act as a source of financial strength for our bank and to commit resources to support the bank. This support may be required at times when, without this Federal Reserve policy, we might not be inclined to provide it. In addition, any capital loans made by us to our bank will be repaid in full. In the unlikely event of our bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of the bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Piedmont Community Bank

Piedmont Community Bank is subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. These laws are generally intended to protect depositors and not shareholders. The following discussion describes the material elements of the regulatory framework that applies to us.

Since the bank is a commercial bank chartered under the laws of the State of Georgia, it is primarily subject to the supervision, examination and reporting requirements of the FDIC and the GDBF. The FDIC and the GDBF regularly examine the bank’s operations and have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. Both regulatory agencies have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, the bank’s deposits are insured by the FDIC to the maximum extent provided by law. The bank is also subject to numerous state and federal statutes and regulations that affect its business, activities and operations.

Branching

Under current Georgia law, the bank may open branch offices throughout Georgia with the prior approval of the GDBF. In addition, with prior regulatory approval, the bank may acquire branches of existing banks located in Georgia. The bank and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the laws of the applicable state (the foreign state). Georgia law, with limited exceptions, currently permits branching across state lines through interstate mergers.

Under the Federal Deposit Insurance Act, states may “opt-in” and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects us from an important segment of potential competition. However, because Georgia has elected not to opt-in, our ability to establish a new start-up branch in another state may be limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if their home state has also elected to opt-in. Consequently, unless Georgia changes its election, the only way we will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

Prompt Corrective Action

The FDIC Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) in which all institutions are placed. The federal banking agencies have also specified by regulation the relevant capital levels for each of the other categories. At March 31, 2008, our bank qualified for the well-capitalized category.

Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized.

An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary’s assets at the time it became undercapitalized or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

FDIC Insurance Assessments

The FDIC merged the Bank Insurance Fund and the Savings Association Insurance Fund to form the Deposit Insurance Fund on March 31, 2006. The Bank is a member of the Deposit Insurance Fund and therefore pays deposit insurance assessments to the Deposit Insurance Fund.

Pursuant to the Federal Deposit Insurance Corporation Improvement Act, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance fund. Effective January 1, 2007, the FDIC established a risk-based assessment system for determining the deposit insurance assessments to be paid by insured depository institutions. Under the assessment system, the FDIC assigns an institution to one of four risk categories, with the first category having two sub-categories based on the institution’s most recent supervisory and capital evaluations, designed to measure risk. Assessment rates currently range from 0.05% of deposits for an institution in the highest sub-category of the highest category to 0.43% of deposits for an institution in the lowest category. The FDIC is authorized to raise the assessment rates as necessary to maintain the required reserve ratio of 1.25%.

In addition, all FDIC-insured institutions are required to pay assessments to the FDIC at an annual rate of approximately 0.0124% of insured deposits to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017 through 2019.

Under the Federal Deposit Insurance Act, the FDIC may terminate the insurance of an institution’s deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Community Reinvestment Act

The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve or the FDIC will evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the bank. Since our aggregate assets are not more than $250 million, under the Gramm-Leach-Bliley Act, we are generally subject to a Community Reinvestment Act examination only once every 60 months if we receive an “outstanding” rating, once every 48 months if we receive a “satisfactory” rating and as needed if our rating is “less than satisfactory”. Additionally, we must publicly disclose the terms of various Community Reinvestment Act-related agreements.

Other Regulations

Interest and other charges collected or contracted for by our bank are subject to state usury laws, and federal laws concerning interest rates. For example, under the Soldiers’ and Sailors’ Civil Relief Act of 1940, a lender is generally prohibited from charging an annual interest rate in excess of 6% on any obligation for which the borrower is a person on active duty with the United States military.

Our bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	Federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provisions of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Soldiers’ and Sailors’ Civil Relief Act of 1940, governing the repayment terms of, and property rights underlying, secured obligations of persons in military service; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

In addition to the federal and state laws noted above, the Georgia Fair Lending Act (“GAFLA”) imposes restrictions and procedural requirements on most mortgage loans made in Georgia, including home equity loans and lines of credit. On August 5, 2003, the Office of the Comptroller of the Currency (the “OCC”) issued a formal opinion stating that the entirety of GAFLA is preempted by federal law for national banks and their operating subsidiaries. GAFLA contains a provision that preempts GAFLA as to state banks in the event that the OCC preempts GAFLA as to national banks. Therefore, the bank is exempt from the requirements of GAFLA.

The deposit operations of our bank are subject to:

•

the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•

the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Capital Adequacy

We and our bank are required to comply with the capital adequacy standards established by the Federal Reserve (in the case of the holding company) and the FDIC (in the case of the bank). The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies. Since our consolidated total assets are less than $500 million, under the Federal Reserve’s capital guidelines, our capital adequacy is measured on a bank-only basis, as opposed to a consolidated basis. Our bank is also subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of qualifying cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Tier 2 Capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital. At March 31, 2008 our bank’s ratio of total capital to risk-weighted assets was 10.11% and its ratio of Tier 1 Capital to risk-weighted assets was 9.20%.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the Federal Reserve’s risk-based capital measure for market risk. All other banking holding companies generally are required to maintain a leverage ratio of at least 4%. At March 31, 2008, our bank’s leverage ratio was 9.03%. The guidelines also provide that the bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without reliance on intangible assets. The Federal Reserve considers the leverage ratio and other indicators of capital strength in evaluating proposals for expansion or new activities.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and certain other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.

Payment of Dividends

We are a legal entity separate and distinct from our bank subsidiary. The principal sources of our cash flow, including cash flow to pay dividends to its shareholders, are dividends that our bank pays to us. Statutory and regulatory limitations apply to our bank’s payment of dividends. If, in the opinion of the federal banking regulator, the bank were engaged in or about to engage in an unsafe or unsound practice, the federal banking regulator could require, after notice and a hearing, that it stop or refrain from engaging in the questioned practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the FDIC Improvement Act of 1991, a depository institution may not pay any dividends if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

The GDBF also regulates our bank’s dividend payments and must approve dividend payments that would exceed 50% of our bank’s net income for the prior year. Our payment of dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

At December 31, 2007, our bank could pay cash dividends of approximately $346,000 without prior regulatory approval.

Restrictions on Transactions with Affiliates

We are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

•	a bank’s loans or extensions of credit to affiliates;

•	a bank’s investment in affiliates;

•	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•	loans or extensions of credit made by a bank to third parties collateralized by the securities or obligations of affiliates; and

•	a bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Our bank must also comply with other provisions designed to avoid the taking of low-quality assets.

We are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Our bank is also subject to restrictions on extensions of credit for use by executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

Privacy

Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers.

Consumer Credit Reporting

On December 4, 2003, President Bush signed the Fair and Accurate Credit Transactions Act, amending the federal Fair Credit Reporting Act. These amendments to the Fair Credit Reporting Act (the “FCRA Amendments”) became effective in 2004.

The FCRA Amendments include, among other things:

•

requirements for financial institutions to develop policies and procedures to identify potential identity theft and, upon the request of a consumer, place a fraud alert in the consumer’s credit file stating that the consumer may be the victim of identity theft or other fraud.

•

for entities that furnish information to consumer reporting agencies (which would include our bank), requirements to implement procedures and policies regarding the accuracy and integrity of the furnished information and regarding the correction of previously furnished information that is later determined to be inaccurate; and

•	a requirement for mortgage lenders to disclose credit scores to consumers.

The FCRA Amendments also prohibit a business that receives consumer information from an affiliate from using that information for marketing purposes unless the consumer is first provided a notice and an opportunity to direct the business not to use the information for such marketing purposes (the “opt-out”), subject to certain exceptions. We do not share consumer information among our affiliated companies for marketing purposes, except as allowed under exceptions to the notice and opt-out requirements. Because no affiliate of ours is currently sharing consumer information with any other affiliate for marketing purposes, the limitations on sharing of information for marketing purposes do not have a significant impact on us.

Anti-Terrorism and Money Laundering Legislation

Our bank is subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “USA PATRIOT Act”), the Bank Secrecy Act, and rules and regulations of the Office of Foreign Assets Control. These statutes and related rules and regulations impose requirements and limitations on specified financial transactions and account relationships, intended to guard against money laundering and terrorism financing. The bank has established a customer identification program pursuant to Section 326 of the USA PATRIOT Act and the Bank Secrecy Act, and otherwise has implemented policies and procedures to comply with the foregoing rules.

Proposed Legislation and Regulatory Action

New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating or doing business in the United States. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Directors and Executive Officers

The following table and text provide certain information about our directors and executive officers. Each of our directors other than Roy H. Fickling has served as a director since our incorporation in 2006 and each director other than Mr. Fickling and R. Drew Hulsey, Jr. has served as a director of Piedmont Community Bank since its opening in 2002. Mr. Fickling joined both boards in 2008. Mr. Hulsey joined the bank’s board in 2003 when he became chief executive officer. All of our directors other than Mr. Hulsey and Mickey C. Parker, who are also executive officers, qualify as “independent” directors as defined by Nasdaq Marketplace Rule 4200(a)(15).

Name	Age	Year Term Expires	Position(s)
Christine A. Daniels	58	2008	Director of both institutions; Secretary of both institutions

M. Cole Davis	52	N/A	Executive Vice President of Retail Banking

Franklin J. Davis	47	2008	Director of both institutions

Joseph S. Dumas	58	2009	Director of both institutions

Roy H. Fickling	42	2008	Director of both institutions

Terrell L. Fulford	58	2009	Director of both institutions; Vice Chairman of both institutions

Arthur J. Goolsby	65	2010	Director of both institutions

James R. Hawkins	45	2008	Director of both institutions

Dr. John A. Hudson	67	2010	Director of both institutions; Chairman of both institutions

R. Drew Hulsey, Jr.	45	2008	Director of both institutions; CEO of both institutions

Name	Age	Year Term Expires	Position(s)
Robert C. McMahan	67	2010	Director of both institutions
Mickey C. Parker	53	2010	Director of both institutions; President of both institutions
Zelma A. Redding	65	2009	Director of both institutions
Angela M. Tribble	46	2009	Director of both institutions

Set forth below is certain biographical information regarding our directors and executive officers, including their recent business experience:

CHRISTINE A. DANIELS – Mrs. Daniels is a lifelong resident of Jones County. She recently retired from Wachovia Securities where she spent the past six years employed as a registered sales associate. Prior to that she spent 33 years in the insurance industry (all with CIGNA Insurance Company). During her career Mrs. Daniels received a degree in management from the Insurance Institute of America and worked for ACE Property and Casualty (formerly CIGNA P&C) where she was the Office Manager for the company’s Macon location. Mrs. Daniels has been involved with several organizations, including the American Heart Association, Jones County Little League, the American Cancer Society’s Relay for Life and Jones County History & Heritage (Treasurer).

M. COLE DAVIS – Mr. Davis has served as our Executive Vice President since 2005. Prior to joining us he served from 1997 to 2005 as Regional Retail Banking Manager of BB&T in Macon where he was responsible for the sales and service program for 41 branches. Mr. Davis graduated with a BBA in Business Management from Georgia College and State University in 1978. He is also an alumnus of the Georgia Banking School at University of Georgia. He began his banking career in 1979 with stints of service at BankSouth and First Liberty Bank (now BB&T).

FRANKLIN J. DAVIS – Mr. Davis was born and raised in Jones County. He is a graduate of Georgia College and State University with a degree in accounting. From 1996 to 2000 Mr. Davis was the owner of Frank J. Davis, CPA firm. From 2001 through 2006 he was a principal partner of Davis, Merritt & Cleveland CPAs. From January 1, 2007 to the present he has been a principal partner of Davis & Cleveland, CPAs. The CPA firm has offices in Gray and Milledgeville, Georgia.

JOSEPH S. DUMAS – Mr. Dumas grew up in Hillsboro, Georgia. He is a graduate of Monticello High School and the University of Georgia where he received his Bachelor of Business Administration major in real estate and urban development. Mr. Dumas has been accepted as a Member of the Appraisal Institute (MAI) and is a Certified General Appraiser of the State of Georgia. He is a past Macon-Bibb County Planning and Zoning Commissioner and former Trustee and officer of the Stratford Academy Board of Trustees. He is past president of the Middle Georgia Chapter of Real Estate Appraisers. Mr. Dumas has been the owner and president of Southland Appraisals, Inc. for over 26 years. His company does agricultural, timber and commercial real estate appraisals over the entire state of Georgia.

ROY H. FICKLING – Mr. Fickling is the owner and president of Fickling & Company, Inc., a Macon, Georgia-based regional real estate development, brokerage, management and consulting firm, since October 1993, and an officer/director of several closely held investment and operating companies. He is also the president of Riverside Automotive, Inc. and Riverside Ford, Inc. and serves as a director of Oxigene Inc., (NASDAQ : OXGN), a clinical state biopharmaceutical company based in Waltham, Massachusetts. Mr. Fickling was a founding director of Rivoli Bank & Trust of Macon and of Beech Street, U.K., Ltd. of London, England, an international healthcare administration firm. He was a major shareholder and advisor to Beech Street Corporation, the largest private PPO network, prior to its acquisition by Concentra, Inc. in 2005. Mr. Fickling currently serves on the Georgia Rail Passenger Authority (appointed by the Governor) and on the Georgia Technology Authority (appointed by the Speaker of the House). Mr. Fickling currently serves on several civic boards including the Macon/Bibb County Chamber of Commerce, Education First, Shield Club, WRALC Museum of Aviation, and the Georgia Aviation Hall of Fame (Board of Electors). In the recent past, Mr. Fickling has served on the board of the Macon Downtown Rotary Club, the Commission on Macon/Atlanta Rail, Macon Economic Development Commission, Wesleyan College (Vice Chairman and Chairman of the Finance Committee), Tubman African American Museum, City Club of Macon, Mid Summer Macon, Cherry Blossom Festival, United Way of Central Georgia, Mercer University Executive Forum (steering committee), and the American Heart Association of Macon. Mr. Fickling has received several awards for his civic involvement including WRLAC 116th Air Wing Honorary Commander, Keep Macon/Bibb Beautiful Leadership Award, Macon Economic Development Commission Champion of the Year (twice), Macon Arts Alliance Cultural Leadership Award, Keep Macon/Bibb Beautiful Man of the Year Award, and Macon Magazine Young Leader of the Year. Mr. Fickling holds a B.A. in Business Administration (Banking & Finance) from the University of Georgia.

TERRELL L. FULFORD – Mr. Fulford was born in Macon, Georgia. He moved to Jones County in 1963 and graduated from Jones County High School in 1967. He worked with his father (Fulford and Sons Construction) from 1967-1980, worked for Georgia Power for several years, then formed Fulford and Willis Construction Company in 1982. In 1987 Mr. Fulford purchased Roof Truss Company of which he is the current president and co-owner. Mr. Fulford is also co-owner and CEO of Fulford and Willis Rentals, Inc., a residential and commercial rental company. Mr. Fulford is active in local government, having served as District Three Representative on Gray City Council from July 2000 to present. He is a member and two-time past president of the Lions Club of Jones County. He is a member of Sincerity Lodge #430, member and former director of the Jones County/Gray Chamber of Commerce, a former member of the American Health Association of Jones County of which he has held both the president and vice president. Mr. Fulford is also a former member and charter Treasurer of the Jones County Exchange Club and is in his third year as Chairman of the Gray Station Better Hometown Program.

ARTHUR J. GOOLSBY – Mr. Goolsby is a lifelong resident of Jones County. He attended both Middle Georgia College and the University of Georgia, graduating with a degree in geology. Mr. Goolsby was employed in the kaolin industry for several years working in General Refractories and U.S. Borax. In the late 1960s and early 1970s he was employed by the State Environmental Division and Reynolds Aluminum. He has been self employed in the land and timber business since the late 1970s. Mr. Goolsby is a partner in James Emory, Inc. and Penmain Head, LLC and owner of Jones Central, LLC, all land oriented businesses.

JAMES R. HAWKINS – Mr. Hawkins is a resident of Bibb County. Since 1982, Mr. Hawkins has been self employed in various ventures such as construction, land and timber and aviation. He is currently owner of Siteco, which is an earthmoving and grading company that primarily serves Middle Georgia. He also owns Fairmont Equipment, LLC, an equipment company, and is involved in various commercial and residential real estate partnerships. Mr. Hawkins is an Airline Transport rated commercial pilot with approximately 6,000 hours of flight experience.

JOHN A. HUDSON – A resident of Jones County, Mr. Hudson was born in Bremen, Georgia and lived there until his family moved to Missouri. He graduated from high school in Clinton, Missouri. Dr. Hudson attended the University of Missouri and earned AB and MD degrees. He obtained his post graduate training in internal medicine, cardiology, and critical care medicine in California; first at the U.S. Naval Hospital, San Diego and then at Mercy Hospital, also in San Diego. He joined the Mercer University School of Medicine Faculty before that school opened in 1982. In addition to clinical practice and teaching Dr. Hudson has served in several administrative capacities at the Mercer Medical School and the Medical Center of Central Georgia. These include: Director of Medical Education, Associate Dean for Clinical Education, Executive Associate Dean and Chairman of the Department of Internal Medicine. He now serves as Professor of Internal Medicine and Cardiology for the Mercer Medical School and Associate Medical Director of the Georgia Heart Center at the Medical Center of Central Georgia.

R. DREW HULSEY, JR., – Mr. Hulsey graduated with a BBA in Finance from Georgia Southern University. He is also an alumnus of the Graduate School of Banking at Louisiana State University. Mr. Hulsey has been in banking since 1985. Before joining the Bank as CEO in 2003 he most recently served as Regional Business Banking Manager at BB&T in Macon. He also served as City Executive for BB&T in Tifton, GA, and has commercial and retail banking experience with Commercial Banking Company in Valdosta, SunTrust Bank and Bank of America. Mr. Hulsey is a board member for a local charitable foundation for the Medcen Community Health Foundation Board and for the Executive Board of the Central Georgia Boy Scout Council.

ROBERT C. McMAHAN – Mr. McMahan has been President and CEO of Golden Point Group, Inc., a company specializing in small business investments, since December 1994. Mr. McMahan is the former Chairman and CEO of Decatur Federal and DFSoutheastern, Inc. headquartered in Decatur, Georgia. With the merger of First Union and Decatur Federal, he was appointed Vice Chairman. He is currently a member of the Board of Directors for Cotton States Insurance, Mountain Heritage Bank, UCB Financial Group, Inc. and its subsidiary Atlanta Business Bank and is the Vice Chairman of Greater Atlanta Christian School and Secretary of Greater Atlanta Christian School Foundation and board member of Georgia Agape, Inc. He has previously served on the Board of Directors of Citizens Trust, First Union National Bank of Georgia, and First Union Corporation of Georgia. Mr. McMahan is the former Vice Chairman of the Savings and Community Banks of America. A native of Sevierville, Tennessee, Mr. McMahan is a graduate of the University of Tennessee and an alumnus of the Graduate School of Savings and Loan at the University of Indiana. Mr. McMahan and his wife, Judy, have two adult children and two grandchildren.

MICKEY C. PARKER – Mr. Parker is a 1978 graduate of Mercer University with a double BA in Business Administration and Political Science. He is also a graduate of the Southeastern School of Advanced Commercial Lending at Vanderbilt and is in the second year of the American Bankers Association Stonier Graduate School of Banking. Mr. Parker began his banking career with Citizens & Southern National Bank in 1973. His experience includes Regional Cashier, Regional Human Resources Officer, Commercial Lending Officer and Manager of Professional & Executive Banking. Mr. Parker was City President for Magnolia State Bank for several years prior to joining our bank as President in 2002. Mr. Parker has been very active in civic and community organizations. Positions he has held include: president of Bank Administration Institute, education director for Middle Georgia American Institute of Banking, president of Middle Georgia Computer Club, and president of the Gray/Jones County Chamber of Commerce. He is currently a member of the Jones County Development Authority, the Middle Georgia Workforce Investment Board, Jones County Exchange Club, and the Gray Station Better Hometown Board. Mr. Parker is a native of Thomaston, Georgia. He and his wife, Kathy, have two children.

ZELMA A. REDDING – Mrs. Redding was born in Macon, Georgia. She is the widow of lengendary singer Otis Redding. She attended Crandall Business College where she received her business degree in 1970. In 1972, she opened her own booking agency the Redding Theatrical Agency and The Big O Record Shop. In 1977, she opened New Directions night club. In 1993, she and her daughter opened Karla’s Shoe Boutique and she continues to help with its day-to-day operations. Mrs. Redding’s main focus on a daily basis is working with Universal Music Publishing Group to oversee the copyrights and use of her husband’s world-famous image and songs. She also oversees an annual scholarship in honor of her husband, and is planning a music education camp for the Big “O” Youth Educational Dream Foundation, which she will launch in the summer of 2008. She also serves on the Board of the Boys and Girls Club of Central Georgia and is a partner in two Zaxby’s food chains in Jacksonville, Florida. Mrs. Redding’s hobbies include fishing, cross-stitching, traveling and spending time with her children and grandchildren.

ANGELA M. TRIBBLE – Mrs. Tribble is a lifelong resident of Jones County. She graduated magna cum laude from Georgia College & State University in 1983 upon completion of a Bachelor of Science Degree in mathematics and a minor in Computer Information Systems. Mrs. Tribble worked in computer software programming for 14 years and for the last 12 years has devoted her energies full-time as a partner with her husband in various businesses. These businesses include Dairy Queen of Gray and The Palms Car Wash in Gray. Mrs. Tribble assists in the management and accounting of various real estate companies. She is a past board member of the Jones County/Gray Chamber of Commerce.

Classification of Board of Directors

Our articles of incorporation divide the board of directors into three classes: Class I, Class II and Class III. Each class is as nearly equal in number as possible. The directors in each class hold office for staggered terms of three years each after initial terms of one year, two years, and three years, respectively. Each director also serves until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is modified, any increase or decrease in directorships would be apportioned among the classes so as to make all classes as nearly equal in number as possible. The Class I directors consist of Arthur Goolsby, Dr. John A. Hudson, Robert C. McMahan and Mickey C. Parker. The Class II directors consist of Christine A. Daniels, Franklin J. Davis, James R. Hawkins, Roy H. Fickling and R. Drew Hulsey, Jr. The Class III directors consist of Joseph S. Dumas, Terrell L. Fulford, Zelma A. Redding, and Angela Tribble. The applicable provisions of the Georgia Business Corporation Code provide that, in the absence of a provision for staggered terms for directors, the terms of all directors expire at the next annual shareholders meeting following their election.

Executive Compensation

Overview

The primary objectives of our executive compensation programs are to attract and retain top managerial talent and to reward them based on both individual and overall company performance. To achieve these objectives, and to determine the specifics of each element of overall compensation, we focus largely on levels and elements of compensation that are offered by similarly-situated competitors in our market area. We believe that this focus is justified in our situation because of the intense competition that we face for executive talent. The banking industry in our market area is more fraternal than many other industries. As a result, executives in our industry are generally aware of how their peers are compensated. If we are not competitive in terms of overall compensation, then we risk losing members of our management team to other financial institutions. Furthermore, we would not be able to attract key personnel if we were unable to offer compensation packages that are at least comparable, if not more attractive, than those offered by our competitors.

As is customary for similarly-situated financial institutions in our area, we primarily compensate our senior management through a mix of base salary, bonus and equity compensation. We also offer standard other benefits and perquisites, although these elements comprise only a minor portion of the overall compensation paid to our executives. We tend to determine the amount of each element of compensation separately based on industry standards as opposed to first setting overall compensation that is subsequently allocated between the various elements. However, once the individual elements of compensation are preliminarily determined, we will also examine the overall compensation package to ensure that it is reasonable and designed to meet our objectives. While the starting point is usually tied to industry practices for similarly-situated executives, we will make adjustments based on factors that distinguish us from our competitors. For example, since we are smaller than many of the regional banks that we compete with, we may be unwilling or unable to match base salary levels for similar executives with these larger institutions. However, we believe that our equity compensation may be more attractive because we have the opportunity to grow at a faster rate than our larger peers if we can successfully implement our business plan.

Summary Compensation Table

The table below provides information concerning the compensation paid to our chief executive officer and our two most highly compensated executive officers (other than our CEO) for services in all capacities for the year ended December 31, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)[2]	Total ($)
R. Drew Hulsey, Jr. CEO	2007 2006	147,833 140,587	47,439 48,468	— —	32,692 70,041	— —	— —	24,802 19,414	252,766 278,510
Mickey C. Parker President	2007 2006	124,498 115,343	25,414 27,011	— —	32,692 27,242	— —	— —	29,943 23,586	212,547 193,182
M. Cole Davis EVP	2007 2006	114,883 108,215	23,719 —	— —	13,072 30,159	— —	— —	21,936 17,309	173,610 155,683

1	The figures in this column represent the dollar amount recognized for financial statement reporting purposes for the respective year. For a discussion of the assumptions that were used in determining these amounts please refer to footnote 10 to the audited financial statements that are included with this prospectus.

2	The amounts in this column include, with respect to Messrs. Hulsey and Parker, personal use of bank automobile, bank-paid insurance premiums, director fees of $6,600 for 2007 and $3,550 for 2006 for each individual and matching contributions under a 401(k) plan. With respect to Mr. Davis, the amount in this column consists of bank-paid insurance premiums and matching contributions under a 401(k) plan.

Outstanding Equity Awards at December 31, 2007

The following table provides information concerning unvested options, unexercised options, and equity incentive plan awards for each of our named executive officers as of December 31, 2006.

Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable [1]
R. Drew Hulsey, Jr. CEO	49,382 10,719	— 21,438	11.67 11.67	2/15/2015 2/15/2016
Mickey C. Parker President	49,382 10,719	— 21,438	11.67 11.67	2/15/2015 2/15/2016
M. Cole Davis EVP	9,876 4,288	9,876 8,575	11.67 11.67	6/15/2015 2/15/2016

[1]

The unexercisable options for Messrs. Hulsey and Parker vest in two equal annual installments beginning February 15, 2008. The 9,876 unexercised options for Mr. Davis vest as follows: 4,938 on June 13, 2008 and 4,938 on June 13, 2009. The 8,575 unexercised options for Mr. Davis vest in two equal annual installments beginning February 9, 2008.

Employment Agreement with R. Drew Hulsey, Jr.

In February 2005, Piedmont Community Bank entered into a Second Amended and Restated Employment Agreement with R. Drew Hulsey, Jr. whereby Mr. Hulsey is employed as the bank’s Chief Executive Officer. The term of the agreement is for two years with automatic extensions of one day for each day that passes during the term so that the term always remains at an additional two years unless either party gives written notice to the other that the term will not be extended further.

During the term of his employment Mr. Hulsey will be entitled to (a) such incentives and discretionary bonuses as may be authorized, declared and paid by the board of directors; (b) health and dental (including dependents), disability and life insurance, including term life insurance in an amount at least equal to three times his base salary; and (c) membership in social, professional and civic clubs as determined by the board of directors. Mr. Hulsey will also be reimbursed for expenses reasonably incurred by him in the performance of his responsibilities and duties for the bank.

Mr. Hulsey’s employment agreement will be terminated by his death or disability. It may also be terminated by the discharge by the bank of Mr. Hulsey for “cause”, as defined in the employment agreement. If Mr. Hulsey is terminated without cause, or if Mr. Hulsey leaves for “good reason” (as defined in the employment agreement) then the bank will pay Mr. Hulsey severance compensation in an amount equal to two times his annual base salary then in effect, which will be paid in installments over a 24-month period, and the bank will continue all insurance benefits for Mr. Hulsey and his dependents which were in effect at the time of the termination for a period of 24 months following termination or, if shorter, until Mr. Hulsey is employed by another employer. Assuming a hypothetical not-for-cause termination as of December 31, 2007, the bank would have had to pay Mr. Hulsey $314,000 over a 24-month period and would have had to continue insurance benefits during that period.

In the event of a “change in control” (as defined in Mr. Hulsey’s employment agreement) of the bank during the term of employment, then the bank will pay Mr. Hulsey severance compensation in a lump sum equal to 150% of his base salary then in effect. If the bank had experienced a change in control as of December 31, 2007 then it would have had to pay Mr. Hulsey $235,500.

Mr. Hulsey’s employment agreement provides that he will not participate in the control or management of another bank within 25 miles of the bank’s location in Gray, Georgia for a period of one year after the termination, for any reason, of his employment agreement. He is also prohibited from soliciting bank customers for the purpose of selling to them products or services that are competitive with products and services of the bank for a period of one year following the termination of his employment agreement. The agreement also provides that he will not use or disclose the bank’s confidential information during the term of his employment and for a period of one year after the termination of employment and he is restricted from disclosing or using the bank’s trade secrets at all times.

Employment Agreement with Mickey C. Parker

In February 2005 Piedmont Community Bank entered into an Amended and Restated Employment Agreement with Mickey C. Parker whereby Mr. Parker is employed as the bank’s President. The term of the agreement is for two years with automatic extensions of one day for each day that passes during the term so that the term always remains at an additional two years unless either party gives written notice to the other that the term will not be extended further.

During the term of his employment Mr. Parker will be entitled to (a) such incentives and discretionary bonuses as may be authorized, declared and paid by the board of directors; (b) health and dental (including dependents), disability and life insurance, including term life insurance in an amount at least equal to three times his base salary; (c) use of a bank owned vehicle; and (d) membership in social, professional and civic clubs as determined by the board of directors. Mr. Parker will also be reimbursed for expenses reasonably incurred by him in the performance of his responsibilities and duties for the bank.

Mr. Parker’s employment agreement will be terminated by his death or disability. It may also be terminated by the discharge by the bank of Mr. Parker for “cause,” as defined in the employment agreement. If Mr. Parker is terminated without cause, or if Mr. Parker leaves for “good reason” (as defined in the employment agreement) then the bank will pay Mr. Parker severance compensation in an amount equal to two times his annual base salary then in effect, which will be paid in installments over a 24-month period, and the bank will continue all insurance benefits for Mr. Parker and his dependents which were in effect at the time of the termination for a period of 24 months following termination or, if shorter, until Mr. Parker is employed by another employer. Assuming a hypothetical not-for-cause termination as of December 31, 2007, the bank would have had to pay Mr. Parker $250,000 over a 24-month period and would have had to continue insurance benefits during that period.

In the event of a “change in control” (as defined in Mr. Parker’s employment agreement) of the bank during the term of employment, then the bank will pay Mr. Parker severance compensation in a lump sum equal to 100% of his base salary then in effect. If the bank had experienced a change in control as of December 31, 2007 then it would have had to pay Mr. Parker $125,000.

Mr. Parker’s employment agreement provides that he will not participate in the control or management of another bank within 25 miles of the bank’s location in Gray, Georgia for a period of one year after the termination, for any reason, of his employment agreement. He is also prohibited from soliciting bank customers for the purpose of selling to them products or services that are competitive with products and services of the bank for a period of one year following the termination of his employment agreement. The agreement also provides that he will not use or disclose the bank’s confidential information during the term of his employment and for a period of one year after the termination of employment and he is restricted from disclosing or using the bank’s trade secrets at all times.

Employment Agreement with M. Cole Davis

In June 2005 Piedmont Community Bank entered into an Employment Agreement with M. Cole Davis whereby Mr. Davis is employed as the bank’s Executive Vice President – Macon City Executive. The term of the agreement is for two years with automatic extensions of one day for each day that passes during the term unless either party gives written notice to the other that the term will not be extended further.

During the term of his employment Mr. Davis will be entitled to such incentives and discretionary bonuses as may be authorized, declared and paid by the board of directors. Mr. Davis will also be reimbursed for expenses reasonably incurred by him in the performance of his responsibilities and duties for the bank.

Mr. Davis’ employment agreement will be terminated by his death or disability. It may also be terminated by the discharge by the bank of Mr. Davis for “cause,” as defined in the employment agreement. If Mr. Davis is terminated without cause, or if Mr. Davis leaves for “good reason” (as defined in the employment agreement) then the bank will pay Mr. Davis severance compensation in an amount equal to two times his annual base salary then in effect, which will be paid in installments over a 24-month period, and the bank will continue all insurance benefits for Mr. Davis and his dependents which were in effect at the time of the termination for a period of 24 months following termination or, if shorter, until Mr. Davis is employed by another employer. Assuming a hypothetical not-for-cause termination as of December 31, 2007, the bank would have had to pay Mr. Davis $236,000 over a 24-month period and would have had to continue insurance benefits during that period.

In the event of a “change in control” (as defined in Mr. Davis’ employment agreement) of the bank during the term of employment, then the bank will pay Mr. Davis severance compensation in a lump sum equal to 100% of his base salary then in effect. If the bank had experienced a change in control as of December 31, 2007 then it would have had to pay Mr. Davis $118,000.

Mr. Davis’s employment agreement provides that he will not participate in the control or management of another bank within 25 miles of the bank’s location in Macon, Georgia for a period of one year after the termination, for any reason, of his employment agreement. He is also prohibited from soliciting bank customers for the purpose of selling to them products or services that are competitive with products and services of the bank for a period of one year following the termination of his employment agreement. The agreement also provides that he will not use or disclose the bank’s confidential information during the term of his employment and for a period of one year after the termination of employment and he is restricted from disclosing or using the bank’s trade secrets at all times.

Stock Option Plan

We have a stock option plan that is intended to advance our interests and our shareholders’ interest by: (i) assisting us in securing and retaining key employees and directors of outstanding ability by making it possible to offer them an increased incentive to join or continue in our service; and (ii) increasing our key employees’ and directors’ efforts for our welfare by participating in our ownership and growth. The stock options granted under the plan may either be incentive stock options or non-qualified stock options.

The compensation committee of our board of directors will have complete authority to interpret the stock option plan, make grants, and determine terms and conditions within the context of the stock option plan.

Options granted under the plan will be exercisable in whole or in part, from time to time, before their termination, by paying the full option price in cash, in shares of our common stock previously held by the optionee, or a combination thereof. Any option that is granted under the plan will expire not later than the date that is 10 years from the date the option is granted or such earlier date as will be set by the board of directors when an option is granted.

Incentive stock options will not be granted to any individual pursuant to the plan if the effect of such grant would be to permit such person to first exercise options, in any calendar year, for the purchase of shares having a fair market value in excess of $100,000 (determined at the time of the grant of the options). An optionee may exercise options for the purchase of shares valued in excess of $100,000 (determined at the time of the grant of the options) in a calendar year, but only if the right to exercise such excess options first become available in prior calendar years.

No optionee owning more than 10% of the combined voting power of all classes of our capital stock then outstanding may purchase our common stock pursuant to incentive stock options under the plan for less than one hundred ten percent (110%) of its fair market value on the date of grant nor may any option granted to such a person be exercisable on a date later than five years from the date of grant.

The total number of shares on which options may be granted under the plan and option rights (both as to the number of shares and the option price) will be appropriately adjusted for any increase or decrease in the number of outstanding shares of our common stock resulting from a stock dividend, stock split, reorganization, merger, consolidation, combination or exchange of shares. Upon dissolution or liquidation of the Bank, each option granted under the plan will terminate. The grant of an option pursuant to the plan will not in any way affect our right or power to make adjustments, reclassifications, or changes of our capital or business structure, or to merge or consolidate, or to dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

Our board of directors will have the right at any time to amend or terminate the plan. The plan is scheduled to terminate on February 15, 2015. However, no amendments may be made to the plan without the approval of our shareholders (except for amendments resulting from changes in our capitalization) which:

•	increase the total number of shares for which options may be granted under the plan;

•	change the minimum purchase price for the options;

•	affect any outstanding option or any unexercisable right thereunder;

•	extend the option period; or

•	extend the termination date of the plan.

Compensation of Directors

The following table provides information concerning the compensation of our directors for 2007. The table omits R. Drew Hulsey, Jr. and Mickey C. Parker since they are also named executive officers and their compensation for services as a director is fully reflected in the summary compensation table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards[1] ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Christine A. Daniels	7,000	—	8,420	—	—	—	15,420
Franklin J. Davis	8,700	—	17,084	—	—	—	25,784
Joseph S. Dumas	6,900	—	16,836	—	—	—	23,736
Terrell L. Fulford	7,500	—	7,012	—	—	—	14,512
Arthur Goolsby	7,750	—	25,136	—	—	—	32,886
James R. Hawkins	6,800	—	5,608	—	—	—	12,408
John A. Hudson	7,875	—	11,228	—	—	—	19,103
Robert C. McMahan	6,900	—	16,836	—	—	—	23,736
Zelma A. Redding	8,400	—	14,596	—	—	—	22,996
Angela Tribble	7,850	—	29,748	—	—	—	37,598

[1]

The figures in this column represent the dollar amount recognized for financial statement reporting purposes for 2007. For a discussion of the assumptions that were used in determining these amounts please refer to footnote 10 to the audited financial statements that are included with this prospectus. For each director, the total number of options outstanding as of December 31, 2007, on a post-split adjusted basis, were as follows: Christine A. Daniels - 8,280; Franklin J. Davis - 16,804; Joseph D. Dumas - 16,560; Terrell L. Fulford - 6,900; Arthur Goolsby - 24,728; James R. Hawkins - 5,520; Dr. John A. Hudson - 11,040; Robert C. McMahan - 16,560; Zelma A Redding - 14,352; and Angela Tribble - 29,258.

The board of directors typically has 11 regular meetings each year. Committees of the board generally meet no less frequently than 4 times each year. During the first half of 2007, the board members were compensated as follows: the Chairman received $600 per meeting attended, all other board members received $500 per meeting attended; loan committee members who are outside directors received $50 per meeting attended; all other outside directors who served on other committees received $50 per meeting attended if the meeting was held on a day that was not the day of the regular board meeting. Effective July 1, 2007, the compensation structure of the board was changed as follows: Chairman receives $700 per meeting attended, the Secretary receives $650 per meeting attended and all other board members receive $600 per meeting attended, committee chairmen receive $75 per meeting attended; outside director committee members receive $50 per meeting attended. In setting these fees, the board reviewed director compensation arrangements for similarly-situated financial institutions in our area. Based on this review, the board concluded that the compensation package offered to our directors was reasonable and justified.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of our common stock as of April 25, 2008 by each person, other than our directors and executive officers, who is known to us to be the beneficial owner of more than 5% of our common stock.

Name and address of beneficial owner	Number of shares of common stock beneficially owned[1]		Percentage
Dory Wiley Service Capital Partners, LP Service Capital Advisors, LLC 1700 Pacific Avenue, Suite 2000 Dallas, Texas 75201	161,443	[2]	9.9%

[1]

The information shown above is based upon information furnished by the named persons and based upon “beneficial ownership” concepts set forth in rules promulgated under the Exchange Act. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. In accordance with SEC rules, percentages were calculated based on the amount of outstanding shares plus, for each such person or group, any shares that person or group has the right to acquire within 60 days through stock options or other rights.

[2]

Based on a holdings report on Schedule 13G filed pursuant to the Exchange Act which indicates that Service Capital Partners is a Texas limited partnership, Service Capital Advisors is a Texas limited liability company, and Dory Wiley is the principal of Service Capital Advisors and is a United States citizen. Service Equity Partners, LP and Service Equity Partners (QP), LP are the record owners, in aggregate, of the shares of the common stock being reported. Service Capital Partners is the general partner of each of Service Equity Partners, LP and Service Equity Partners (QP), LP. Service Capital Advisors is the general partner of Service Capital Partners, and Dory Wiley is the principal of Service Capital Advisors. Therefore, Service Capital Partners, Service Capital Advisors, and Dory Wiley indirectly have the power to vote and dispose of the shares being reported, and accordingly, may be deemed the beneficial owners of such shares.

Security Ownership of Management

The following table sets forth the beneficial ownership of our common stock as of April 25, 2008 by each director and each executive officer named in the summary compensation table above. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law. The address of each of our directors and named executive officers is c/o Piedmont Community Bank Group, Inc., 110 Bill Conn Connector, Gray, Georgia 31032.

Name	Positions Held	Shares Owned[1]		Percentage
Christine A. Daniels	Director (Secretary)	23,521	[2]	1.24%
M. Cole Davis	EVP	27,190	[3]	1.44%
Franklin J. Davis	Director	43,527	[4]	2.30%
Joseph S. Dumas	Director	62,041	[5]	3.28%
Roy H. Fickling	Director	68,599	[6]	3.63%
Terrell L. Fulford	Director (Vice Chairman)	20,201	[7]	1.07%

Name	Positions Held	Shares Owned[1]		Percentage
Arthur Goolsby	Director	98,327	[8]	5.20%
James R. Hawkins	Director	15,681	[9]	0.83%
John A. Hudson	Director (Chairman)	43,361	[10]	2.29%
R. Drew Hulsey, Jr.	Director CEO	79,238	[11]	4.19%
Robert C. McMahan	Director	44,041	[12]	2.33%
Mickey C. Parker	Director President	99,914	[11,13]	5.28%
Zelma A. Redding	Director	50,216	[14]	2.66%
Angela Tribble	Director	81,066	[15]	4.29%
All directors and executive officers as a group (13 persons)		756,923	[16]	40.03%

[1]

The information shown above is based upon information furnished by the named persons and based upon “beneficial ownership” concepts set forth in rules promulgated under the Exchange Act. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. In accordance with SEC rules, percentages were calculated based on the amount of outstanding shares plus, for each such person or group, any shares that person or group has the right to acquire within 60 days through stock options or other rights.

[2]	Includes 18,000 shares held jointly with Ms. Daniels’ spouse and 5,520 shares that she may acquire by virtue of her exercise of options.

[3]	Includes 18,452 shares that may be acquired by virtue of his exercise of options.

[4]	Includes 18,000 shares held jointly with Mr. Davis’ spouse and 11,203 shares that he may acquire by virtue of his exercise of options.

[5]	Includes 30,000 shares held jointly with Mr. Dumas’ spouse and 11,040 shares that he may acquire by virtue of his exercise of options.

[6]	Includes 1,200 shares held by Mr. Fickling’s spouse.

[7]	Includes 15,000 shares held jointly with Mr. Fulford’s spouse and 4,600 shares that he may acquire by virtue of his exercise of options.

[8]	Includes 7,875 shares held individually by Mr. Goolsby’s spouse, 6,000 shares owned jointly by Mr. Goolsby and his spouse, and 16,485 shares that he may acquire by virtue of his exercise of options.

[9]	Includes 3,680 shares that he may acquire by virtue of his exercise of options.

[10]	Includes 36,000 shares held jointly with Dr. Hudson’s spouse and 7,360 shares that he may acquire by virtue of his exercise of options.

[11]	The figures for Messrs. Hulsey and Parker each include 70,820 shares that they may acquire by virtue of their exercise of options.

[12]	Includes 11,040 shares that he may acquire by virtue of his exercise of options.

[13]	Includes 4,800 shares held jointly with Mr. Parker’s spouse and 276 shares that are owned by Mr. Parker’s spouse.

[14]	Includes 9,568 shares that she may acquire by virtue of her exercise of options.

[15]	Includes 60,960 shares held jointly with spouse and 19,505 shares that she may acquire by virtue of her exercise of options.

[16]	Includes 260,093 shares that may be acquired by virtue of their exercise of options.

Related Party Transactions

We have followed a policy of granting various types of loans to executive officers, directors, to their family members, and to certain entities in which they have an interest. However, the loans have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with our other customers, and do not involve more than the normal risk of collectability, or present other unfavorable features. Otherwise, we have not during the last two years entered into, nor is there proposed, any transaction in which any director, executive officer, director nominee, or principal shareholder, or any member of their immediate family, had a direct or indirect material interest. As of December 31, 2007 our directors and executive officers and entities with which they are affiliated were indebted to the bank in the aggregate amount of $3,280,000. The total outstanding commitments to directors and executive officers, as of December 31 2007, was $167,000.

Description of Capital Stock

General

Our articles of incorporation authorize us to issue up to 10,000,000 shares of our common stock, which has no par value. As of December 31, 2007, we had 1,630,734 shares outstanding. This excludes outstanding options to purchase 380,705 shares of common stock at a weighted average exercise price of $11.68. If all of the shares being offered by this prospectus are sold, and without considering shares that may be issued in connection with the exercise of outstanding options, a maximum of 1,930,734 shares would be outstanding.

All shares of our common stock will be entitled to share equally in dividends when, as and if our board of directors declares dividends, and on our liquidation or dissolution, whether voluntary or involuntary, to share equally in all of our assets available for distribution to our shareholders. We cannot assure that we will pay any cash dividends on our common stock in the near future. See “Dividend Policy.” Each holder of our common stock will be entitled to one vote for each share owned on all matters submitted to our shareholders. Holders of our common stock will not have any preemptive right to acquire authorized but unissued capital stock. There is no cumulative voting, redemption right, sinking fund provision or right of conversion with respect to our common stock. All shares of our common stock issued in accordance with the terms of this offering as described in this prospectus will be fully paid and non-assessable.

Shares Held by Affiliates

All shares sold in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, as amended, except for shares our officers and directors purchase. Our officers and directors are affiliates under the securities laws and, as a result, their shares will be subject to certain resale restrictions.

An active public market for our common stock may not exist at any time after this offering. As a result, investors who may wish or who need to dispose of all or a part of their investment in our common stock may not be able to do so except in an illiquid market or by private direct negotiations with third parties, assuming that third parties are willing to purchase our common stock.

Certain Provisions of our Articles of Incorporation and Bylaws

Staggered Terms for Board of Directors

Our articles of incorporation provide that our board of directors will be divided into three classes: Class I, Class II and Class III. Each class is as nearly equal in number as possible. The directors in each class hold office for staggered terms of three years each after initial terms of one year, two years and three years, respectively. For more information regarding the classification of our directors, including a listing of directors by class, please see “Classification of Board of Directors” at page [        ].

Action by Written Consent

Our shareholders are permitted to take any action which is otherwise required to be taken at a meeting of the shareholders without a meeting, if a written consent is signed by shareholders holding shares representing not less than the minimum number of shares that would be necessary to authorize or take such action at a meeting.

Limitation of Liability

Article 8 of our articles of incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to us and to our shareholders for breach of a duty as a director. There is no elimination of liability for:

•	a breach of duty involving appropriation of our business opportunities;

•	an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

•	a transaction from which the director receives an improper personal benefit; or

•	the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code, which deal with unlawful distributors of corporate assets to shareholders.

Article 11 does not eliminate or limit our right or our shareholders’ right to seek injunctive or other equitable relief not involving monetary damages.

We adopted certain provisions of the Georgia Business Corporation Code that allow Georgia corporations, with the approval of their shareholders, to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. We included these provisions to encourage qualified individuals to serve and remain as our directors. While we have not experienced any problems in locating directors, we could experience difficulty in the future as our business activities increase and diversify. We also included these provisions to enhance our ability to obtain liability insurance for our directors at a reasonable cost. While we have obtained liability insurance covering actions our directors take in their capacities as directors, our board of directors believes that the current directors’ liability insurance environment, and the environment for the foreseeable future, is characterized by increasing premiums, reduced coverage and an increasing risk of litigation and liability. Our board of directors believes that our limitation of directors’ liability will enable us to obtain such insurance in the future on terms more favorable than if such a provision were not included in our articles of incorporation.

Indemnification

Our bylaws contain certain indemnification provisions that provide that our directors, officers, employees and agents will be indemnified against expenses they actually and reasonably incur if they are successful on the merits of a claim or proceeding. When a case or dispute is not determined ultimately on its merits, the indemnification provisions provide that we will indemnify directors when they meet the applicable standard of conduct. A director meets the applicable standard of conduct if the director acted in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Our board of directors, our shareholders or our independent legal counsel determines whether the applicable standard of conduct has been met in each specific case.

Our bylaws also provide that the indemnification rights are not exclusive of other indemnification rights to which a director may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than that described in our bylaws if we choose to do so, subject to our shareholders’ approval. We may not, however, indemnify a director for liability arising out of circumstances that constitute exceptions to limitation of a director’s liability for monetary damages.

The indemnification provisions of our bylaws specifically provide that we may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him in any such capacity, whether or not we would have had the power to indemnify against such liability.

We are not aware of any pending or threatened action, suit or proceeding involving any of our directors or officers for which such directors or officers may seek indemnification from us.

We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of directors, officers and controlling persons for violations of the Securities Act of 1933 is against public policy and is therefore unenforceable. In the event that a claim for indemnification against such liabilities other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Legal Matters

Miller & Martin PLLC, Atlanta, Georgia will pass upon the validity of our common stock being offered by this prospectus.

Experts

Our financial statements as of, and for the years ended, December 31, 2007 and 2006, set forth herein have been so included in reliance on the report of Mauldin & Jenkins, LLC, registered independent public accounting firm, given on the authority of that firm as experts in accounting and auditing.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits. The registration statement may be examined at, and copies of the registration statement may be obtained at prescribed rates from the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Washington, D.C. 20549. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of such site is http://www.sec.gov.

As of the date of this prospectus we are a reporting company subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to these requirements by filing periodic reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year is the calendar year.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Piedmont Community Bank Group, Inc. and Subsidiary

Gray, Georgia

We have audited the consolidated balance sheets of Piedmont Community Bank Group, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income and other comprehensive income, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Piedmont Community Bank Group, Inc. and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assertion about the effectiveness of Piedmont Community Bank Group, Inc. and subsidiary’s internal control over financial reporting as of December 31, 2007 included under Item 8A “Controls and Procedures” in Piedmont Community Bank Group, Inc. and Subsidiary’s Annual Report on Form 10-KSB and, accordingly, we do not express an opinion thereon.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia

March 28, 2008

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2007 and 2006

	2007	2006
ASSETS
Cash and due from banks	$1,570,492	$1,659,993
Interest-bearing deposits in banks	2,764,112	1,584,000
Federal funds sold	6,113,000	3,762,000
Securities held to maturity, at cost (fair value of $1,977,994 and $636,543, respectively)	1,999,674	644,912
Securities available for sale, at fair value	9,283,207	6,162,724
Restricted equity securities, at cost	1,115,730	767,245
Loans, less allowance for loan losses of $1,849,044 and $1,235,044, respectively	176,185,526	117,692,476
Accrued interest receivable	1,920,920	1,376,236
Premises and equipment, net	7,541,387	6,831,779
Other real estate owned	241,821	—
Bank owned life insurance	3,512,212	—
Other assets	792,860	562,674

Total assets	$213,040,941	$141,044,039

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$5,663,482	$5,187,150
Interest-bearing	174,772,117	106,897,692

Total deposits	180,435,599	112,084,842
Accrued interest payable	947,614	941,498
Other borrowings	14,100,000	9,100,000
Federal funds purchased	—	1,977,500
Other liabilities	387,261	789,275

Total liabilities	195,870,474	124,893,115

Shareholders’ equity:
Common stock, (no par value, 2007), ($5.00 par value, 2006), 10,000,000 shares authorized; 1,630,734 and 1,630,762 shares issued and outstanding, respectively	16,089,274	6,794,840
Capital surplus	—	9,017,451
Undivided profits	1,073,576	405,061
Accumulated other comprehensive income (loss)	7,617	(66,428)

Total shareholders’ equity	17,170,467	16,150,924

Total liabilities and shareholders’ equity	$213,040,941	$141,044,039

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Consolidated Statements of Income and Other Comprehensive Income

Years Ended December 31, 2007 and 2006

	2007	2006
Interest and dividend income:
Loans, including fees	$12,616,823	$7,958,505
Securities available for sale	426,389	255,901
Securities held to maturity	65,127	13,949
Interest-bearing deposits in banks	159,748	77,087
Federal funds sold	141,155	48,344
Dividends	48,659	31,616

	13,457,901	8,385,402

Interest expense:
Deposits	7,278,710	3,884,734
Other borrowings	545,721	435,364

	7,824,431	4,320,098

Net interest income	5,633,470	4,065,304
Provision for loan losses	614,000	356,092

Net interest income after provision for loan losses	5,019,470	3,709,212

Noninterest income:
Service charges on deposit accounts	106,468	83,601
Mortgage origination income	157,295	280,632
Other	65,840	40,466

	329,603	404,699

Noninterest expense:
Salaries and employee benefits	2,252,030	1,677,163
Equipment and occupancy	440,997	361,660
Other operating	1,502,372	929,054

	4,195,399	2,967,877

Income before provision for income taxes and minority interest in net income of subsidiary	1,153,674	1,146,034
Provision for income taxes	484,733	410,581

Income before minority interest in net income of subsidiary	668,941	735,453
Minority interest in net income of subsidiary	—	(3,894)

Net income	668,941	731,559
Other comprehensive income (loss):
Unrealized gain on securities available for sale arising during period, net of tax expense of $44,903 and $7,620, respectively	74,045	26,562

Comprehensive income	$742,986	$758,121

Income per share:
Basic	$0.41	$0.45

Diluted	$0.40	$0.44

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNTIY BANK GROUP, INC.

AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2007 and 2006

	Shares	Common Stock	Capital Surplus	(Accumulated Deficit) Undivided Profits	Accumulated Other Comprehensive Income (loss)	Total Shareholders’ Equity
Balance, December 31, 2005	1,362,127	6,810,635	8,767,883	(326,498)	(92,990)	15,159,030
Net income	—	—	—	731,559	—	731,559
Redemption of common stock	(3,159)	(15,795)	(28,431)	—	—	(44,226)
Stock based employee compensation cost	—	—	277,999	—	—	277,999
Other comprehensive income	—	—	—	—	26,562	26,562

Balance, December 31, 2006	1,358,968	6,794,840	9,017,451	405,061	(66,428)	16,150,924
Net income	—	—	—	668,941	—	668,941
Formation of holding company	—	9,017,451	(9,017,451)	—	—	—
1.2 for 1 stock split	271,766	—	—	(426)	—	(426)
Stock based employee compensation cost	—	276,983	—	—	—	276,983
Other comprehensive income	—	—	—	—	74,045	74,045

Balance, December 31, 2007	1,630,734	$16,089,274	$—	$1,073,576	$7,617	$17,170,467

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 2007 and 2006

	2007	2006
Cash flow from operating activities:
Net income	$668,941	$731,559
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	293,876	190,465
Provision for loan losses	614,000	356,092
Increase in cash surrender value of life insurance	(12,212)	—
Share based compensation cost	276,983	277,999
Deferred taxes	(238,043)	(156,532)
Increase in accrued interest receivable	(544,684)	(721,993)
Increase in accrued interest payable	6,116	545,405
Net other operating activities	(420,719)	267,204

Net cash flow provided by operating activities	644,258	1,490,199

Cash flow from investing activities:
Net increase in loans	(59,348,871)	(38,761,826)
Net increase in federal funds sold	(2,351,000)	(3,205,000)
Net increase in interest-bearing deposits in banks	(1,180,112)	—
Purchases of restricted equity securities	(348,485)	(393,545)
Purchases of securities available for sale	(4,497,327)	(1,001,529)
Proceeds from maturities of securities available for sale	1,473,395	315,727
Purchase of securities held to maturity	(1,355,000)	(451,723)
Proceeds from maturities of securities held to maturity	—	18,811
Purchase of bank owned life insurance	(3,500,000)	—
Purchases of premises and equipment	(999,190)	(3,514,463)

Net cash flow used in investing activities	(72,106,590)	(46,993,548)

Cash flow from financing activities:
Net increase in deposits	68,350,757	40,231,869
Payment of dividends on fractional shares	(426)	—
Redemption of common stock	—	(44,226)
Net (decrease) increase in Federal funds purchased	(1,977,500)	1,977,500
Proceeds from Federal Home Loan Bank advances	5,000,000	9,100,000
Repayment of Federal Home Loan Bank advances	—	(5,000,000)

Net cash flow provided by financing activities	71,372,831	46,265,143

Net increase (decrease) in cash and due from banks	(89,501)	761,794
Cash and due from banks at beginning of period	1,659,993	898,199

Cash and due from banks at end of period	$1,570,492	$1,659,993

Supplemental schedule of noncash investing and financing activities –
Change in accumulated other comprehensive loss	$(74,045)	$26,562

Transfer of loans to other real estate	$(241,821)	$—

Supplemental disclosures of cash flow information – Cash paid for:
Interest	$7,818,315	$3,774,693

Income taxes	$1,211,258	$25,430

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

Nature of Business

Piedmont Community Bank Group, Inc. (the “Company”) is a one-bank holding company with respect to its wholly-owned subsidiary bank, Piedmont Community Bank (the “Bank”). The Company was organized on April 26, 2006 and consummated the acquisition of all of the outstanding common stock of the Bank in exchange for 1,358,968 shares of $5 par value common stock on February 7, 2007. In accounting for the transaction, the $5 par value common stock of the Bank became no par value common stock of the Company. The formation and reorganization was approved by the shareholders during the fourth quarter of 2006.

The Bank is a commercial bank headquartered in Gray, Jones County, Georgia. The Bank provides a full range of banking services in its primary market areas of Jones, Bibb, Monroe, Houston, Greene, Baldwin, Putnam and the surrounding counties.

Basis of Presentation

In preparing the consolidated financial statements in accordance with accounting principles, generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, deferred income taxes, the valuation of foreclosed assets, determination of fair values of financial instruments and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed assets, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from interest bearing deposits in banks, loans, federal funds purchased and sold and deposits are reported net.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as held to maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive (income) loss. Equity securities including restricted equity securities without a readily determinable fair value are classified as available for sale and recorded at cost.

The amortization of premiums and accretion of discounts are recognized in interest income using a level yield method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the trade date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (Continued)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recover in fair value.

Loans

Loans are reported at their outstanding principal balances less net deferred loan origination fees and costs and the allowance for loan losses. Interest income is accrued on the outstanding principal balance. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan using the straight line method.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income or charged-off, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Bank will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectability of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectability of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentration and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are identified as impaired. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation, computed principally by the straight-line method over the following estimated useful lives of the assets or the expected terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Asset Type	Useful Life
Land improvements	15 years
Buildings	10-40 years
Furniture and equipment	3-10 years
Computer software	3 years

Other Real Estate Owned

Other real estate owned represent properties acquired through or in lieu of loan foreclosure and is initially recorded at the lower of cost or fair value less estimated costs to sell. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Costs of improvements are capitalized, whereas costs relating to holding other real estate owned and subsequent adjustments to the value are expensed.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is recorded for those deferred tax items for which it is more likely than not, that realization will not occur in the near term.

Bank Owned Life Insurance

During 2007, the Bank invested in bank-owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on certain employees. The Bank is the owner and beneficiary of the policies. Income from the increase in cash surrender value of the policies is included on the income statements. The investment in BOLI totaled $3,512,212 million at December 31, 2007.

Stock Compensation Plan

The Company has a stock-based employee/director compensation plan which is more fully described in Note 10. Statement of Financial Accounting Standards (SFAS) No. 123(R) (revised 2004), Share-Based Payment requires an entity to recognize the cost of employee services received in share-based payment transactions and measure the cost on a grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award.

Mortgage Origination Income

The Bank originates and processes mortgage loans for independent investors. These mortgage loans are handled and closed by the independent investors. Mortgage origination income represents commissions paid by the investors and is recognized at date of loan closing.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (Continued)

Earning per Common Share

SFAS No. 128, Earnings Per Share, establishes standards for computing and presenting basic and diluted earnings per share. In this regard, the Company is required to report earnings per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the statements of income. Earnings per common share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

	Years Ended December 31,
	2007	2006
Basic earnings per share:
Weighted average common shares outstanding	1,630,742	1,630,866

Net income	$668,941	$731,559

Basic earnings per share	$0.41	$0.45

Diluted earnings per share:
Weighted average common shares outstanding	1,630,742	1,630,866
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the period	25,151	29,669

Total weighted average common shares and common stock equivalents outstanding	1,655,893	1,660,535

Net income	$668,941	$731,559

Diluted earnings per share	$0.40	$0.44

Options to purchase 380,705 shares of common stock at prices ranging from $11.67 to $13.75 per share were outstanding during the year but were not included in the computation of diluted earnings per share for the quarter ended December 31, 2007 because the options’ exercise price was greater than the average market price of the common shares.

Comprehensive Income

Accounting principles generally require recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recent Accounting Standards

In September 2006, the FASB issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 provides detailed guidance for the financial statement recognition, measurement, and disclosure of uncertain tax positions recognized in the financial statements. FIN 48 requires an entity to recognize the financial statement impact of a tax position when it is more likely than not that the position will be sustained upon examination. If the tax position meets the more-likely-than-not recognition threshold, the tax effect is recognized at the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement. Any difference between the tax position taken in the tax return and the tax position recognized in the financial statements using the criteria above results in the recognition of a liability in the financial statements for the unrecognized benefit. Similarly, if a tax position fails to meet the more-likely-than-not recognition threshold, the benefit taken in a tax return will also result in the recognition of a liability in the financial statements for the full amount of the unrecognized benefit. The new interpretation was effective for the Company for the year ended December 31, 2007. The adoption of this new accounting principle did not have a significant impact on the Company’s financial position, results of operations, or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. SFAS No. 157 is effective for the fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not anticipate the adoption of this new accounting principle to have a material effect on its financial condition or results of operations. The adoption of this standard is not expected to have a material impact on the financial condition or results of operation of the Company and the Company did not early implement.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for financial statements issued for fiscal years after November 15, 2007. The adoption of this standard is not expected to have a material impact on the financial condition or results of operation of the Company and the Company did not early implement.

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
December 31, 2007:
Government sponsored agencies	$7,368,382	$61,452	$(5,161)	$7,424,673
Mortgage-backed securities	1,902,588	821	(44,875)	1,858,534

	$9,270,970	62,273	(50,036)	$9,283,207

December 31, 2006:
Government sponsored agencies	$4,537,792	$1,927	$(53,272)	$4,486,447
Mortgage-back securities	1,731,643	—	(55,366)	1,676,277

	$6,359,435	$1,927	$(108,638)	$6,162,724

Held to Maturity
December 31, 2007:
State and county municipals	$1,999,674	$1,390	$(23,070)	$1,977,994

December 31, 2006:
State and county municipals	$644,912	$1,896	$(10,265)	$636,543

The market value of investment securities is based on quoted market values and is significantly affected by the interest rate environment. At December 31, 2007 and 2006, all unrealized losses in the investment securities portfolio were for debt securities. These unrealized losses are considered temporary because of acceptable investment grades and our ability to hold these securities until a market price recovery or maturity.

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time individual securities have been in a continuous loss position, follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2007:
Government sponsored agencies	$—	$—	$1,205,484	$(16,456)	$1,205,484	$(16,456)
State and county municipals	490,000	(10,000)	1,285,180	(13,070)	1,775,180	(23,070)
Mortgage-backed securities	—	—	1,202,916	(33,580)	1,202,916	(33,580)

	$490,000	$(10,000)	$3,693,580	$(63,106)	$4,183,580	$(73,106)

December 31, 2006:
Government sponsored agencies	$499,300	$(336)	$3,230,633	$(52,936)	$3,729,933	$(53,272)
State and county municipals	245,000	(5,000)	187,985	(5,265)	432,985	(10,265)
Mortgage-backed securities	—	—	1,431,618	(55,366)	1,431,618	(55,366)

	$744,300	$(5,366)	$4,850,236	$(113,567)	$5,594,536	$(118,903)

The amortized cost and fair value of debt securities available for sale as of December 31, 2007 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$1,001,811	$996,650	$—	$—
Due from one to five years	3,032,344	3,058,348	173,250	171,430
Due from five to ten years	1,336,727	1,358,475	201,424	202,814
Due after ten years	1,997,500	2,011,200	1,625,000	1,603,750
Mortgage backed securities	1,902,588	1,858,534	—	—

	$9,270,970	$9,283,207	$1,999,674	$1,977,994

There were no sales of securities for the years ended December 31, 2007 and 2006.

Investment securities with a carrying amount of $1,512,629 and $652,152 at December 31, 2007 and 2006, respectively, were pledged as collateral on public deposits and for other purposes as required by law.

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2007	2006
Commercial	$19,031,997	$6,946,346
Real estate – construction	37,310,324	25,002,006
Real estate – mortgage	19,212,502	12,846,584
Real estate – commercial	100,505,031	72,088,049
Consumer installment and other	1,993,067	2,108,892

	178,052,921	118,991,877
Deferred loan fees	(18,351)	(64,357)
Allowance for loan losses	(1,849,044)	(1,235,044)

Loans, net	$176,185,526	$117,692,476

Changes in the allowance for loan losses are as follow:

	December 31,
	2007	2006
Balance, beginning of year	$1,235,044	$878,845
Provision for loan losses	614,000	356,092
Loans charged off	—	(1,567)
Recoveries of loans previously charged off	—	1,674

Balance, end of year	$1,849,044	$1,235,044

The following is a summary of information pertaining to impaired loans, nonaccrual loans and loans past due 90 days or more:

	As of and for the Years Ended December 31,
	2007	2006
Impaired loans with a valuation allowance	$2,812,672	$—
Impaired loans without a valuation allowance	1,531,912	—

Total impaired loans	$4,344,584	$—

Valuation allowance related to impaired loans	$104,752	$—
Total nonaccrual loans	$128,113	$—
Total loans past due ninety days or more and still accruing	$200,253	$—
Average investment in impaired loans	$29,399	$—
Interest income recognized on impaired loans	$—	$—

In the ordinary course of business, the Bank has granted loans to certain related parties, including executive officers, directors and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2007 are as follows:

Balance, beginning of year	$3,601,420
Advances	1,254,039
Repayments	(1,575,324)

Balance, end of year	$3,280,135

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment is summarized as follows:

	December 31,
	2007	2006
Land and land improvements	$3,475,218	$3.468,058
Buildings	3,101,282	2,749,091
Furniture and equipment	1,606,507	1,012,799
Computer software	253,191	207,059

	8,436,198	7,437,007
Accumulated depreciation and amortization	(894,811)	(605,228)

	$7,541,387	$6,831,779

Depreciation expense for the years ended December 31, 2007 and 2006 was $289,583 and $190,463, respectively. Subsequent to December 31, 2007 the Company entered into a contract for the construction of a branch totaling

Pursuant to the terms of noncancelable lease agreements in effect at December 31, 2007, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

Years Ended December 31,	Amount
2008	$29,495
2009	9,832

$39,327

The leases contain options to extend for periods from two to four years. The cost of such rentals is not included above. Total rent expense for the years ended December 31, 2007 and 2006 amounted to $27,518 and $19,844, respectively.

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2007 and 2006 was $40,782,596 and $32,700,155. The scheduled maturities of time deposits at December 31, 2007 are as follows:

2008	$102,147,555
2009	10,248,886
2010	1,858,094
2011	1,149,796
2012	1,042,785
2013 and thereafter	99,000

$116,546,116

The Bank had brokered deposits of $16,495,000 and $9,354,000 at December 31, 2007 and 2006, respectively.

NOTE 6. OTHER BORROWINGS

Federal Home Loan Bank (FHLB) advances as of December 31, 2007 and 2006 are summarized as follows:

		December 31,
	Maturity Date	2007	2006
4.20% Fixed rate	October 3, 2016	$9,100,000	$9,100,000
4.286% Fixed rate	March 9, 2012	3,000,000	—
4.82% Fixed rate	June 29, 2012	1,000,000	—

		$13,100,000	$9,100,000

The advances from the FHLB are secured by certain qualifying loans of $23,894,886 and FHLB stock of $843,400.

Advances on a line of credit as of December 31, 2007 and 2006 are summarized as follows:

		December 31,
	Maturity Date	2007	2006
Prime minus 0.75% floating (6.50% at December 31, 2007)	September 12, 2008	1,000,000	—

		$1,000,000	$—

In addition, the Bank has available unused lines of credit with various financial institutions totaling $12,500,000 at December 31, 2007.

NOTE 7. INCOME TAXES

Income taxes consist of the following:

	Years Ended December 31,
	2007	2006
Current	$722,776	$567,113
Deferred	(238,043)	(156,532)

Income taxes	$484,733	$410,581

The Company’s income tax differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences as of December 31, 2007 and 2006 is as follows:

	Years Ended December 31,
	2007	2006
Tax provision at federal statutory rate	$392,249	$388,328
Tax-free income	(19,075)	(4,743)
Disallowed interest expense	4,557	1,034
Incentive stock compensation	43,877	38,491
State income tax	29,500	19,117
Other items, net	33,625	(31,646)

Income taxes	$484,733	$410,581

The components of deferred taxes are as follows:

	December 31,
	2007	2006
Deferred income tax assets:
Loan loss reserves	$658,554	$426,856
Preopening and organization expenses	12,473	19,387
Non-qualified stock compensation	118,009	62,185
Securities available for sale	—	40,283

	789,036	548,711

Deferred income tax liabilities:
Depreciation	148,962	103,667
Securities available for sale	4,620	—
Other items	—	2,730

	153,582	106,397

Net deferred income taxes	$635,454	$442,314

NOTE 8. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Bank’s commitments is as follow:

	December 31,
	2007	2006
Commitment to extend credit	$33,158,000	$30,576,000
Letters of credit	20,000	20,000

	$33,178,000	$30,596,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation for the party. Collateral held varies, but may include property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

At December 31, 2007 and 2006, the carrying amount of liabilities related to the Bank’s obligation to perform under standby letters of credit was insignificant. The Bank has not been required to perform on any standby letters of credit, and the Bank has not incurred any losses on standby letters of credit for the years ended December 31, 2007 and 2006.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s financial statements.

NOTE 9. CONCENTRATIONS OF CREDIT

The Bank originates primarily commercial, residential and consumer loans to customers in its primary market area. The ability of the majority of the Bank’s customers to honor their contractual loan obligations is dependent on the economy in these areas. Eighty-eight percent of the Bank’s loan portfolio is secured by real estate, of which a substantial portion is secured by real estate in the Bank’s market area.

The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital or approximately $4,272,000.

NOTE 10. STOCK OPTIONS

The Company has a Stock Option Plan (“Plan”) that offers stock options to key employees and directors to encourage continued employment by facilitating their purchase of an equity interest in the Company. The options granted under the Plan may either be incentive stock options or non-qualified stock options as specified in the option agreement. These options are granted at the discretion of the Board of Directors at an exercise price at least equal to the fair market value of the common stock on the date of the grant. The options have a term of ten years from the date of grant and vest ratably over varying vesting periods. A total of 383,502 shares have been reserved under the Plan.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option-pricing model with the weighted-average assumptions listed in the table below. Expected volatility is based on expected volatility of similar entities. Expected dividends are based on anticipated dividends over the expected life and the market price of the Company’s stock price at grant date. Historical data is used to estimate option exercises and employee terminations within the valuation mode. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life of the options granted is estimated based on the short-cut method. There were no stock options granted during the year ended December 31, 2007. The following assumptions were used for the year ended December 31, 2006.

2006
Weighted-average risk-free interest rate	4.71%
Expected life of the options	6.5 years
Expected dividends (as a percentage of the fair value of the stock)	1.10%
Expected volatility	17.34%
Weighted-average grant date fair value	$3.67

A summary of activity of the Company’s Stock Plan is as follows:

	2007
	Number	Weighted- Average Exercise Price
Outstanding at beginning of year	380,705	$11.68
Granted	—
Exercised	—
Forfeited/Expired	—

Outstanding at end of year	380,705	11.68

Options exercisable at year-end	199,732	11.67

The weighted-average fair value of options granted during the year ended December 31, 2007 and 2006 was $-0- and $3.06, respectively.

Information pertaining to options outstanding December 31, 2007 as follows:

Options Outstanding				Options Exercisable
Number Outstanding	Weighted- Average remaining contractual life	Weighted- Average exercise price	Aggregate Intrinsic Value	Number exercisable	Weighted- average exercise price
380,705	7.78	$11.67	$-0-	199,732	$11.67

As of December 31, 2007, the weighted-average remaining contractual life of the options outstanding was 7.78 years.

	Number of shares	Weighted-Average Grant Date Fair Value
Non-vested options, December 31, 2006	271,666	$3.78
Granted	—	$—
Vested	(90,693)	$3.78
Forfeited/Expired	—	$—

Non-vested options, December 31, 2007	180,973	$3.78

There were no options exercised during the years ended December 31, 2007 and 2006. The total fair value of options vested during the years ended December 31, 2007 and 2006 was $342,674 and $104,275, respectively.

The compensation cost charged against income for the years ended December 31, 2007 and 2006 was $332,398 and $277,999, respectively. Income tax benefits recognized for the years ended December 31, 2007 and 2006 was $67,005 and $62,185, respectively.

At December 31, 2007, there was approximately $317,000 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 0.73 years.

NOTE 11. REGULATION MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulator approval. At December 31, 2007, approximately $346,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and Bank are subject to various capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary regulatory actions by regulators that, if undertaken, could have a direct material effect on the Company and Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and Bank’s capital classification is also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007 and 2006, that the Company and Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-baked, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category. Prompt corrective action provisions are not applicable to bank holding companies.

The Bank’s actual capital amounts (in thousands) and ratios are presented in the following table.

	Actual		Adequacy Purposes:		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007:
Total Capital (to Risk Weighted Assets)
Consolidated	$19,012	9.6%	$15,838	8.00%	$19,797	10.0%
Bank	$20,000	10.1%	$15,837	8.0%	$19,796	10.0%
Tier I Capital (to Risk Weighted Assets)
Consolidated	$17,163	8.7%	$7,919	4.0%	$11,878	6.0%
Bank	$18,151	9.2%	$7,918	4.0%	$11,877	6.0%
Tier I Capital (to Average Assets)
Consolidated	$17,163	8.7%	$7,220	4.0%	$9,025	5.0%
Bank	$18,151	9.2%	$7,917	4.0%	$9,896	5.0%

As of December 31, 2006: (Bank Only)
Total Capital (to Risk Weighted Assets)	$17,452	12.8%	$10,873	8.0%	$13,591	10.0%
Tier I Capital (to Risk Weighted Assets)	$16,217	11.9%	$5,436	4.0%	$8,154	6.0%
Tier I Capital (to Average Assets)	$16,217	12.8%	$5,085	4.0%	$6,356	5.0%

NOTE 12. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and due from banks and interest bearing deposits with other banks: Fair value equals the carrying value of such assets.

Investment securities and investment securities available for sale: Fair values for investment securities are based on bond accounting reports.

Loans: For variable rate loans, those repricing within six months or less, fair values are based on carrying values. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the bank on comparable loans as to credit risk term.

Deposit liabilities: The fair values of demand deposits are, as required by FAS107, equal to the carrying value of such deposits. Demand deposits include non-interest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. Discounted cash flaws are used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by the bank on comparable deposits as to amount and term.

Short term borrowings: The carrying values of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings approximate their carrying values.

FHLB and other Borrowings: The fair value of fixed rate borrowings are estimated using discounted cash flows, based on current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount on variable rate borrowings approximates their fair value. The fair value of convertible GHLB Borrowings is based on FHLB of Atlanta’s estimate.

Accrued Interest: The carrying amount of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: Loan commitments are negotiated at current market rates and are relatively short-term in nature. Therefore, the estimated value of loan commitments approximates the fees charged.

The carrying amount and estimated fair values of the Company’s financial instruments are as follows:

	December 31,
	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash, due from banks, interest-bearing deposits in banks and federal funds sold	$10,448	$10,448	$7,006	$7,006
Securities	12,399	12,377	7,575	7,567
Loans	176,186	176,916	117,692	117,339
Accrued interest receivable	1,921	1,921	1,376	1,376
Financial liabilities:
Deposits	180,436	180,669	112,085	112,051
Federal funds purchased	—	—	1,978	1,978
Other borrowings	14,100	14,569	11,078	11,054
Accrued interest payable	948	948	941	941
Unrecognized financial instruments-
Commitments to extend credit and standby letters of credit	33,178	295	30,467	284

NOTE 13. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expense are as follows:

	Years Ended December 31,
	2007	2006
Data processing	$177,793	$163,695
Professional services	303,716	110,269
All other operating	1,020,863	578,453

Other operating expenses	$1,502,372	$929,054

NOTE 14. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheet as of December 31, 2007 and statements of income and cash flows of Piedmont Community Bank Group, Inc. for the period ended December 31, 2007.

2007
Assets
Investment in subsidiary	$18,158,452
Other assets	14,182

Total assets	$18,172,634

Liabilities
Note payable	$1,000,000
Other liabilities	2,167

Total liabilities	1,002,167
Shareholders’ equity	17,170,467

Total liabilities and shareholders’ equity	$18,172,634

2007
Income
Dividends from subsidiary	$35,840

Total income	35,840

Expenses
Interest on other borrowings	2,167
Other expense	35,415

Total expenses	37,582

Loss before income tax benefit and equity in undistributed income of subsidiary	(1.742)
Income tax benefit	14,182

Income before equity in undistributed income of subsidiary	12,440
Equity in undistributed income of subsidiary	512,400

Net income	$524,840

The consolidated net income of Piedmont Community Bank Group, Inc. includes the income of the Bank, prior to the business combination, of $120,701. The net income of the parent company only includes the net income of the Bank subsequent to the business combination.

2007
Operating activities
Net income	$524,840
Adjustment to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiary	(512,400)
Other operating activities	(12,015)

Net cash provided by operating activities	425

Investing activities
Capital injection into subsidiary	(1,000,000)

Net cash provided by financing activities	(1,000,000)

Financing activities
Proceeds from note payable	1,000,000
Repayment of note payable	(425)

Net cash provided by financing activities	999,575

Net increase in cash	—
Cash at beginning of period	—

Cash at end of period	$—

NOTE 15. STOCK SPLIT

On April 19, 2007, the Board of Directors of Piedmont Community Bank Group, Inc. declared a 1.2 for 1 stock split payable on May 10, 2007 to shareholders of record as of April 30, 2007. As a part of the split, each shareholder received an additional one share of common stock for each five shares of common stock owned. All per share amounts in all periods have been retroactively adjusted for this split as if it occurred in the first year presented.

NOTE 16. STOCK OFFERING

On September 9, 2007, the Company filed a Registration Statement of Form SB-2 to register up to 600,000 shares of its common stock for sale in a public offering. The commencement of the proposed sale to the public is as soon as possible after the Registration Statement Becomes effective. The Company intends to use the proceeds of the offering for general corporate purposes, including the opening of new branches and working capital to expand our business.

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Consolidated Balance Sheets

March 31, 2008 and December 31, 2007

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Cash and due from banks	$2,505,955	$1,570,492
Interest-bearing deposits in banks	3,634,234	2,764,112
Federal funds sold	5,807,000	6,113,000
Securities held to maturity, at cost (fair value of $1,988,055 and $1,977,994, respectively)	1,994,616	1,999,674
Securities available for sale, at fair value	8,194,515	9,283,207
Restricted equity securities, at cost	1,326,330	1,115,730
Loans, less allowance for loan losses of $1,943,536 and $1,849,044, respectively	185,054,250	176,185,526
Accrued interest receivable	1,899,567	1,920,920
Premises and equipment, net	8,439,937	7,541,387
Other real estate owned	1,666,172	241,821
Bank owned life insurance	3,554,761	3,512,212
Other assets	869,752	792,860

Total assets	$224,947,089	$213,040,941

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$4,614,173	$5,663,482
Interest-bearing	183,885,108	174,772,117

Total deposits	188,499,281	180,435,599
Accrued interest payable	1,192,307	947,614
Other borrowings	17,411,933	14,100,000
Other liabilities	579,051	387,261

Total liabilities	207,682,572	195,870,474

Shareholders’ equity:
Common stock, no par value, 10,000,000 shares authorized; 1,630,734 shares issued and outstanding	16,158,520	16,089,274
Undivided profits	1,103,245	1,073,576
Accumulated other comprehensive income	2,752	7,617

Total shareholders’ equity	17,264,517	17,170,467

Total liabilities and shareholders’ equity	$224,947,089	$213,040,941

See accompanying notes to unaudited consolidated financial statements

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Consolidated Statements of Income and Other Comprehensive Income

For the Three Months Ended March 31, 2008 and 2007

(unaudited)

	March 31, 2008	March 31, 2007
Interest and dividend income:
Loans, including fees	$3,230,342	$2,633,775
Securities available for sale	114,136	85,286
Securities held to maturity	21,579	12,317
Interest-bearing deposits in banks	30,885	41,602
Federal funds sold	17,002	53,213
Dividends	13,686	9,553

	3,427,630	2,835,746

Interest expense:
Deposits	2,044,928	1,512,943
Other borrowings	159,317	105,660

	2,204,245	1,618,603

Net interest income	1,223,385	1,217,143
Provision for loan losses	274,500	137,000

Net interest income after provision for loan losses	948,885	1,080,143

Noninterest income:
Service charges on deposit accounts	37,374	28,326
Mortgage origination income	30,906	51,783
Gain on sales of securities	63,812	—
Other	105,498	14,719

	237,590	94,828

Noninterest expense:
Salaries and employee benefits	661,828	513,204
Equipment and occupancy	116,705	103,147
Other operating	381,925	317,727

	1,160,458	934,078

Income before provision for income taxes (benefits)	26,017	240,893
Provision for income taxes (benefits)	(3,649)	128,131

Net income	29,666	112,762
Other comprehensive loss:
Unrealized gains (losses) on securities available for sale arising during period, net of tax	37,251	(1,678)
Reclassification adjustment for realized gains on sales of securities available for sale, net of tax	(42,116)	—

Comprehensive income	$24,801	$111,084

Income per share:
Basic	$0.02	$0.07

Diluted	$0.02	$0.07

See accompanying notes to unaudited consolidated financial statements

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2008 and 2007

(unaudited)

	March 31, 2008	March 31, 2007
Cash flow from operating activities:
Net income	$29,666	$112,762
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96,408	56,809
Provision for loan losses	274,500	137,000
Increase in cash surrender value of life insurance	(42,549)	—
Share based compensation cost	69,246	69,246
Deferred taxes	(59,595)	(65,081)
Decrease (increase) in accrued interest receivable	21,353	(215,201)
Increase in accrued interest payable	244,693	56,467
Loss on sale of other real estate	599	—
Gains on foreclosure	(58,138)	—
Gain on sale of securities available for sale	(63,812)	—
Net other operating activities	(109,283)	(489,177)

Net cash flow provided by (used in) operating activities	403,088	(337,175)

Cash flow from investing activities:
Net increase in loans	(10,837,923)	(13,517,279)
Net decrease (increase) in federal funds sold	306,000	(4,868,632)
Net increase in interest-bearing deposits in banks	(870,122)	(684,000)
Purchases of restricted equity securities	(210,600)	(203,100)
Purchases of securities available for sale	(4,549,357)	(2,583,120)
Proceeds from sale of securities available for sale	2,999,675	—
Proceeds from maturities of securities available for sale	2,570,698	72,721
Purchase of securities held to maturity	—	(875,000)
Proceeds from maturities of securities held to maturity	5,000	56
Purchases of premises and equipment	(983,221)	(118,371)
Proceeds from sale of other real estate	266,921	—

Net cash flow used in investing activities	(11,302,929)	(22,776,725)

Cash flow from financing activities:
Net increase in deposits	8,063,682	21,548,572
Net decrease in Federal funds purchased	—	(1,977,500)
Proceeds from Federal Home Loan Bank advances	1,800,000	3,000,000
Proceeds from other borrowings	1,971,622	—

Net cash flow provided by financing activities	11,835,304	22,571,072

Net increase (decrease) in cash and due from banks	935,463	(542,828)
Cash and due from banks at beginning of period	1,570,492	1,659,993

Cash and due from banks at end of period	$2,505,955	$1,117,165

Supplemental schedule of noncash investing and financing activities –
Change in accumulated other comprehensive loss	$4,865	$1,678

Transfer of loans to other real estate	$1,694,699	$—

Supplemental disclosures of cash flow information – Cash paid for:
Interest	$1,959,552	$1,562,136

Income taxes	$70,223	$743,258

See accompanying notes to unaudited consolidated financial statements

PIEDMONT COMMUNITY BANK GROUP, INC.

AND SUBSIDIARY

Notes to Consolidated Financial Statements

(unaudited)

1.	Basis of Presentation

Piedmont Community Bank Group, Inc. (the “Company”) is a one-bank holding company with respect to its wholly-owned subsidiary bank, Piedmont Community Bank (the “Bank”). The Company was organized on April 26, 2006 and consummated the acquisition of all of the outstanding common stock of the Bank in exchange for 1,358,968 shares of $5 par value common stock on February 7, 2007. In accounting for the transaction, the $5 par value common stock of the Bank became no par value common stock of the holding company. The formation and reorganization was approved by the stockholders during the fourth quarter of 2006.

The Bank is a commercial bank headquartered in Gray, Jones County, Georgia. The Bank provides a full range of banking services in its primary market areas of Jones, Bibb, Monroe, Houston, Greene, Baldwin, Putnam and the surrounding counties.

The accompanying consolidated financial statements of the Company are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s annual report on Form 10-KSB for the year ended December 31, 2007.

All significant intercompany transactions and balances have been eliminated in consolidation. The financial information included herein reflects all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position and results of operations for the interim period ended March 31, 2008.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and income and expense amounts. Actual results could differ from those estimates. The results of operations for the three month period ended March 31, 2008 are not necessarily indicative of the results to be expected for the full year.

2.	Stock Compensation Plan

At March 31, 2008, the Company had a stock-based employee/director compensation plan which is more fully described in Note 1 of the consolidated financial statements in the Annual Report on Form 10-KSB for the year ended December 31, 2007. A total of 383,502 shares have been reserved under the Plan. As of March 31, 2008, the Company had 380,705 options outstanding.

The Company recorded stock based compensation expense of $69,246 and $69,246 for the three months ended March 31, 2008 and 2007, respectively. Income tax benefits recognized for the three months ended March 31, 2008 and 2007 was $14,129 and 13,962, respectively.

At March 31, 2008, there was approximately $248,000 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 0.66 years.

No options have been granted or exercised in 2008. As of March 31, 2008, 284,685 options were exercisable with a weighted-average exercise price of $11.67 per share.

3.	Earnings Per Common Share

SFAS No. 128, Earnings Per Share, establishes standards for computing and presenting basic and diluted earnings per share. In this regard, the Company is required to report earnings per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the statements of income. Earnings per common share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Additionally, the Company must reconcile the amounts used in the computation of both basic earnings per share and diluted earnings per share.

Presented below is a summary of the components used to calculate basic and diluted earnings per common share.

	Three Months Ended March 31,
	2008	2007
Basic earnings per share:
Weighted average common shares outstanding	1,630,734	1,630,762

Net income	$29,666	$112,762

Basic earnings per share	$0.02	$0.07

Diluted earnings per share:
Weighted average common shares outstanding	1,630,734	1,630,762
Net effect of the assumed exercise of stock options based on the treasury stock method using average market prices for the period	—	32,736

Total weighted average common shares and common stock equivalents outstanding	1,630,734	1,663,498

Net income	$29,666	$112,762

Diluted earnings per share	$0.02	$0.07

4.	Loans

The composition of loans is summarized as follows:

	March 31,
	2008	2007
Commercial	27,336,727	$8,743,452
Real estate-construction	39,028,662	31,615,975
Real estate – mortgage	17,881,309	13,929,319
Real estate – commercial	100,689,164	76,098,814
Consumer installment and other	2,093,364	2,166,928

	187,029,226	132,554,488
Deferred loan fees	(31,440)	(109,689)
Allowance for loan losses	(1,943,536)	(1,372,044)

Loans, net	$185,054,250	$131,072,755

5.	Fair Value Measurement

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 157 on January 1, 2008. In February 2008, the Financial Accounting Standards Board (FASB) issued a FASB Staff Position (FSP) which permits delayed application of the provisions of SFAS 157 to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis to fiscal years beginning after November 15, 2008. Since the Company has elected to delay application of the provisions of SFAS 157 to nonfinancial assets and liabilities in scope of this FSP, the information disclosed below does not consider the impact that SFAS 157 would have on such nonfinancial assets and liabilities. The major categories of assets and liabilities that are recognized or disclosed at fair value for which the provisions of SFAS 157 have not been applied include nonfinancial long-lived assets measured at fair value for an impairment assessment under SFAS 144.

SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Directly or indirectly observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets: quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (for example, interest rates and yield curves observable at commonly quoted intervals, volatilities, prepayment speeds, loss severities, credit risks, and default rates); or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities would include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair value measurements using:
	Fair value at March 31, 2008	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(In thousands)
Assets:
Securities available for sale (1)	$8,195	$—	$8,195	$—

(1)	Securities available for sale as of March 31, 2008 per the Consolidated Statements of Condition include $1.3 million in nonmarketable equity securities (Federal Home Loan Bank stock and Silverton Bank stock). As these securities are accounted for under the cost method, they are not included in the table above.

The valuation techniques used to measure fair value for the items in the table above are as follows:

•	Securities available for sale – The fair value of securities available for sale equals quoted market prices, if available. If quoted market prices are not available, fair value is determined using quoted market prices for similar securities. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange. Level 2 securities include mortgage-backed securities, other pass-through securities and collateralized mortgage obligations of government sponsored entities (GSE’s) and private issuers and obligations of states and political subdivision.

Certain other assets are measured at fair value on a nonrecurring basis. These adjustments to fair value usually result from application of lower of cost or fair value accounting or write-downs of individual assets due to impairment. For assets measured at fair value on a nonrecurring basis in the first quarter of 2008 that were still held in the balance sheet at quarter end, the following table provides the level of valuation assumptions used to determine each adjustment and the carrying value of the related individual assets at quarter end.

		Carrying value at March 31, 2008:
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(In thousands)
Impaired loans	$2,583	$—	$—	$2,583
Foreclosed loans	1,666	—	—	1,666

The valuation techniques used to measure fair value for the items in the table above are as follows:

•	Loans – Nonrecurring fair value adjustments to loans reflect full or partial write-downs that are based on the loan’s observable market price or current appraised value of the collateral in accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan. Since the market for impaired loans is not active, loans subjected to nonrecurring fair value adjustments based on the loan’s observable market price are generally classified as Level 2. Loans subjected to nonrecurring fair value adjustments based on the current appraised value of the collateral may be classifies as Level 2 or Level 3 depending on the type of asset and the inputs to the valuation. When appraisals are used to determine impairment and these appraisals are based on a market approach incorporating a dollar-per-square-foot multiple, the related loans are classified as Level 2. If the appraisals require significant adjustments to market-based valuation inputs or apply an income approach based on unobservable cash flows to measure fair value, the related loans subjected to nonrecurring fair value adjustments are typically classified as Level 3 due to the fact that Level 3 inputs are significant to the fair value measurement.

6.	Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for financial statements issued for fiscal years after November 15, 2007. The adoption of this standard did not have a material impact on the financial condition or results of operation of the Company.

EXHIBIT A

SUBSCRIPTION AGREEMENT

Piedmont Community Bank Group, Inc.

110 Bill Conn Parkway

Gray, Georgia 31032

Ladies and Gentlemen:

The undersigned hereby subscribes for and agrees to purchase the number of shares of common stock, no par value (the “Common Stock”), of Piedmont Community Bank Group, Inc., a Georgia corporation (the “Company”), indicated below. The undersigned has executed and delivered this Subscription Agreement in connection with the Company’s offering of Common Stock described in its prospectus dated [                         ] (such prospectus, including any amendments and supplements thereto, is herein called the “Prospectus.”) The undersigned agrees to purchase the shares of Common Stock subscribed for herein for the purchase price of $10.00 per share.

The undersigned acknowledges receipt of a copy of the Prospectus. The undersigned further acknowledges that an investment in the Common Stock involves significant risks, as set forth under “Risk Factors” in the Prospectus. The undersigned understands that no federal or state agency has made any findings or determination regarding the fairness of the offering of the Common Stock, the accuracy or adequacy of the Prospectus, or any recommendation or endorsement concerning an investment in the Common Stock. The undersigned represents that the undersigned resides in the State indicated below.

The undersigned agrees that this subscription is not binding on the Company until the undersigned furnishes to the Company payment for the shares subscribed for and the Company accepts the subscription. The undersigned acknowledges that the Company has the right to reject this Subscription Agreement either in whole or in part, in its sole discretion.

Signature

Signature (for joint ownership)

Print Name(s):
Print Address:

(Please print or type exact name(s) in which the shares should be registered.)

Accepted as of ____________, 200__, as to _________ shares.

PIEDMONT COMMUNITY BANK GROUP, INC.	(When signing as attorney, trustee, administrator or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.)

By:
Name and Title:

* IMPORTANT -	PLEASE COMPLETE THE SUBSTITUTE W-9 AND THE QUESTIONNAIRE REGARDING BANKING INTERESTS ON THE OPPOSITE SIDE OF THIS PAGE.

SUBSTITUTE W-9

Under the penalties of perjury, I certify that: (1) the Social Security number or Taxpayer Identification number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.

Date	Signature(s)*

SSN/Taxpayer ID Number	Area Code and Telephone Number

Please indicate the form of ownership desired for the shares:

	☐	Individual

	☐	Joint Tenants with Right of Survivorship

	☐	Tenants in Common

	☐	Trust

	☐	Corporation

	☐	Partnership

	☐	Custodian

	☐	Other _______________________________

INFORMATION AS TO BANKING INTERESTS

1.	Please indicate your interest in the following services by checking the appropriate spaces below:

		PERSONAL	BUSINESS
(a)	Checking Account	________	________
(b)	Savings Account	________	________
(c)	Certificates of Deposit	________	________
(d)	Individual Retirement Accounts	________	________
(e)	Checking Account Overdraft Protection	________	________
(f)	Consumer Loans (auto, etc.)	________	________
(g)	Commercial Loans	________	________
(h)	Equity Line of Credit	________	________
(i)	Mortgage Loans	________	________
(j)	Revolving Personal Credit Line	________	________
(k)	Safe Deposit Box	________	________
(l)	Internet Banking Services	________	________
(m)	Cash Management Services	________	________

2.	I would like Piedmont Community Bank to provide the following additional services:

(a)	_________________________________________________________________

PART II

Information not required in prospectus

Item 24.	Indemnification of directors and officers.

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if such individual conducted himself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851 of the Georgia Business Corporation Code or in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that personal benefit was improperly received by him.

Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that it is fair and reasonable to indemnify such director in view of all the relevant circumstances, even if such director has not met the standard of conduct set forth in Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable according to Section 14-2-851 of the Georgia Business Corporation Code. However, if such director was adjudged liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding. If the court orders indemnification and/or advance of expenses pursuant to Section 14-2-854 of the Georgia Business Corporation Code, the court may also order the corporation to pay the director’s reasonable expenses in obtaining the court-ordered indemnification or advance of expenses.

Section 14-2-852 of the Georgia Business Corporation Code provides that if a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, a resolution of its board of directors or a contract except for liability arising out of conduct that constitutes: (i) appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) receipt of an improper personal benefit; or (iv) making distributions in violation of Section 14-2-640 of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court-ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or by contract.

Section 14-2-858 of the Georgia Business Corporation Code provides that a corporation may purchase and maintain on behalf of a director, officer, employee or agent of a corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status.

Section 9.2(a) of the bylaws of Piedmont Community Bank Group, Inc. provides that the corporation shall indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Pursuant to Section 9.2(d), the corporation may not indemnify a director under Section 9.2 of the bylaws of Piedmont Community Bank Group, Inc.; (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification under Section 9.2 is limited to reasonable expenses incurred in connection with the proceeding.

Section 9.3 of the bylaws of Piedmont Community Bank Group, Inc. provide that, to the extent a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue or matter therein, because he is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by him in connection therewith.

According to Section 9.5 of the bylaws of Piedmont Community Bank Group, Inc., upon application by the director, a court may order indemnification or advances for expenses if it determines that: (i) the director is entitled to mandatory indemnification pursuant to Section 9.3 of the bylaws of Piedmont Community Bank Group, Inc., in which case, the court shall also order the corporation to pay the director’s reasonable expenses incurred to obtain court-ordered indemnification; (ii) the director is fairly and reasonably entitled to indemnification in view of all relevant circumstances, whether or not he met the standard of conduct contained in Section 9.2(a) of the bylaws of Piedmont Community Bank Group, Inc. or he was adjudged liable as described in Section 9.2(d); however, if he was adjudged so liable the indemnification shall be limited to reasonable expenses incurred unless otherwise stated by contract, resolution ratified or approved by the stockholders or the articles of incorporation of Piedmont Community Bank Group, Inc.; or (iii) in the case of advances for expenses, the director is entitled to payment, according to the articles of incorporation or bylaws of Piedmont Community Bank Group, Inc. or any resolution or agreement, of reasonable expenses incurred as a party to a proceeding in advance of final disposition of the proceeding.

Section 9.8 of the bylaws of Piedmont Community Bank Group provides that an officer of the corporation who is not a director is entitled to indemnification and advance of expenses to the same extent and subject to the same conditions as a director of the corporation except that there is no provision for court-ordered indemnification or advance of expenses for officers contained in the bylaws of Piedmont Community Bank Group, Inc. Employees or agents of the corporation who are not directors are entitled to indemnification and advance of expenses to the same extent and subject to the same conditions as a director of the corporation.

Section 9.9 of the bylaws of Piedmont Community Bank Group, Inc. provides that the corporation may purchase and maintain on behalf of a director, officer, employee or agent of the corporation insurance against liability asserted against or incurred by that person serving in such capacity for the corporation or arising from his status with the corporation whether or not the corporation would have the power to indemnify that person under the bylaws of Piedmont Community Bank Group, Inc.

Article 7 of the articles of incorporation of Piedmont Community Bank Group, Inc. provides that a director shall not be personally liable for any breach of duty as a director, except for liability for: (i) any appropriation of any business opportunity of the corporation in violation of his duties; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) distributions in violation of the Georgia Business Corporation Code; or (iv) any transaction for which the director derived an improper personal benefit.

Item 25.	Other expenses of issuance and distribution.

Expenses of the sale of the Registrant’s common stock, no par value, are as follows:

Registration Fee	$184
Legal Fees and Expenses (Estimate)	$100,000
Accounting Fees and Expenses (Estimate)	$30,000
Printing and Engraving Expenses (Estimate)	$15,000
Other (Estimate)	$54,816

TOTAL	$200,000

Item 26.	Recent sales of unregistered securities.

In connection with its incorporation, the Registrant issued 5 shares of its common stock to R. Drew Hulsey, Jr. for aggregate consideration equal to $50.00. The issuance of these shares was exempt from the registration requirements of the Securities Act of 1933 (the “Act”) as a transaction not involving a public offering under Section 4(2) of the Act. These shares were redeemed for the same consideration as that paid at the time when the Registrant’s bank subsidiary reorganized into a bank holding company structure effective February 7, 2007.

On February 7, 2007 the Registrant’s bank subsidiary reorganized into a holding company structure in accordance with a merger agreement and plan of reorganization dated February 7, 2007 between the Registrant, Piedmont Community Bank and PCB Interim Corporation (the “Reorganization Agreement”). Pursuant to the terms of the Reorganization Agreement, the Registrant issued 1,630,734 shares of its common stock and assumed options to purchase 380,710 shares of common stock. These shares were issued pursuant to an exemption from registration provided by Section 3(a)(12) of the Securities Act of 1933, which generally provides an exemption for any equity security issued in connection with the acquisition by a holding company of a bank if certain conditions are satisfied.

Item 27.	Exhibits.

Exhibit Number	Description
2.1	Merger Agreement and Plan of Reorganization dated April 26, 2006 by and among the Registrant, Piedmont Community Bank and PCB Interim Corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K12G3 filed with the SEC on February 8, 2007 – File No. 000-52453).

3.1	Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K12G3 filed with the SEC on February 8, 2007 – File No. 000-52453).

3.2	Bylaws of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K12G3 filed with the SEC on February 8, 2007 – File No. 000-52453).

4.1	Instruments Defining Rights of Security Holders (see articles of incorporation at exhibit 3.1 hereto and bylaws at Exhibit 3.2 hereto).

4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).

5.1	Legal Opinion of Miller & Martin (incorporated by reference to Exhibit 5.1 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).

10.1	Piedmont Community Bank Group 2006 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206). *

10.2	Employment agreement with R. Drew Hulsey, Jr. dated February 16, 2005 (incorporated by reference to Exhibit 10.2 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).*

10.3	Employment agreement with Mickey Parker dated February 16, 2005 (incorporated by reference to Exhibit 10.3 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).*

10.4	Employment agreement with M. Cole Davis dated June 13, 2005 (incorporated by reference to Exhibit 10.4 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).*

10.5	Employment Agreement with Julie Simmons dated February 16, 2005 (incorporated by reference to Exhibit 10.5 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).*

10.6	Form of Sales Agency Agreement between Piedmont Community Bank Group, Inc. and SAMCO Capital Markets (incorporated by reference to Exhibit 10.6 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).

21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).

23.1	Consent of Mauldin & Jenkins, LLC

23.2	Consent of Miller & Martin PLLC (appears in Legal Opinion at Exhibit 5.1 hereto)

24.1	Powers of Attorney (appear on the signature page to Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).

*	Denotes management contract or compensatory plan or arrangement.

Item 28.	Undertakings.

The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

To include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1/A and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Gray, State of Georgia on July 24, 2008.

PIEDMONT COMMUNITY BANK GROUP, INC.

By:	/s/ R. Drew Hulsey, Jr.
R. Drew Hulsey, Jr., President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ R. Drew Hulsey, Jr. R. Drew Hulsey, Jr.	Chief Executive Officer/Director [Principal Executive Officer]	July 24, 2008

/s/ Julie Simmons Julie Simmons	Chief Financial Officer [Principal Accounting and Financial Officer]	July 24, 2008

* Mickey Parker	President/Director	July 24, 2008

Christine Daniels	Secretary/Director	__________, 2007

* Franklin J. Davis	Director	July 24, 2008

* Joseph S. Dumas	Director	July 24, 2008

Terrell L. Fulford	Director	__________, 2007

* Arthur Goolsby	Director	July 24, 2008

James R. Hawkins	Director	__________, 2007

Dr. John A. Hudson	Director	__________, 2007

* Robert C. McMahan	Director	July 24, 2008

* Zelma A. Redding	Director	July 24, 2008

* Angela Tribble	Director	July 24, 2008

*By:	/s/ R. Drew Hulsey, Jr.
R. Drew Hulsey, Jr. Attorney-in-fact

Index of Exhibits

Exhibit Number	Description
2.1	Merger Agreement and Plan of Reorganization dated April 26, 2006 by and among the Registrant, Piedmont Community Bank and PCB Interim Corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K12G3 filed with the SEC on February 8, 2007 – File No. 000-52453).

3.1	Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K12G3 filed with the SEC on February 8, 2007 – File No. 000-52453).

3.2	Bylaws of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K12G3 filed with the SEC on February 8, 2007 – File No. 000-52453).

4.1	Instruments Defining Rights of Security Holders (see articles of incorporation at exhibit 3.1 hereto and bylaws at Exhibit 3.2 hereto).

4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).

5.1	Legal Opinion of Miller & Martin (incorporated by reference to Exhibit 5.1 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).

10.1	Piedmont Community Bank Group 2006 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206). *

10.2	Employment agreement with R. Drew Hulsey, Jr. dated February 16, 2005 (incorporated by reference to Exhibit 10.2 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).*

10.3	Employment agreement with Mickey Parker dated February 16, 2005 (incorporated by reference to Exhibit 10.3 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).*

10.4	Employment agreement with M. Cole Davis dated June 13, 2005 (incorporated by reference to Exhibit 10.4 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).*

10.5	Employment Agreement with Julie Simmons dated February 16, 2005 (incorporated by reference to Exhibit 10.5 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).*

10.6	Form of Sales Agency Agreement between Piedmont Community Bank Group, Inc. and SAMCO Capital Markets (incorporated by reference to Exhibit 10.6 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).

21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).

23.1	Consent of Mauldin & Jenkins, LLC.

23.2	Consent of Miller & Martin PLLC (appears in Legal Opinion at Exhibit 5.1 hereto).

24.1	Powers of Attorney (appear on the signature page to Registrant’s Form SB-2 filed with the SEC on September 20, 2007 – File No. 333-146206).

*	Denotes management contract or compensatory plan or arrangement.